Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256110

PROSPECTUS

DUOS TECHNOLOGIES GROUP, INC.

818,182 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the offering and resale by the Selling Stockholders identified herein of up to 818,182 shares of common stock, par value $0.001 per share (the “Common Stock”), of Duos Technologies Group, Inc. (the “Company”) issuable upon the conversion of shares of Series C Convertible Preferred Stock, par value $$0.001 per share (the “Series C Preferred Stock”), which we sold to the Selling Stockholders in a private placement on February 26, 2021.

The Selling Stockholders may from time to time sell, transfer, or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 27 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “DUOT.” On June 3, 2021, the closing price as reported on the Nasdaq Capital Market was $10.00 per share. This price will fluctuate based on the demand for our Common Stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2021

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. You should assume that information contained in this prospectus is accurate only as of the date on the front cover hereof.  Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2019 and 2020 are sometimes referred to herein as fiscal years 2019 and 2020, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income, and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-14 reverse stock split of our common stock, which became effective January 17,2020.

Our Corporate History

Information Systems Associates, Inc. (“ISA”), was incorporated in Florida on May 31, 1994. Our original business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech™”) for the purposes of executing a merger between the two organizations (also known as a “reverse triangular merger”). Incorporated under the laws of Florida on November 30, 1990, duostech™ operated in various industry segments, specializing in the design, development and deployment of proprietary technology applications and turn-key engineered systems. This transaction was completed on April 1, 2015, whereby duostech™ became a wholly owned subsidiary of ISA.  After the merger was completed, ISA changed its corporate name to Duos Technologies Group, Inc. The Company, based in Jacksonville, Florida, oversees its wholly owned subsidiary, duostech™ which employs 55 people and is a technology integrator, software applications and artificial intelligence (“AI”) company with a strong portfolio of intellectual property. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville, Florida 32216 and main telephone number is (904) 296-2807.

Overview

The Company, operating under its brand name duostech, designs, develops, deploys and operates intelligent technology solutions supporting rail, logistics and intermodal businesses that streamline operations, improve safety and reduce costs.  Our employee team includes engineering subject matter expertise in hardware, software, artificial intelligence and information technology.

Our main offering, the Railcar Inspection Portal (RIP), provides both freight and transit railroad customers and select government agencies the ability to conduct fully automated railcar inspections of trains while they are moving at full speed.  The RIP utilizes a variety of sophisticated optical, laser and speed sensors to scan each passing railcar to create a high-resolution image-set of the top, sides and undercarriage.  These images are then processed with our edge data center using artificial intelligence (AI) algorithms to identify safety and security defects on each railcar.  Within minutes of the railcar passing through the RIP, a detailed report is sent to the customer where they are able to action items immediately.  This solution has the potential to transform the railroad industry increasing safety, improving efficiency and reducing costs. The Company has already deployed this system with several Class 1 railroads and anticipates an increased demand from transit and short line railroad customers along with selected government agencies that operate and/or manage rail traffic.  The Company currently operates with our RIP in Canada, Mexico and the United States and anticipates expanding this solution into Europe and Australia in coming years.

The Company has also developed the Automated Logistics Information System (ALIS) which automates gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline the customer’s logistics transactions and tracking and can also automate the security and safety inspection if called for.  The Company has already deployed this system with one large North American retailer and anticipates increased demand from other large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points.

To support the RIP and ALIS, the Company has developed two proprietary solutions that operate our software and artificial intelligence.  centraco® is an Enterprise Information Management Software platform that consolidates data and events from multiple sources into a unified and distributive user interface. Customized to the end user’s Concept of Operations (CONOPS), it provides improved situational awareness and data visualization for operational objectives.  centraco® supports the integration of data from existing systems, including cameras and other sensor-based systems, within the same user interface. With centraco®, authorized personnel can simultaneously view, monitor and analyze data and other events from multiple geographic locations.  truevue360™ is our fully integrated platform that we utilize to develop and deploy Artificial Intelligence (AI) algorithms, including Machine Learning, Computer Vision, Object Detection and Deep Neural Network-based processing for real-time applications. We develop and deploy turn-key intelligent applications that provide highly accurate results to automate and optimize our customer’s operations.

Another offering is our IT Asset Management (ITAM) solution which utilizes dcVue® to help data center operators more effectively manage mission critical assets.  This proprietary enterprise system utilizes intelligent bar code scanning technology, which quickly and seamlessly provides accurate, cataloged results for data center asset inventory and audit services.  We have over 15 years of experience physically reviewing data center equipment and documenting customer defined attributes associated to each piece of equipment such as location, make, model, asset tag, serial number, number of blades, and power connectivity. Our team of trained professionals will quickly and efficiently gather the required data without disruption to your data center’s operation. All of the solutions can be offered as service or through licensing, the end-user can perform the service internally.

The year 2020 brought significant challenges, changes and opportunities for our business that will be discussed in greater detail later in this prospectus.  They include:

•

The up listing onto a national exchange (Nasdaq) in first quarter, 2020.

•

Responding to the COVID-19 pandemic beginning in first quarter, 2020 and which continues as of the date of this prospectus.

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The delay of new orders from existing customers beginning in first quarter, 2020 with a restart being expected in second quarter 2021.

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The retirement of Gianni Arcaini as Chairman and CEO, and the hiring of new CEO and Director Charles Ferry in third quarter, 2020.

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Restructuring of the organization by establishing a CCO (Scott Carns) and hiring a new COO (Ben Eiser) in third quarter, 2020.

•

Addition of Mr. Edmond Harris, former COO of CSX and CN, to our Board of Directors in fourth quarter, 2020.

duostech™

Over the past 10 years, duostech™ has developed a series of industry specific technologies some of which are described below.

Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually, a very labor intensive and inefficient process that only covers a select number of inspection points and can take several hours per train. Our Railcar Inspection Portal can reduce this inspection to minutes while the train is moving at speed improving safety, reducing dwell time and optimizing maintenance.

Our system combines high-definition image and data capture technologies with our AI-based analytics applications that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the inbound train yard, well ahead of the train entering the yard.

Currently, three Class 1 railroads are operating our rip® technology with the ultimate objective to change inspection regulations that would allow replacement of the current manual inspection (in the yard) with our fully automated process.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

The following examples of automated detections are the result of the combination of our image capture technologies. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings in support of the Customs and Border Protection Agency.

Body

Bogey Separated from Bearing Adapter

Illegal Riders

Damaged AEI Tag

Damaged Ladder

Oil Leak

Misaligned Bolster Spring

Open Hopper Bottom Hatch

Shaved Axel From Break Rod

Spring Out of Seated Position

Open Cargo Door

Open Hatch

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development and integration of additional sensor technologies to include laser, infrared, thermal, sound and x-ray to process AI-based analytics of inspection points.

The following proprietary capture and sensor technologies are sold as stand-alone systems as well as sub-systems of the modular Railcar Inspection Portal system:

Vehicle Undercarriage Examiner (vue®)

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 mph. We are currently developing an expanded version for higher speeds with additional sensor technologies.  We are developing additional algorithms for an increasing number of automated detection of anomalies, which we believe once completed and successfully tested, may have a significant impact on our revenues.

Thermal Undercarriage Examiner (t-vue™)

The Company has developed and deployed a new thermal undercarriage examiner. The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the railcars that are not possible to observe during static yard inspections.

Enterprise Command and Control Suite (centraco®)

This intelligent user interface is at the core of all our systems and enables end users to connect to an unlimited number of operational sites from one central interface, the centraco® Enterprise Command and Control Suite. A multi-layered command and control interface, it is designed to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and agnostic to the interconnected sub-systems. It provides full integration for seamless user credentialing and performs the following major functions:

•

Collection: Device management independently collects data from any number of disparate devices or sub-systems.

•

Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).

•

Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.

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Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.

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Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis. Features include mathematical, statistical and comparative data reporting as well as interoperability with third-party databases. Reports are customized to the end user’s data formats and infrastructure.

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Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

•

AutoCheck: The system pings each device connected to its wide area network and performs periodic functionality audits. A variable alert feature sends out error messages to an unlimited number of user-definable stakeholders in case any device does not perform to specifications.

Eagle Pass
central command
Select A Train
EaglePass
01/18/2013
Site: EaglePass
DateTime: Jan-18-2013 07:06:46
Avg Speed: 5.2 mph
Direction: South
Overall Status: 0/0
Car Count: 67
Train
Side A
#66 FXE 913767
#67 ATSF 169553
Side B
#67 ATSF 169553
#66 FXE 913767
#65 FXE 911846
Top
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553
Train Car List
#33 ATW 17718
#35 ATW 17252
#37 STSX 4676
#40 GATX 52596
#41 GATX 31268
#43 INEX 971369
#44 INEX 971343
#45 INEX 971176
#46 ENDX 32132
#47 ENDX 32161
#49 BNSF 781654
#51 AOK 182016
#53 ALY 602975
#54 FXE 930176
#55 TR 611033
#56 BNSF 545302
#57 BN 621599
#58 SOU 114323
#59 BN 621658
#60 SOU 114262
#61 SOU 114357
#62 BNSF 546292
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553

centraco® User Interface

Automated Logistics Information Systems (alis™)

We have developed and deployed a proprietary intelligent system to automate security gate operations at nine distribution centers owned and operated by a national retail chain. Using similar technology that is used in our Rail Inspection Portal, this solution automates the process of entering and exiting a large logistics or intermodal yard.  This automates the logistics transaction, improves throughput and can also be used to automate security and maintenance screening/detection if desired by the customer.

Automated Gate Operation alis™ deployed at nine Kohl’s distribution centers

Markets

The opportunity for our Rail Inspection Portal business is substantial and our number one priority at this time.  We are currently providing this solution to three of seven Class 1 railroad operators with 10 systems already deployed.  Because of our early leadership position, we have been able to accumulate experience and intellectual property that would be time consuming and expensive for a new competitor to replicate.  Furthermore, we have given ourselves the ability to upgrade and scale our solutions with additional technologies in the future.  Recently, the new CEO directed our operations and technical teams to improve our current design to meet anticipated Federal Railroad Administration, or FRA and Association of American Railroads regulatory guidelines.  We currently estimate the total Class 1 railroads addressable market at 156 systems in North America alone. Between initial RIP installations, upgrades and long-term service agreements, we believe this equates to $800 million, which is realistically attainable in the coming years.  At the same time, we recognize that the technology life cycle is fast and evolving. Potential competitors could move into this sector, and it is possible that some Class 1 railroads could develop their own solutions that limit our total addressable market.

Another market we are pursuing as our second priority is using our Automated Logistics and Information Systems solution (alis™). Potential customers include commercial retail logistics and intermodal operators, Class 1 rail intermodal operators that are moving large amounts of automobiles, and U.S. Government agencies such as the Department of Defense and the Department of Homeland Security.  Today, we currently have 20 production systems in use, but we believe the greenfield opportunity here to be substantial. We have identified over 900 lanes of traffic within nearly 300 facilities as potential business opportunities in the near-term. The addressable market equates to well over $100 million.

Currently, we are focused on the North American market, but plan to expand globally in the future.

Patents and Trademarks

The Company holds a number of patents and trademarks for our technology solutions.  We protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

Specific Areas of Competition

One of our primary commercial goals is to develop innovative technology solutions and target potential “greenfield” market spaces in order to maximize our business footprint and give us the ability to help define the market parameters for the future.

With regards to our Railcar Inspection Portal (RIP), we currently have no direct competition domestically or globally.  There are several companies that do provide visual and optical (laser) based imaging systems, but they are specifically designed to focus on a single aspect of a railcar whereas our latest RIP will identify 50+ inspection points on each car.  This is not to be confused with track inspection technologies, which we do not compete with. We are the only company, to our best knowledge, that creates images of the entire car from multiple perspectives and with many inspection points.  Other companies that participate in the visual and optical (laser) based railcar inspection systems market include:

•

Trimble Rail Solutions/Beena Vision – Atlanta, GA – Trimble Rail Solutions is a conglomerate of companies focused on various aspects of the maintenance and construction of rail infrastructure or management of rail transportation assets.  In 2017, they acquired Beena Vision which focuses on wayside inspection systems to analyze specific aspects of a railcar such as wheels and brakes among other critical points.  All their systems are currently designed to focus on a singular aspect of a railcar.  While they do advertise a full-scale train imaging and inspection portal, it is generally not comparable to our offering nor, to our knowledge, has it been widely adopted by North American Class 1 railroads for automated wayside inspection purposes.

•

KLD Labs – Hauppauge, NY – KLD Labs develops and deploys wayside measurement and inspection systems for railcar inspection.  Like most others, their products are focused on singular aspects of a railcar such as wheels and brakes.  They have also developed some technologies for rail track assessment and measurement.

•

Class 1 Railroads – Some of the Class 1 railroads, such as Union Pacific, have worked to develop their own “in-house” solutions but are also specifically focusing on singular aspects of a railcar.

Our Automated Logistics Information System (ALIS) also represents an opportunity to expand into a very mature market with a major technology gap.  While most facilities, such as distribution centers, that process commercial trucks in and out have sophisticated software management applications for logistics control, they have most often not implemented an advanced gatehouse automation solution.  Historically, this category was referred to as “Automated Gate Systems” or AGS.  The purpose of AGS technology is to streamline entry in to and exit out of facilities.  The marketplace for this was mostly seaports and intermodal transfer facilities and was relatively expensive technology to deploy.  We identified a market gap with regards to distribution facilities that all currently utilize manual processes and heavy staffing to accomplish commercial truck entry and exit.  The barrier to entry for distribution centers was predominately “cost”, as well as the requirement for a different set of logistics management software and tools.  The current defined competition is as follows:

•

Nascent – Charlotte, NC – Their primary market focus has been on seaports and intermodal transfer facilities.

•

Potential End Users/Customers – In communications with potential customers, many have identified the desire to add this technology but have faced difficulties in finding companies offering a solution that meets their specific needs.

Due to the nature of our innovations, our current customer base, which is predominately in the railroad industry, constantly challenges us to develop new systems that do not yet exist in the marketplace.  Each of these opportunities for new product development is evaluated from both a business and technical perspective.  We evaluate the following: “can it technically be accomplished?”; “Does it leverage our core technology competencies?”; and ultimately, “Is there a market for this product?”  Recently, we were asked to develop a variant of our Railcar Inspection Portal to assess for damaged automobiles being transported by the railroads.  This is a perfect example of being able to leverage our experience with imaging, system development and field deployment combined with an addressable market into penetrating a new greenfield.

Our Growth Strategy

Vision

Duos develops, deploys and operates cutting-edge technologies that help to transform precision railroading, logistics and intermodal transportation solutions.

Objectives

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Improve our operational and technical execution, customer satisfaction and speed.

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Expand Rail Inspection Portal and Automated Logistics Information System with current and future customers in Rail, Logistics and U.S. Government sectors.

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Offer both CAPEX and OPEX pricing models that increase recurring revenue and improve profitability.

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Form strategic partnerships that improve market access and credibility.

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Improve policy, processes, and toolsets to become a viable platform for internal growth and for mergers and acquisitions.

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Thoughtfully execute mergers and acquisitions once the business is more mature and profitable to expand offerings and/or capabilities.

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Promote a performance-based work force where employees enjoy their work and are incentivized to excel and innovate.

Organic Growth

Our organic growth strategy is to continue our focus and prioritization in the rail, logistics and intermodal market space.  To ensure our success, the Company has made significant changes in the senior management team to include a new Chief Executive Officer who has years of experience successfully leading start-up and turn-around companies. In addition, the former divisional COO who has 20 years of experience with the Company delivering technology into rail, logistics, intermodal, and other industries, has been promoted to Chief Commercial Officer (CCO) of our wholly owned subsidiary, duostech. We have also hired a divisional Chief Operating Officer (COO) with a strong background in operations in multiple former assignments. The Company’s CFO will continue in the same role providing continuity and multiple years of public company experience. The Company’s Board of Directors is being strengthened with the addition of a retired Chief Operating Officer for a Class 1 railroad with more than 50 years of experience in the rail industry. The shareholders also approved the appointment of our CEO to the Board of Directors.

The new leadership team’s focus is to improve operational and technical execution which will in turn enable the commercial side of the business to expand RIP and ALIS delivery into existing customers. Even though the COVID-19 pandemic is expected to still be an issue during 2021, the Company’s primary customers have indicated readiness to order more equipment and services based upon the Company’s current performance.

Additionally, the new CEO has directed that the Company make engineering and software upgrades to the RIP to meet anticipated Federal Railroad Association (FRA) and Association of American Railroad (AAR) standards. Similar upgrades are also being developed to improve the ALIS system. These upgrades are anticipated to be released throughout 2021 and are expected to drive revenue growth in 2021 and beyond.

The Company is expanding its focus in the rail industry to encompass passenger transportation and is currently in the last stages of a bid for a large, multi-year contract with a national rail carrier.  If successful, the Company is expected to deliver at least two RIP solutions along with a long-term services agreement in late 2021 or early 2022.

Manufacturing and Assembly

The Company designs and develops technology solutions using a combination of in-house fabrication, commercial off-the-shelf technology, and outsourced manufacturing.  On-site installations are performed using a combination of in-house project managers and engineers and using third-party sub-contractors as needed.  Throughout the process of design, develop, deploy and operate, the Company maintains responsibility for all aspects.  Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control by our engineers. If not manufactured internally, we use third-party manufacturing partners to produce our hardware related components and hardware products and we most often complete final assembly, testing and quality control processes for these components and products. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and outside contractors. Internal development allows us to maintain technical control over the design and development of our products. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.

Government Regulations

The Company has worked with various agencies of the federal government for more than 10 years including the Department of Homeland Security (“DHS”). When our solutions have been deployed into these agencies, they meet specific requirements for certification, safety and security that are stipulated in requirements and contract documents.  The Company is currently competing for other government related work and strictly follows the rules and regulations outlined in the Federal Acquisition Regulations.

Employees

We have a current staff of 55 employees of which 52 are full-time, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•

The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	Some of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

•	We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 818,182 shares of our Common Stock by the Selling Stockholders that may be issued upon conversion of the Series C Preferred Stock. See “Selling Stockholders”.

Securities offered by the Selling Stockholders	818,182 shares of our Common Stock.

Offering Price Per Share

The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.  See “Plan of Distribution”.

Use of proceeds

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 17 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “DUOT”.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2020 are derived from our consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations data for the three months ended March 31, 2021 and 2020 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.  The summary consolidated balance sheet data as of March 31, 2021 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below are not necessarily indicative of our financial results in future periods, and the interim results are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2021 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated interim financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020	2019

REVENUES:
Technology systems	$4,956,130	$11,963,438
Technical support	1,801,043	1,377,459
Consulting services	273,604	300,418
AI technologies	1,008,671	—

Total Revenues	8,039,448	13,641,315

COST OF REVENUES:
Technology systems	3,665,493	6,510,658
Technical support	1,109,741	528,966
Consulting services	117,004	120,253
AI technologies	360,817	—

Total Cost of Revenues	5,253,055	7,159,877

GROSS PROFIT	2,786,393	6,481,438

OPERATING EXPENSES:
Sales & marketing	717,809	950,962
Engineering	1,358,925	1,254,235
Research and development	1,022,188	1,479,334
Administration	5,011,913	3,987,941
AI technologies	1,309,986	1,215,488

Total Operating Expenses	9,420,821	8,887,960

LOSS FROM OPERATIONS	(6,634,428)	(2,406,522)

OTHER INCOME (EXPENSES):
Interest Expense	(150,137)	(69,322)
Other income, net	37,130	4,962

Total Other Income (Expenses)	(113,007)	(64,360)

NET LOSS	$(6,747,435)	$(2,470,882)

Basic & Diluted Net Loss Per Share	$(2.03)	$(1.39)

Weighted Average Shares-Basic & Diluted	3,320,193	1,781,704

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$3,969,100	$56,249
Accounts receivable, net	1,244,876	2,611,608
Contract assets	102,458	1,375,920
Prepaid expenses and other current assets	486,626	716,598

Total Current Assets	5,803,060	4,760,375

Property and equipment, net	342,180	260,181
Operating lease right of use asset	196,144	430,146

OTHER ASSETS:
Software Development Costs, net	—	20,000
Patents and trademarks, net	64,415	61,598
Total Other Assets	64,415	81,598

TOTAL ASSETS	$6,405,799	$5,532,300

(Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2020	2019
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$599,317	$2,641,437
Accounts payable - related parties	7,700	12,791
Notes payable - financing agreements	42,942	42,299
Notes payable - related parties, net of discounts	—	905,373
Line of credit	—	27,615
Payroll taxes payable	3,146	115,111
Accrued expenses	1,038,092	393,272
Current portion-equipment financing agreements	89,620	45,072
Current portion-operating lease obligations	202,797	239,688
Current portion-SBA loan	627,465	—
Contract liabilities	709,553	8,661
Deferred revenue	315,370	936,428

Total Current Liabilities	3,636,002	5,367,747

Equipment financing payable, less current portion	103,184	89,026
Operating lease obligations, less current portion	—	202,797
SBA loan, less current portion	782,805	—

Total Liabilities	4,521,991	5,659,570

Commitments and Contingencies (Note 11)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2020 and December 31, 2019, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at December 31, 2020 and December 31, 2019, convertible into common stock at $7 per share	1,705,000	1,705,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,535,339 and 1,982,039 shares issued, 3,534,015 and 1,980,715 shares outstanding at December 31, 2020 and December 31, 2019, respectively	3,536	1,982
Additional paid-in capital	39,820,874	31,063,915
Total stock & paid-in-capital	41,529,410	32,770,897
Accumulated deficit	(39,488,150)	(32,740,715)
Sub-total	2,041,260	30,182
Less: Treasury stock (1,324 shares of common stock at December 31, 2020 and December 31, 2019)	(157,452)	(157,452)

Total Stockholders’ Equity (Deficit)	1,883,808	(127,270)

Total Liabilities and Stockholders’ Equity (Deficit)	$6,405,799	$5,532,300

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	March 31,
	2021	2020

REVENUES:
Technology systems	$1,490,298	$513,674
Services and consulting	664,456	477,271

Total Revenues	2,154,754	990,945

COST OF REVENUES:
Technology systems	1,895,485	1,092,058
Services and consulting	331,384	293,954
Overhead	503,593	260,421

Total Cost of Revenues	2,730,462	1,646,433

GROSS MARGIN	(575,708)	(655,488)

OPERATING EXPENSES:
Sales & marketing	311,801	139,852
Research & development	61,033	40,639
Administration	873,758	1,251,936

Total Operating Expenses	1,246,592	1,432,427

LOSS FROM OPERATIONS	(1,822,300)	(2,087,915)

OTHER INCOME (EXPENSES):
Interest expense	(6,220)	(68,932)
Other income, net	1,422,497	9,798

Total Other Income (Expense)	1,416,277	(59,134)

NET LOSS	$(406,023)	$(2,147,049)

Basic & Diluted Net Loss Per Share	$(0.11)	$(0.80)

Weighted Average Shares-Basic & Diluted	3,535,339	2,687,482

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$7,071,913	$3,969,100
Accounts receivable, net	1,390,152	1,244,876
Contract assets	37,566	102,458
Prepaid expenses and other current assets	694,702	486,626
Total Current Assets	9,194,333	5,803,060

Property and equipment, net	321,143	342,180
Operating lease right of use asset	154,023	196,144

OTHER ASSETS:
Patents and trademarks, net	70,508	64,415
Total Other Assets	70,508	64,415

TOTAL ASSETS	$9,740,007	$6,405,799

(Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	March 31,	December 31,
	2021	2020
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$689,649	$599,317
Accounts payable - related parties	7,700	7,700
Notes payable - financing agreements	237,390	42,942
Payroll taxes payable	3,146	3,146
Accrued expenses	984,174	1,038,092
Current portion - equipment financing agreements	92,224	89,620
Current portion-operating lease obligations	158,556	202,797
Current portion-SBA loan	—	627,465
Contract liabilities	166,033	709,553
Deferred revenue	1,267,921	315,370
Total Current Liabilities	3,606,793	3,636,002

Equipment financing payable, less current portion	79,128	103,184
SBA loan, less current portion	—	782,805
Total Liabilities	3,685,921	4,521,991

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $7 per share	1,705,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 4,500 issued and outstanding at March 31, 2021 and 0 issued and outstanding at December 31, 2020, convertible into common stock at $5.50 per share	4,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,535,339 shares issued, 3,534,015 shares outstanding at March 31, 2021 and December 31, 2020, respectively	3,536	3,536
Additional paid-in capital	39,897,175	39,820,874
Total stock & paid-in-capital	46,105,711	41,529,410
Accumulated deficit	(39,894,173)	(39,488,150)
Sub-total	6,211,538	2,041,260
Less: Treasury stock (1,324 shares of common stock at March 31, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	6,054,086	1,883,808

Total Liabilities and Stockholders' Equity	$9,740,007	$6,405,799

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

We face risks related to the coronavirus (COVID-19) pandemic which could significantly disrupt our research and development, operations, sales, and financial results.

Our business has been adversely impacted by the effects of the COVID-19 pandemic. In addition to global macroeconomic effects, the COVID-19 pandemic and related adverse public health developments have caused disruption and/or delays to our operations and sales activities. Our third-party manufacturers and our customers have been disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party manufacturers and third-party distributors, the supply of our products could be delayed, which could continue to adversely affect our business, operations and customer relationships. In addition, the pandemic or other disease outbreak have had and may continue to have over the longer term a material adverse effect on the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from the pandemic will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the COVID-19 outbreak on our business and operations remains uncertain, the continued spread of COVID-19 and the related public health measures and travel and business restrictions may adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and may in the future experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We continue to introduce new product offerings focused on automating mechanical and security inspections in the rail, logistics, intermodal and government sectors as potential revenue drivers. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services could change quickly and in ways that we may not anticipate. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that operators in the business sectors we are focused on continue to be cautious about sustained economic growth and seek to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause companies to delay or cancel capital projects, including the implementation of our products and services. In addition, the business sectors in which we are focused are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

Some of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

We have a history of losses and our growth plans may lead to additional losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $40 million as of March 31, 2021. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses, which may not occur.

We may be unable to protect our intellectual property, which could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third-parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not be issued from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have operations outside North America at this time, we may compete for contracts in other countries in the future. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by new technology disruption and developments. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our people, clients, partners and vendors. As the breadth and complexity of this infrastructure continues to grow, including as a result of the use of mobile technologies, social media and cloud-based services, the risk of security breaches and cyberattacks increases. Such breaches could lead to shutdowns or disruptions of or damage to our systems and those of our clients, alliance partners and vendors, and unauthorized disclosure of sensitive or confidential information, including personal data. In the past, we have experienced data security breaches resulting from unauthorized access to our and our service providers’ systems, which to date have not had a material impact on our operations, however, there is no assurance that such impacts will not be material in the future.

In providing services and solutions to clients, we may be required to manage, utilize and store sensitive or confidential client data, possibly including personal data, and we anticipate these activities to increase, including through the use of artificial intelligence, the internet of things and analytics. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud, misappropriation, or other intentional or unintentional acts, could damage our reputation, could cause us to lose clients and could result in significant financial exposure. Similarly, unauthorized access to our or through our or our service providers’ information systems or those we develop for our clients, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who continuously develop and deploy viruses, ransomware or other malicious software programs or social engineering attacks, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our results of operations. Cybersecurity threats are constantly expanding and evolving, thereby increasing the difficulty of detecting and defending against them and maintaining effective security measures and protocols.

We depend on key personnel who would be difficult to replace, and our business plan will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of March 31, 2021, one customer accounted for 79% of our accounts receivable and, as of December 31, 2020, two customers accounted for 86% of our accounts receivable. In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our largest customer accounted for approximately 79% of our total revenues for the three months ended March 31, 2021, and our two largest customers accounted for approximately 68% of our total revenues for the year ended December 31, 2020. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

The Company owed the IRS penalty payments in connection with the delinquent payment of payroll taxes.

The Company has paid its delinquent IRS payroll taxes and late fees.  At March 31, 2021, December 31, 2020 and December 31, 2019, the payroll taxes payable balance of $3,146, $3,146 and $115,111 includes accrued late fees in the amount of zero, zero and $37,210, respectively.  The remaining balance of $3,146 with the state of California will be remitted in 2021.

Risks Related to Our Common Stock

There is currently not an active liquid trading market for the Company’s common stock.

Our common stock is quoted on the Nasdaq Capital Market tier under the symbol “DUOT”. However, there is currently limited active trading in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results
•	Announcements that our revenue or income are below analysts’ expectations
•	General economic downturns
•	Sales of large blocks of our common stock
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we may not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we may require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of shares of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our Company.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.  Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates, which is uncertain and unpredictable. In addition, because we do not pay dividends, we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results
•	Issues in manufacturing products
•	Unanticipated potential product liability claims
•	The introduction of technological innovations or new commercial products by competitors
•	The entry into, or termination of, key agreements, including key strategic alliance agreements
•	The initiation of litigation to enforce or defend any of our intellectual property rights
•	Regulatory changes
•	Failure of any of our products to achieve commercial success

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation, under certain circumstances, may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder).

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control-share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control-share acquisition. A control-share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

SELLING STOCKHOLDERS

On February 26, 2021, the Company entered into a Security Purchase Agreement with the Selling Stockholders, pursuant to which the Selling Stockholders purchased 4,500 shares of a newly-authorized Series C Preferred Stock.  The Company received proceeds of $4,500,000. The Series C Preferred Stock is convertible into Common Stock at $5.50 a share.  If all of the shares of the Series C Preferred Stock are converted in full, the Company would issue 818,182 shares of Common Stock.

NASDAQ Marketplace Rule 5635(d), however, limits the number of shares of Common Stock (or securities that are convertible into Common Stock) issuable without shareholder approval in the case of private offerings of Common Stock at a price less than the Minimum Price (which is defined as the lower of (i) the closing price of the Common Stock immediately preceding the signing of the Purchase Agreement or (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the Purchase Agreement.  The conversion price of the Series C Preferred Stock ($5.50 per share) was less than the Minimum Price.  As a result, the Company is required to obtain shareholder approval (the “Stockholder Approval”) to issue shares of Common Stock upon conversion of the Series C Preferred Stock which equal 20% or more of the number of shares of Common Stock issued and outstanding before the issuance of Series C Preferred Stock.  There were 3,534 869 shares of Common Stock issued and outstanding before the issuance of the Series C Preferred Stock and, as a result, until the Company has obtained the Stockholder Approval, the Company may not issue upon the conversion of the Series C Preferred Stock a number of shares of Common Stock which, when aggregated with any other shares of Common Stock issued upon conversion of any other shares of Series C Preferred Stock, would exceed 706,620.

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Series C Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Due to the ownership of the shares of Series C Preferred Stock, as well as ownership of common stock, Series B Preferred Stock and warrants, the Selling Stockholders collectively have had a material relationship with us within the past three years and hold the largest percentage ownership of the Company subject to certain limitations as described in the offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders.  The first column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder as of March 26, 2021, assuming exercise of the Series C Preferred Stock, as well as conversion of other convertible preferred stock and exercise of any warrants held by the Selling Stockholders on that date.  The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon conversion of the Series C Preferred Stock, determined as if the outstanding shares of Series C Preferred Stock were converted in full as of the trading day immediately preceding the applicable date of determination and subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the conversion of the Series C Preferred Stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series C Preferred Certificate of Designation, certain previously held warrants and the Series B Preferred Certificate of Designation, a Selling Stockholder may not exercise the warrants or convert the Series B Preferred Stock or the Series C Preferred Stock to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 19.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (1)		% of shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

Brian and Diana Pessin	165,911	(2)	4.99%	(3)	90,909 (2)	75,002	4.99%	(3)
Sandra Pessin	587,729	(4)	4.99%	(3)	272,727 (4)	315,002	4.99%	(3)
21 April Fund, Ltd.	703,148	(5)	19.99%	(6)	325,454(5)	377,694	19.99%	(6)
21 April Fund L.P.	249,657	(7)	19.99%	(6)	129,091(5)	120,566	19.99%	(6)

———————

(1)

The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock.

(2)

Includes 75,002 shares of Common Stock owned by Mr. Pessin and 90,909 shares of Common Stock into which 500 shares of Series C Preferred Stock owned by Mr. and Mrs. Pessin are convertible.  Until the Company receives the Stockholder Approval, however, such shares of Series C Preferred Stock are convertible into a maximum of 78,513 shares of Common Stock.

(3)

Represents the aggregate combined percentage of shares beneficially owned by Brian and Diana Pessin and Sandra Pessin.  The conversion of the Series B Preferred Stock and Series C Preferred Stock held by them are subject to ownership blockers of 4.99%.

(4)

Includes: (i) 71,430 shares of Common Stock; (ii) 243,572 shares of Common Stock underlying 1,705 shares of Series B Preferred Stock, that are not currently convertible due to a 4.99% beneficial ownership limitation with respect to Common Stock owned by Ms. Pessin, her affiliates or a member of a group with Ms. Pessin; and (iii) 272,727 shares of Common Stock underlying 1,500 shares of Series C Preferred Stock, that are not currently convertible due to a 4.99% beneficial ownership limitation with respect to Common Stock owned by Ms. Pessin, her affiliates or a member of a group with Ms. Pessin. Until the Company receives the Stockholder Approval, however, such shares of Series C Preferred Stock are convertible into a maximum of 235,540 shares of Common Stock.

(5)

Includes: (i) 344,970 shares of Common Stock; (ii) 32,724 shares of Common Stock issuable upon exercise of warrants, which are not currently exercisable due to a 9.99% beneficial ownership limitation; and (iii) 325,454 shares of Common Stock issuable upon conversion of 1,790 shares of Series C Preferred Stock, which is subject to a 19.99% beneficial ownership limitation.  Until the Company receives the Stockholder Approval, however, such shares of Series C Preferred Stock are convertible into a maximum of 281,077 shares of Common Stock.

(6)

Represents the aggregate combined percentage of shares beneficially owned by 21 April Fund, Ltd. and 21 April Fund L.P. The shares of Series C Preferred Stock held by them are subject to ownership blockers of 19.99%.  Bleichroeder LP (“Bleichroeder”) is an investment advisor registered under the Investment Advisers Act of 1940.  Bleichroeder acts as investment advisor to 21 April Fund, Ltd. and 21 April Fund, L.P. Bleichroeder may be deemed to beneficially own the shares held by such entities, though such entities have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such shares.

(7)

Includes (i) 108,646 shares of Common Stock; (ii) 11,920 shares of Common Stock issuable upon exercise of warrants, which are not currently exercisable due to a 9.99% beneficial ownership limitation; and (iii) 129,091 shares of Common Stock issuable upon conversion of 710 shares of Series C Preferred Stock, which is subject to a 19.99% beneficial ownership limitation.  Until the Company receives the Stockholder Approval, however, such shares of Series C Preferred Stock are convertible into a maximum of 111,489 shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales that are not in violation of Regulation SHO;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through the distribution of securities by any Selling Stockholder to its parents, members or security holders;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of their securities to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations.  If a Selling Stockholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the securities pledged or secured thereby pursuant to this prospectus.  The Selling Stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Stockholders or any other person, which limitations may affect the marketability of the securities.

The Selling Stockholders also may transfer the shares of our securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

(b) Holders

As of June 3, 2021, there were approximately 81 holders of record of our common stock, and the closing price of our common stock as reported on the Nasdaq Capital Market on June 3, 2021 was $10.00 per share.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement on Form S-1.

Overview

We intend for this discussion to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements.

Our Company

Information Systems Associates, Inc. (“ISA”), was incorporated in Florida on May 31, 1994. Our original business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech™”) for the purposes of executing a merger between the two organizations (also known as a “reverse triangular merger”). Incorporated under the laws of Florida on November 30, 1990, duostech™ operated in various industry segments, specializing in the design, development and deployment of proprietary technology applications and turn-key engineered systems. This transaction was completed on April 1, 2015, whereby duostech™ became a wholly owned subsidiary of ISA.  After the merger was completed, ISA changed its corporate name to Duos Technologies Group, Inc. The Company, based in Jacksonville, Florida, oversees its wholly owned subsidiary, duostech™ which employs 55 people and is a technology integrator, software applications and artificial intelligence (“AI”) company with a strong portfolio of intellectual property. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville, Florida 32216 and main telephone number is (904) 296-2807.

Plan of Operation

The Company’s growth strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and strategic acquisitions where appropriate. The Company provides its broad range of technology solutions with an emphasis on mission critical security, mechanical inspection and operations within the rail transportation sector including both freight and passenger modes. The Company is also enhancing its offerings for automating gatehouse operations for commercial clients and offers professional and consulting services for large data centers.

Specifically, based upon the current and anticipated business growth, the Company is investing in resources to focus on execution within its target markets, including but not limited to rail, distribution centers and data center operations. We continue to evaluate key requirements within those markets and add development resources to allow us to compete for additional projects to drive additional revenue growth.

Prospects and Outlook

Over the past several years, we have made substantial investments in product research and development and achieved significant milestones in the development of our technology and turnkey solutions. We have made significant progress in penetrating the market with our proprietary technology solutions, specifically in the rail industry which is currently undergoing a major shift in maintenance strategies. We believe that this shift will be a significant motivating factor for the industry’s use of our technologies.

Our business success in the immediate future will largely depend on the increased penetration into our target markets for our proprietary intelligent analytical technology solutions.

Notwithstanding the above, no assurance can be provided that our product offerings will generate the market acceptance and orders that we contemplate.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements included in this prospectus.

Comparison for the Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Three Months Ended
	March 31,
	2021	2020

Revenues	$2,154,754	$990,945
Cost of revenues	2,730,462	1,646,433
Gross margin	(575,708)	(655,488)
Operating expenses	1,246,592	1,432,427
Loss from operations	(1,822,300)	(2,087,915)
Other income (expense)	1,416,277	(59,134)
Net loss	$(406,023)	$(2,147,049)

Revenues

	For the Three Months Ended
	March 31,
	2021	2020	% Change
Revenues:
Technology systems	$1,490,298	$513,674	190%
Services and Consulting	664,456	477,271	39%
Total revenues	$2,154,754	$990,945	117%

The significant increase in overall revenues is driven by the projects portion of our business which is showing early signs of recovery from the delays as a result of the Covid-19 pandemic. The Company’s stable capital structure allowed us to weather the unexpected delays without significant operational impact and enables us to pursue large projects requiring the ability to deploy major resources. An additional effect of this is the ongoing investment by the Company in streamlining our project build and delivery process and quality control processes.  The Company undertook a major review of operations in the final quarter of 2020 and made significant changes in staffing including additional engineering staff.  Early in the quarter, the Company implemented a “rapid development” initiative to be able to respond to market driven demand more quickly.  Although not fully visible in this quarter’s financials, this effort has shortened delivery times on major projects and is expected to result in significant revenue growth in the last six months of this year and beyond. AI technologies recorded their first quarter of revenue during the second quarter of 2020 and continues to record revenues in the first quarter of 2021 that is included in the technology systems total. The Company received a large ($2+ million) contract for AI related development from a large client which is expected to add revenues in the following quarters of 2021. The Company expects to continue the growth with new revenue from other existing customers which also will be coming on-line in the next several months. The increase in project revenues was also accompanied by an increase in services revenue as the result of new maintenance contracts being established as well as renewals of existing contracts and a shift to the next generation of technology systems which are currently being installed. The services portion of revenues are driven by successful completion on projects and represent services and support for those installations. The Company expects to continue the growth with new, long term recurring revenue from existing customers which will be coming on-line in the next several months.  The consulting source of  revenue generated in 2021 is comparable to 2020.

Cost of Revenues

	For the Three Months Ended
	March 31,
	2021	2020	% Change
Cost of revenues:
Technology systems	$1,895,485	$1,092,058	74%
Services and consulting	331,384	293,954	13%
Overhead	503,593	260,421	93%
Total cost of revenues	$2,730,462	$1,646,433	66%

Cost of revenues, for both technology systems and services and consulting comprises equipment, labor and overhead necessary to support the implementation of new systems and support and maintenance of existing systems. Cost of revenues on technology systems increased during the period compared to the equivalent period in 2020, as a part of a strategic review that senior management undertook in the final months of 2020. The Company’s organization and related cost structure was realigned to give the capability to manufacture, install and support multiple production systems simultaneously.  Prior to this realignment, the Company’s organization was focused on primarily research and development with implementation resources being allocated as necessary.  In accordance with this shift in structure, certain staff were re-assigned or replaced, and new staff added in key areas, particularly engineering, IT and AI.

In conjunction with this change, increased costs are now being recognized against project and support revenues with a similar reduction in costs previously recognized for research and development, engineering development and internal support. In concert with this, there is a continued focus on build costs and savings through efficiency, but the Company has elected to expand its key employees in anticipation of expected sales growth in technology systems and services through the end of this year and in 2022. In addition, certain expenses related to installed equipment upgrades were greater than anticipated for a variety of reasons including cost overruns on the first installation of new technologies and certain implementation inefficiencies related to Covid-19 restrictions such as extended quarantines and additional contract staff necessary to complete projects on time.  These changes had a negative impact on the gross margin (see below), but this is expected to be a short-term impact, offset by increases in revenue later in the year.  It is also expected to have positive long-term impact as the Company is prepared to deliver a higher number of systems in a given period, with a shorter time of implementation and with better quality and reliability as the operations become standardized in anticipation of expected higher demand for systems, particularly in the rail industry.

Cost of revenues increased on technical support at a lower rate than the increase in revenue for technical support which is a positive trend going forward as more of the Company’s revenue comes from this recurring revenue business. However, the services and consulting services recorded a substantial increase in cost of revenues in the quarter reflecting the additional resources allocated to these activities.

Gross Margin

	For the Three Months Ended
	March 31,
	2021	20120	% Change

Revenues	$2,154,754	$990,945	117%
Cost of revenues	2,730,462	1,646,433	66%
Gross margin	$(575,708)	$(655,488)	-12%

As previously discussed, the Company has revamped its operations to support an anticipated increase in number of new systems going forward.  The resultant additional cost of revenues, while somewhat offset by decreases in SG&A expenses, is not yet covered by a comparable increase in revenues as of the first quarter 2021.  The overall negative gross margin of $575,708 was an improvement over the comparable period in 2020 which was $655,488, as a result of higher recorded revenues during the first quarter of 2021 compared to the equivalent period in 2020. We anticipate an improvement in the overall gross margin for the full year reporting in 2021, with much of those improvements coming in the second half of the year.

Operating Expenses

	For the Three Months Ended
	March 31,
	2021	2020	% Change
Operating expenses:
Sales and marketing	$311,801	$139,852	123%
Research and development	61,033	40,639	50%
Administration	873,758	1,251,936	-30%
Total operating expense	$1,246,592	$1,432,427	-13%

Overall operating expenses were lower by 13% than the equivalent period in 2020.  A significant increase in sales and marketing costs and a smaller increase in research and development was more than offset by a substantial decrease in overall administration costs.  This decrease was in part due to certain cost reductions that were implemented due to the anticipated reduction in revenues due to the Covid-19 pandemic.  Additionally, certain costs to support the organization as it operated at that time were eliminated as an offset to the increases in operations staff as described previously.

Loss from Operations

The loss from operations for the three months ended March 31, 2021 was $1,822,300, an improvement compared to a $2,087,915 loss from operations for the same period in 2020. The decrease in losses from operations during the quarter are the result of higher revenues recorded in the quarter.  This increase in revenues was partially offset by an aggregate of higher costs for cost of sales related to the recent organizational changes and certain cost overruns on the initial deployment of some newly developed systems.  The combination of these led to temporary negative gross margins for the quarter offset by an overall lower operating cost.  The Company expects to achieve profitability in the latter half of the year through improvements in gross margin from higher revenues and lower operating costs.  This is due to the anticipated growth in business from new contracts previously delayed through the first half of this year and the effects of greater efficiencies in the deployment of new systems anticipated in the second half of 2021.

Other Income/Expense

Interest expense for the three months ended March 31, 2021 was $6,220 versus interest expense of $68,932 in the equivalent period in 2020. The decrease is due to a reduction in interest bearing debt that was repaid in the second quarter of 2020 in addition to the interest expense recorded for the PPP loan that was forgiven in the first quarter.  Other income  increased significantly due to the PPP loan forgiveness in February 2021.

Net Loss

The net loss for the three months ended March 31, 2021 and 2020 was $406,023 and $2,147,049, respectively. The 81% decrease in net loss was mostly attributed to the forgiveness of the CARES Act PPP loan. Net loss per common share was $0.11 and $0.80 for the three months ended March 31, 2021 and 2020, respectively.

Liquidity and Capital Resources

As of March 31, 2021, the Company has working capital of $5,587,540 and a net loss of $406,023 for the three months ended March 31, 2021.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	March 31, 2021	March 31, 2020
Net cash used in operating activities	$(1,296,424)	$(1,657,013)
Net cash used in investing activities	(58,105)	(36,245)
Net cash provided by financing activities	4,457,342	8,189,897
Net increase in cash	$3,102,813	$6,496,639

Net cash used in operating activities for the three months ended March 31, 2021 was $1,296,424 and net cash used during the same period of 2020 was $1,657,013. The decrease in net cash used in operations for the three months ended March 31, 2021 was the result of lower expenditures related to current and future project execution in anticipation of new projects.  In addition, there are several changes in assets and liabilities compared to the previous period that added to the use of cash in operations.  Notable changes were a significant increase in accounts receivable and contract assets reflecting better availability of working capital as a result of the recent capital raise completed in the first quarter 2021. In addition, cash that was being used to further development activities for our AI platform is significantly reduced as well as the product generating revenues during this period.

Net cash used in investing activities for the three months ended March 31, 2021 and 2020 were $58,105 and $36,245, respectively, representing an increase in investments in various fixed assets during the three months of 2021 related to new technology offerings.

Net cash provided by financing activities for the three months ended March 31, 2021 was $4,457,342 and for the same period of 2020 was $8,189,897. Cash flows provided by financing activities during the three-month period in 2020 were primarily attributable to a significant capital raise undertaken during that period in conjunction with listing on the Nasdaq Capital Market.  Cash flows from financing activities during the first quarter of 2021 were primarily attributable to the issuance of Series C Convertible Preferred Stock for $4,500,000. These activities created sufficient cash and positive working capital including a reserve which alleviates the previous substantial doubt related to a going concern and the need for a going concern risk disclosure.

Previously, we have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. During 2021, we have funded our operations through a combination of a recent capital raise, revenues generated, and cash received from ongoing project execution and associated maintenance revenues. As of May 12, 2021, we had cash on hand of approximately $6,931,000. We have approximately $135,000 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Our current capital and revenues are enough to fund operations for at least the next 12 months.  However, the Company cannot currently quantify the uncertainty related to the pandemic and its effects on the business in the coming quarters.

Demand for the products and services will be dependent on, among other things, continuing market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature and are currently impacted by the Covid-19 pandemic. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may continue to be adversely affected by this situation as well as the potential for a prolonged recession period.

Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss of $406,023 for the three months ended March 31, 2021. During the same period, net cash used in operating activities was $1,296,424. The working capital surplus and accumulated deficit as of March 31, 2021 were $5,587,540 and $39,894,173, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering which was completed during the first quarter of 2020 (the “2020 Offering”) and a further capital raise in the first quarter of 2021.

Upon completion of the 2020 Offering, management raised sufficient working capital to meet its needs for the next 12-months without the need to raise further capital. Since the advent of the Covid-19 pandemic, the Company has experienced a significant slowdown in closing new projects due to cautious actions by current and potential clients.  We continue to be successful in identifying new business opportunities and are focused on re-establishing a backlog of projects. Most importantly, the Company’s success in increasing its working capital surplus after receiving proceeds from the 2020 Offering of more than $8,200,000 and more recently, in the first quarter of 2021, receiving net proceeds of $4,500,000 from the issuance of Series C Preferred Stock to two large shareholders, continues to give us the capital required to fund the fundamental business changes that we undertook in the last quarter of 2020 and maintain our business strategy overall.  In addition, the Company was successful in securing a loan of $1,410,270 during the second quarter of 2020 from the Small Business Administration via the PPP/CARES Act program which further bolstered the Company’s cash reserves. This loan was forgiven in the current quarter and leaves the Company essentially debt free.  Management has been and continues to take actions including, but not limited to, elimination of certain costs that did not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. During the first quarter, management has taken further significant actions including reorganizing our engineering and technical teams and selectively improving organizational efficiency to effectively grow the business as the expected order flow resumes in 2021.

Management believes that, at this time, we have alleviated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations. As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on this increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate enough revenue and attain consistently profitable operations. Although the current global pandemic related to the coronavirus (Covid-19) has affected our operations, and we do believe this is expected to be a long-term issue, the Company cannot currently quantify the uncertainty related to the pandemic and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least 12 months from the filing date of the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard is effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard was permitted. Management implemented this standard on January 1, 2019. The standard was applied in a retrospective approach for each period presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, estimates of the valuation of right of use assets and corresponding lease liabilities and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

For the year ended December 31, 2020 compared to December 31, 2019

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended
	December 31,
	2020	2019

Revenues	$8,039,448	$13,641,315
Cost of revenue	5,253,055	7,159,877
Gross profit	2,786,393	6,481,438
Operating expenses	9,420,821	8,887,960
Loss from operations	(6,634,428)	(2,406,522)
Other income (expense)	(113,007)	(64,360)
Net loss	(6,747,435)	(2,470,882)
Net loss applicable to common stock	$(6,747,435)	$(2,470,882)

Revenues

	For the Years Ended
	December 31,
	2020	2019	% Change
Revenues:
Technology systems	$4,956,130	$11,963,438	-59%
Technical support	1,801,043	1,377,459	31%
Consulting services	273,604	300,418	-9%
AI technologies	1,008,671	—	NM

Total revenue	$8,039,448	$13,641,315	-41%

Revenues were substantially lower in 2020, largely as the result of significant delays in receiving expected new orders due to the Covid-19 pandemic, which became a factor late in the first quarter.  The effect of this was to postpone planned implementations that were originally anticipated during the year as well as impacting installations that were underway due to travel and other constraints.  Importantly, the Company received no cancellations of current contracts or expected orders and the order flow began to recover in the fourth quarter where revenues were substantially better than in the prior quarters.  Management focused its efforts during the slowdown to working on technology innovations and improvements in quality and execution, the results of which are expected to manifest themselves in 2021 and beyond.  Management believes this was an anomaly in the otherwise steady increase in overall revenues experienced in prior years driven by the strength of the technology systems portion of our business. The Company’s stable capital structure since the raise in early 2020 as well as certain organizational changes, enables us to more aggressively pursue large projects requiring the ability to deploy major resources. The temporary decrease in systems deployments was offset by an increase in technical support revenues which are recurring in nature.  This revenue source has been in transition for the past year as older legacy systems are replaced by the next generation of technology systems which are currently being installed. There is typically a lag of approximately 6 months from installation of a new system until the recurring revenue is recognized. The Company continues to replace the declining revenues from one customer with new, long term recurring revenue from new customers which will be coming on-line in the next several months. The maintenance and technical support revenues are driven by successful completion on projects and represent services and support for those installations. The expectation is that revenues from this area will continue to grow based on the success of multiple installations anticipated in 2021.

Our consulting services business is focused into the area of data center asset management. It experienced a decrease in revenues for 2020 due to the effects of the pandemic where two going projects were delayed significantly. The Company released a new version of its dcVue™ software which is anticipated to broaden market acceptance of its offerings. The software was beta tested at a financial institution with the objective of ultimately rolling out to additional locations and was deployed at a number of locations in 2020.  The division continues to execute consulting services engagements through its partners.

The AI technologies recorded their first quarter of revenue during the second quarter of 2020 and recorded additional revenues for the rest of the year. The Company received a large (over $2 million) contract for AI related development from a large client which is expected to add revenues in the following quarters in 2021. The Company expects to continue the growth with new revenue from other existing customers which also will be coming on-line in the next several months.

Cost of Revenues

	For the Years Ended
	December 31,
	2020	2019	% Change
Cost of revenues:
Technology systems	$3,665,493	$6,510,658	-44%
Technical support	1,109,741	528,966	110%
Consulting services	117,004	120,253	-3%
AI technologies	360,817	—	NM
Total cost of revenues	$5,253,055	$7,159,877	-27%

Cost of revenues on technology systems decreased during the year compared to 2019, although at a slower rate than the decline in revenues. This is due to higher staffing costs related to project implementation which were put in place early in the year, prior to the impact from COVID-19.  There is a continued focus on build costs and savings through efficiency, but the Company has elected to maintain key employees in anticipation of expected sales of such systems in 2021. Cost of revenues overall increased on technical support at a higher rate than the increase in revenue for technical support which is a negative trend for the year albeit the rate of increase was lower for the last half of the year and this trend is expected to continue with the re-organization in operations and focus on costs.  Going forward the expectation is that more of the Company’s revenue will come from this recurring revenue business.

The consulting services recorded a small decrease in cost of revenues for the year reflecting the improvements in execution efficiency put in place from the Company’s new dcVue™ software. This trend is expected to continue as additional revenue from expected license sales of this software are recognized in 2021. The current pandemic related to COVID-19 has impacted both expected receipt of awards and delays in execution due to travel and other restrictions.  These delays will continue to impact the consulting services revenue portion of our business at this time.

The AI technologies recorded costs during the last three quarters of 2020. The Company expects to continue the growth with new revenue from existing customers which will be coming on-line in the next several months.

Gross Profit

	For the Years Ended
	December 31,
	2020	2019	% Change

Revenues	$8,039,448	$13,641,315	-41%
Cost of revenues	5,253,055	7,159,877	-27%
Gross profit	$2,786,393	$6,481,438	-57%

Gross profit was $2,786,393 or 35% of revenues compared to $6,481,438 or 48% of revenues for the years ended December 31, 2020 and 2019, respectively. The decrease in gross profit of 57% was mainly the result of the significant slowdowns in project revenues due to the delay in new orders as previously discussed.  This was offset by continued growth in our technical support and the positive effect of new revenues from the deployment of AI applications. It should be noted that the accounting treatment was changed to the ASC 606 reporting standard for 2019 and that the results compared with the previous year are now comparable. As previously discussed, the implementation of ASC 606 covering revenue from contracts with customers, has a temporary impact on overall gross margin as certain costs are recognized ahead of revenues. The Company recorded an overall increase in gross margin for the year compared to the prior year fourth quarter which is a positive trend highlighting that the business is starting a recovery from the pandemic delays in implementation.  Management anticipates the overall gross margins for the business to continue to improve in the coming year driven by higher sales from both existing and new customers and certain “economies of scale” from larger projects.  In late September 2020, the Company began several initiatives to improve margins from projects by focusing on costs of materials, implementation efficiencies and a better understanding of our overall costs for completing projects.  We also expect that the increase in recurring technical support revenues will continue to positively impact overall revenues with an expected increase in gross margin.

Operating Expenses

	For the Years Ended
	December 31,
	2020	2019	% Change
Operating expenses:
Sales and marketing	$717,809	$950,962	-25%
Engineering	1,358,925	1,254,235	8%
Research and development	1,022,188	1,479,334	-31%
Administration	5,011,913	3,987,941	26%
AI technologies	1,309,986	1,215,488	8%
Total operating expense	$9,420,821	$8,887,960	6%

Operating expenses were higher by 6% than in 2019 largely as the result of a one-time charge for severance payment due to the retirement of the Company’s former CEO in the amount of approximately $885,000.  Excluding this amount, expenses for continuing operations would have decreased overall by 4%.  The Company implemented some staff cuts during the year but maintained key personnel reflecting necessary resources related to the Company’s anticipated growth in 2021. Research and development and AI development expenses, as an aggregate, decreased due to the completion of the TrueVue360 platform and a focus shift to executing machine learning algorithms for current contracts that are expected to be complete by year end. The increase in engineering expenses is largely due to increased staffing for unfilled positions that were identified earlier in the year as necessary for implementing new projects in 2021. Sales and marketing expense also decreased due to fluctuations in staffing and limited travel expense as a result of the pandemic. Administration expenses increased significantly as discussed above relating largely to a one-time charge for severance costs and increased legal and hiring costs for the new CEO. These costs were offset by lower overall expenses in the other functional areas.

Loss From Operations

The losses from operations for the years ended, December 31, 2020 and 2019 were $6,634,428 and $2,406,522, respectively. The losses for 2020 were considerably higher than originally anticipated largely as the result of delayed revenues and one-time costs related to senior management severance as previously discussed.  The delayed revenues had a significant impact in that given the anticipated increase in business post-pandemic, and although certain staffing cuts were made, the Company elected to maintain key operations and technical staff to allow for a faster rebound.  These extra costs were financed through a CARES Act PPP loan in the amount of $1,410,270, the expectation being that because of the staff levels that were maintained, much or all of the loan would be forgiven in accordance with its terms (see Note 15).  The Company continues to focus on measures to move toward breakeven and profitability through a strategic plan that is being implemented in 2021.

Interest Expense

Interest expense for the years ended December 31, 2020 and 2019 were $150,137 and $69,322, respectively. The increase in interest expense was primarily due to the Company’s financing actions to fund certain staffing during the slowdowns experienced in the second and third quarters. This was partially offset by interest earned from substantial additional capital held in reserve (see Other Income).

Other Income

Other income for the years ended December 31, 2020 and 2019 was $ 37,130 and $4,962, respectively. The increase is money earned on deposits and which offsets some of the interest cost of short-term borrowings as previously discussed.

Net Loss

The net loss for the years ended December 31, 2020 and 2019 was $6,747,435 and $2,470,882, respectively. The large increase in net loss is primarily attributable to the decrease in revenues as previously discussed as well as certain one-time charges related to the former CEO severance. Net loss applicable to Common Stock was $6,747,435 in 2020 versus $2,470,882 in 2019, an increase of $4,276,553. Net loss per common share was $2.03 and $1.39 for the years ended December 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

As of December 31, 2020, the Company has a cash balance of $3,969,100.

Cash Flows

The following table sets forth the major components of our statements of cash flows data for the periods presented:

	For the Years Ended
	December 31,
	2020	2019

Net cash used in operating activities	$(4,231,439)	$(4,019,560)
Net cash used in investing activities	(287,331)	(219,575)
Net cash provided in financing activities	8,431,621	3,086,083
Net increase (decrease) in cash	$3,912,851	$(1,153,052)

Net cash used in operating activities for the years ended December 31, 2020 and 2019 was $4,231,439 and $4,019,560, respectively. The slight increase in net cash used in operations for the year ended December 31, 2020 was due to higher operating costs which was offset by cash generated from our AI and technical support, the majority of which is recurring in nature.

Net cash used in investing activities for the years ended December 31, 2020 and 2019 was $287,331 and $219,575, respectively, representing continuing investments in computing and lab equipment during 2020 related to supporting the machine learning activities of TrueVue360.

Net cash provided in financing activities for the years ended December 31, 2020 and 2019 was $8,431,621 and $3,086,083, respectively. Cash flows provided by financing activities during 2020 were primarily attributable to proceeds from the issuance of common stock as a result of our registered direct offering in conjunction with up-listing to a national exchange.  We also received $1,410,270 in funding from the CARES Act PPP loan program.  This loan, including the deferred interest was forgiven. The Company accrued interest in the amount of $10,577 during 2020.

During 2020, we funded our operations through a combination of the sale of our equity (or equity linked) securities, non-equity based debt and through revenues generated and cash received from ongoing project execution, services and associated maintenance revenues. As of March 26, 2021, we have cash on hand of approximately $7,435,000. We have approximately $140,500 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

On a long-term basis, our liquidity is dependent on the continuation and expansion of operations and receipt of revenues. Our current capital and revenues are sufficient to fund such expansion although we are now less dependent on timely payments by our customers for projects and work in process, however we expect such timely payments to continue.

Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods although these are not considered to be a factor at present.

Liquidity

Under Accounting Standards Update, or ASU, 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the accompanying consolidated financial statements, the Company had a positive working capital of $2,167,058 and an accumulated deficit of $39,488,150 at December 31, 2020. During the same period in 2019, the Company had a negative working capital of $607,372 and an accumulated deficit of $32,740,715.  In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering which was completed during the first quarter of 2020 (the “2020 Offering”).

Upon completion of the 2020 Offering of approximately $8,200,000 after payment of expenses and fees, management has secured sufficient working capital to fund the Company for at least 12 months.  Although the Company continues to be successful in attracting new business and establishing a backlog of projects, the effects of business delays to starting and implementing identified projects manifested themselves during the year. The Company was able to maintain operations due to this additional working capital which was further bolstered with the CARES Act loan previously discussed.  This extra working capital allowed the Company to maintain key staffing and put us in a good position to move forward once the restrictions were lifted.  Most importantly, the Company has been successful in maintaining a sufficient working capital cushion despite the setbacks that were encountered during the year.

As of the filing date of its Annual Report on Form 10-K, management believed that these actions allowed the Company to continue as a going concern for the following 12 months and that it will continue to grow its business and achieve profitability without the absolute requirement to raise additional capital for existing operations.

Off Balance Sheet Arrangements

We have no off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Estimates

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Share-Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. Management implemented on January 1, 2019. The standard was applied in a retrospective approach for each period presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revenue Recognition and Contract Accounting

The Company generates revenue from three sources: (1) Project Revenue; (2) Maintenance and Technical Support and (3) IT Asset Management (software licensing, consulting and auditing).

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor.  Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided.  Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this prospectus, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our IT Asset Management business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

BUSINESS

Our Corporate History

Information Systems Associates, Inc. (“ISA”). was incorporated in Florida on May 31, 1994. Our original business operations consisted of consulting services for asset management of large corporate data centers and the development and licensing of information technology (“IT”) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“duostech™”) for the purposes of executing a merger between the two organizations (also known as a “reverse triangular merger”). Incorporated under the laws of Florida on November 30, 1990, duostech™ operated in various industry segments, specializing in the design, development and deployment of proprietary technology applications and turn-key engineered systems. This transaction was completed on April 1, 2015, whereby duostech™ became a wholly owned subsidiary of ISA.  After the merger was completed, ISA changed its corporate name to Duos Technologies Group, Inc. The Company, based in Jacksonville, Florida, oversees its wholly owned subsidiary, duostech™ which employs approximately 59 people and is a technology integrator, software applications and artificial intelligence (“AI”) company with a strong portfolio of intellectual property. The Company’s headquarters are located at 6622 Southpoint Drive South, Suite 310, Jacksonville, Florida 32216 and main telephone number is (904) 296-2807.

Overview

The Company, operating under its brand name duostech, designs, develops, deploys and operates intelligent technology solutions supporting rail, logistics and intermodal businesses that streamline operations, improve safety and reduce costs.  Our employee team include engineering subject matter expertise in hardware, software, artificial intelligence and information technology.

Our main offering, the Railcar Inspection Portal (RIP), provides both freight and transit railroad customers and select government agencies the ability to conduct fully automated railcar inspections of trains while they are moving at full speed.  The RIP utilizes a variety of sophisticated optical, laser and speed sensors to scan each passing railcar to create a high-resolution image-set of the top, sides and undercarriage.  These images are then processed with our edge data center using artificial intelligence (AI) algorithms to identify safety and security defects on each railcar.  Within minutes of the railcar passing through the RIP, a detailed report is sent to the customer where they are able to action items immediately.  This solution has the potential to transform the railroad industry increasing safety, improving efficiency and reducing costs. The Company has already deployed this system with several Class 1 railroads and anticipates an increased demand from transit and short line railroad customers along with selected government agencies that operate and/or manage rail traffic.  The Company currently operates with our RIP in Canada, Mexico and the United States and anticipates expanding this solution into Europe and Australia in coming years.

The Company has also developed the Automated Logistics Information System (ALIS) which automates gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline the customer’s logistics transactions and tracking and can also automate the security and safety inspection if called for.  The Company has already deployed this system with one large North American retailer and anticipates increased demand from other large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points.

To support the RIP and ALIS, the Company has developed two proprietary solutions that operate our software and artificial intelligence.  centraco® is an Enterprise Information Management Software platform that consolidates data and events from multiple sources into a unified and distributive user interface. Customized to the end user’s Concept of Operations (CONOPS), it provides improved situational awareness and data visualization for operational objectives.  centraco® supports the integration of data from existing systems, including cameras and other sensor-based systems, within the same user interface. With centraco®, authorized personnel can simultaneously view, monitor and analyze data and other events from multiple geographic locations.  truevue360™ is our fully integrated platform that we utilize to develop and deploy Artificial Intelligence (AI) algorithms, including Machine Learning, Computer Vision, Object Detection and Deep Neural Network-based processing for real-time applications. We develop and deploy turn-key intelligent applications that provide highly accurate results to automate and optimize our customer’s operations.

Another offering is our IT Asset Management (ITAM) solution which utilizes dcVue® to help data center operators more effectively manage mission critical assets.  This proprietary enterprise system utilizes intelligent bar code scanning technology, which quickly and seamlessly provides accurate, cataloged results for data center asset inventory and audit services.  We have over 15 years of experience physically reviewing data center equipment and documenting customer defined attributes associated to each piece of equipment such as location, make, model, asset tag, serial number, number of blades, and power connectivity. Our team of trained professionals will quickly and efficiently gather the required data without disruption to your data center’s operation. All of the solutions can be offered as service or through licensing, the end-user can perform the service internally.

The year 2020 brought significant challenges, changes and opportunities for our business that will be discussed in greater detail later in this prospectus. They include:

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The up listing onto a national exchange (Nasdaq) in first quarter, 2020.

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Responding to the COVID-19 pandemic beginning in first quarter, 2020 and which continues as of the date of this prospectus.

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The delay of new orders from existing customers beginning in first quarter, 2020 with a restart being expected in second quarter 2021.

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The retirement of Gianni Arcaini as Chairman and CEO, and the hiring of new CEO and Director Charles Ferry in third quarter, 2020.

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Restructuring of the organization by establishing a CCO (Scott Carns) and hiring a new COO (Ben Eiser) in third quarter, 2020.

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Addition of Mr. Edmond Harris, former COO of CSX and CN, to our Board of Directors in fourth quarter, 2020.

duostech™

Over the past 10 years, duostech™ has developed a series of industry specific technologies some of which are described below.

Railcar Inspection Portal (rip®)

Federal regulations require each railcar/train to be inspected for mechanical defects prior to leaving a rail yard. Founded in 1934, the Association of American Railroads (AAR) is responsible for setting the standards for the safety and productivity of the U.S./North American freight rail industry, and by extension, has established the inspection parameters for the rail industry’s rolling stock. Also known as the “Why Made” codes, the AAR established approximately 110 inspection points under its guidelines for mechanical inspections.

Under current practice, inspections are conducted manually, a very labor intensive and inefficient process that only covers a select number of inspection points and can take several hours per train. Our Railcar Inspection Portal can reduce this inspection to minutes while the train is moving at speed improving safety, reducing dwell time and optimizing maintenance.

Our system combines high-definition image and data capture technologies with our AI-based analytics applications that are typically installed on active tracks located between two rail yards. We inspect railcars traveling through our inspection portal at speeds of up to 70 mph and report mechanical anomalies detected by our system to the inbound train yard, well ahead of the train entering the yard.

Currently, three Class 1 railroads are operating our rip® technology with the ultimate objective to change inspection regulations that would allow replacement of the current manual inspection (in the yard) with our fully automated process.

Rail Inspection Portal rip® - Canadian Location	Operator Interface - centraco®

The following examples of automated detections are the result of the combination of our image capture technologies. Some of these mechanical defects, if unattended, could cause a derailment. Other examples of our AI-based detection applications include inspections at rail border crossings in support of the Customs and Border Protection Agency.

Samples of Automated Detections

The Company continues to expand its detection capabilities through the development and integration of additional sensor technologies to include laser, infrared, thermal, sound and x-ray to process AI-based analytics of inspection points.

The following proprietary capture and sensor technologies are sold as stand-alone systems as well as sub-systems of the modular Railcar Inspection Portal system:

Vehicle Undercarriage Examiner (vue®)

A system that inspects the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 mph. We are currently developing an expanded version for higher speeds with additional sensor technologies.  We are developing additional algorithms for an increasing number of automated detection of anomalies, which we believe once completed and successfully tested, may have a significant impact on our revenues.

Thermal Undercarriage Examiner (t-vue™)

The Company has developed and deployed a new thermal undercarriage examiner. The system uses high-speed thermal imaging technology to inspect the thermal signature of undercarriage components. Thermal monitoring of component heat signatures while underway will provide indications of the overall operating health of the railcars that are not possible to observe during static yard inspections.

Enterprise Command and Control Suite (centraco®)

This intelligent user interface is at the core of all our systems and enables end users to connect to an unlimited number of operational sites from one central interface, the centraco® Enterprise Command and Control Suite. A multi-layered command and control interface, it is designed to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and agnostic to the interconnected sub-systems. It provides full integration for seamless user credentialing and performs the following major functions:

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Collection: Device management independently collects data from any number of disparate devices or sub-systems.

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Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).

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Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.

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Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes step-by-step instructions on how to resolve situations.

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Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis. Features include mathematical, statistical and comparative data reporting as well as interoperability with third-party databases. Reports are customized to the end user’s data formats and infrastructure.

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Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

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AutoCheck: The system pings each device connected to its wide area network and performs periodic functionality audits. A variable alert feature sends out error messages to an unlimited number of user-definable stakeholders in case any device does not perform to specifications.

centraco® User Interface

Automated Logistics Information Systems (alis™)

We have developed and deployed a proprietary intelligent system to automate security gate operations at nine distribution centers owned and operated by a national retail chain. Using similar technology that is used in our Rail Inspection Portal, this solution automates the process of entering and exiting a large logistics or intermodal yard.  This automates the logistics transaction, improves throughput and can also be used to automate security and maintenance screening/detection if desired by the customer.

Automated Gate Operation alis™ deployed at nine Kohl’s distribution centers

Markets

The opportunity for our Rail Inspection Portal business is substantial and our number one priority at this time.  We are currently providing this solution to three of seven Class 1 railroad operators with 10 systems already deployed.  Because of our early leadership position, we have been able to accumulate experience and intellectual property that would be time consuming and expensive for a new competitor to replicate.  Furthermore, we have given ourselves the ability to upgrade and scale our solutions with additional technologies in the future.  Recently, the new CEO directed our operations and technical teams to improve our current design to meet anticipated Federal Railroad Administration, or FRA and Association of American Railroads regulatory guidelines.  We currently estimate the total Class 1 railroads addressable market at 156 systems in North America alone. Between initial RIP installations, upgrades and long-term service agreements, we believe this equates to $800 million, which is realistically attainable in the coming years.  At the same time, we recognize that the technology life cycle is fast and evolving. Potential competitors could move into this sector, and it is possible that some Class 1 railroads could develop their own solutions that limit our total addressable market.

Another market we are pursuing as our second priority is using our Automated Logistics and Information Systems solution (alis™). Potential customers include commercial retail logistics and intermodal operators, Class 1 rail intermodal operators that are moving large amounts of automobiles, and U.S. Government agencies such as the Department of Defense and the Department of Homeland Security.  Today, we currently have 20 production systems in use, but we believe the greenfield opportunity here to be substantial. We have identified over 900 lanes of traffic within nearly 300 facilities as potential business opportunities in the near-term. The addressable market equates to well over $100 million.

Currently, we are focused on the North American market, but plan to expand globally in the future.

Patents and Trademarks

The Company holds a number of patents and trademarks for our technology solutions.  We protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

Specific Areas of Competition

One of our primary commercial goals is to develop innovative technology solutions and target potential “greenfield” market spaces in order to maximize our business footprint and give us the ability to help define the market parameters for the future.

With regards to our Railcar Inspection Portal (RIP), we currently have no direct competition domestically or globally.  There are several companies that do provide visual and optical (laser) based imaging systems, but they are specifically designed to focus on a single aspect of a railcar whereas our latest RIP will identify 50+ inspection points on each car.  This is not to be confused with track inspection technologies, which we do not compete with. We are the only company, to our best knowledge, that creates images of the entire car from multiple perspectives and with many inspection points.  Other companies that participate in the visual and optical (laser) based railcar inspection systems market include:

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Trimble Rail Solutions/Beena Vision – Atlanta, GA – Trimble Rail Solutions is a conglomerate of companies focused on various aspects of the maintenance and construction of rail infrastructure or management of rail transportation assets.  In 2017, they acquired Beena Vision which focuses on wayside inspection systems to analyze specific aspects of a railcar such as wheels and brakes among other critical points.  All their systems are currently designed to focus on a singular aspect of a railcar.  While they do advertise a full-scale train imaging and inspection portal, it is generally not comparable to our offering nor, to our knowledge, has it been widely adopted by North American Class 1 railroads for automated wayside inspection purposes.

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KLD Labs – Hauppauge, NY – KLD Labs develops and deploys wayside measurement and inspection systems for railcar inspection.  Like most others, their products are focused on singular aspects of a railcar such as wheels and brakes.  They have also developed some technologies for rail track assessment and measurement.

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Class 1 Railroads – Some of the Class 1 railroads, such as Union Pacific, have worked to develop their own “in-house” solutions but are also specifically focusing on singular aspects of a railcar.

Our Automated Logistics Information System (ALIS) also represents an opportunity to expand into a very mature market with a major technology gap.  While most facilities, such as distribution centers, that process commercial trucks in and out have sophisticated software management applications for logistics control, they have most often not implemented an advanced gatehouse automation solution.  Historically, this category was referred to as “Automated Gate Systems” or AGS.  The purpose of AGS technology is to streamline entry in to and exit out of facilities.  The marketplace for this was mostly seaports and intermodal transfer facilities and was relatively expensive technology to deploy.  We identified a market gap with regards to distribution facilities that all currently utilize manual processes and heavy staffing to accomplish commercial truck entry and exit.  The barrier to entry for distribution centers was predominately “cost”, as well as the requirement for a different set of logistics management software and tools.  The current defined competition is as follows:

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Nascent – Charlotte, NC – Their primary market focus has been on seaports and intermodal transfer facilities.

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Potential End Users/Customers – In communications with potential customers, many have identified the desire to add this technology but have faced difficulties in finding companies offering a solution that meets their specific needs.

Due to the nature of our innovations, our current customer base, which is predominately in the railroad industry, constantly challenges us to develop new systems that do not yet exist in the marketplace.  Each of these opportunities for new product development is evaluated from both a business and technical perspective.  We evaluate the following: “can it technically be accomplished?”; “Does it leverage our core technology competencies?”; and ultimately, “Is there a market for this product?”  Recently, we were asked to develop a variant of our Railcar Inspection Portal to assess for damaged automobiles being transported by the railroads.  This is a perfect example of being able to leverage our experience with imaging, system development and field deployment combined with an addressable market into penetrating a new greenfield.

Our Growth Strategy

Vision

Duos develops, deploys and operates cutting-edge technologies that help to transform precision railroading, logistics and intermodal transportation solutions.

Objectives

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Improve our operational and technical execution, customer satisfaction and speed.

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Expand Rail Inspection Portal and Automated Logistics Information System with current and future customers in Rail, Logistics and U.S. Government sectors.

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Offer both CAPEX and OPEX pricing models that increase recurring revenue and improve profitability.

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Form strategic partnerships that improve market access and credibility.

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Improve policy, processes, and toolsets to become a viable platform for internal growth and for mergers and acquisitions.

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Thoughtfully execute mergers and acquisitions once the business is more mature and profitable to expand offerings and/or capabilities.

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Promote a performance-based work force where employees enjoy their work and are incentivized to excel and innovate.

Organic Growth

Our organic growth strategy is to continue our focus and prioritization in the rail, logistics and intermodal market space.  To ensure our success, the Company has made significant changes in the senior management team to include a new Chief Executive Officer who has years of experience successfully leading start-up and turn-around companies. In addition, the former divisional COO who has 20 years of experience with the Company delivering technology into rail, logistics, intermodal, and other industries, has been promoted to Chief Commercial Officer (CCO) of our wholly owned subsidiary, duostech. We have also hired a divisional Chief Operating Officer (COO) with a strong background in operations in multiple former assignments. The Company’s CFO will continue in the same role providing continuity and multiple years of public company experience. The Company’s Board of Directors is being strengthened with the addition of a retired Chief Operating Officer for a Class 1 railroad with more than 50 years of experience in the rail industry. The shareholders also approved the appointment of our CEO to the Board of Directors.

The new leadership team’s focus is to improve operational and technical execution which will in turn enable the commercial side of the business to expand RIP and ALIS delivery into existing customers. Even though the COVID-19 pandemic is expected to still be an issue during 2021, the Company’s primary customers have indicated readiness to order more equipment and services based upon the Company’s current performance.

Additionally, the new CEO has directed that the Company make engineering and software upgrades to the RIP to meet anticipated Federal Railroad Association (FRA) and Association of American Railroad (AAR) standards. Similar upgrades are also being developed to improve the ALIS system. These upgrades are anticipated to be released throughout 2021 and are expected to drive revenue growth in 2021 and beyond.

The Company is expanding its focus in the rail industry to encompass passenger transportation and is currently in the last stages of a bid for a large, multi-year contract with a national rail carrier.  If successful, the Company is expected to deliver at least two RIP solutions along with a long-term services agreement in late 2021 or early 2022.

Manufacturing and Assembly

The Company designs and develops technology solutions using a combination of in-house fabrication, commercial off-the-shelf technology, and outsourced manufacturing.  On-site installations are performed using a combination of in-house project managers and engineers and using third-party sub-contractors as needed.  Throughout the process of design, develop, deploy and operate, the Company maintains responsibility for all aspects.  Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control by our engineers. If not manufactured internally, we use third-party manufacturing partners to produce our hardware related components and hardware products and we most often complete final assembly, testing and quality control processes for these components and products. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply.

Research and Development

The Company’s R&D and software development teams design and develop all systems and software applications with a combination of full-time in-house software engineers and outside contractors. Internal development allows us to maintain technical control over the design and development of our products. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.

Government Regulations

The Company has worked with various agencies of the federal government for more than 10 years including the Department of Homeland Security (“DHS”). When our solutions have been deployed into these agencies, they meet specific requirements for certification, safety and security that are stipulated in requirements and contract documents.  The Company is currently competing for other government related work and strictly follows the rules and regulations outlined in the Federal Acquisition Regulations.

Employees

We have a current staff of 55 employees of which 52 are full-time, the majority of which work in the Jacksonville area, none of which are subject to a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Directors, Executive Officers and Corporate Governance

The following is a list of our executive officers and directors. All directors serve one-year terms or until their successors are duly qualified and elected or his earlier resignation, removal or disqualification. The officers of the Company are elected by the Board.

Name	Age	Position
Charles P. Ferry	55	Chief Executive Officer, Director
Adrian G. Goldfarb	63	Chief Financial Officer
Connie L. Weeks	63	Chief Accounting Officer
Kenneth Ehrman(1)	50	Chairman
Blair M. Fonda(2)	55	Director
Edmond L. Harris(3)	71	Director
Ned Mavrommatis(4)	50	Director

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(1)	Chairman of the Board, member of the Compensation Committee and Corporate Governance and Nominating Committee
(2)	Chairman of the Audit Committee, member of the Compensation Committee
(3)	Chairman of the Corporate Governance and Nominating Committee, member of the Audit Committee
(4)	Chairman of the Compensation Committee, member of the Audit Committee and Corporate Governance and Nominating Committee.

Charles P. Ferry, Chief Executive Officer, Director

Mr. Ferry was appointed Chief Executive Officer, effective September 1, 2020.  Mr. Ferry was further appointed a Director on November 19, 2020 by a vote of the shareholders.  Mr. Ferry combines over three years of experience in the energy industry and seven years in the defense contracting industry following 26 years of active-duty service in the United States Army. Previously, Mr. Ferry had been involved in two companies in the defense industry holding positions including Director, Business Development and Operations, Vice President of Operations, and General Manager. From 2018 through 2020, Mr. Ferry was the Chief Executive Officer for APR Energy, a global fast-track power company. Prior to this, Mr. Ferry was the President and Chief Operating Officer of APR Energy from 2016 to 2018. From 2014 to 2016, Mr. Ferry was the General Manager for ARMA Global Corporation, a wholly owned subsidiary of General Dynamics, a defense contracting company that delivered Information Technology engineering, services, and logistics. Mr. Ferry was the Vice President of ARMA Global Corporation from 2010 to 2014 before being acquired by General Dynamics. From 2009 to 2010, Mr. Ferry was the Director, Business Development and Operations at Lockheed-Martin.  His leadership assignments in the U.S. Army include:  Director, NORAD-NORTHCOM Current Operations, Infantry Battalion Task Force Commander, Joint Special Operations Task Force Commander, Regimental and Battalion Operations Officer, and Airborne Rifle Company Commander.  His military leadership assignments include 48 months of combat in Somalia, Afghanistan and Iraq.

Mr. Ferry has an undergraduate degree from Brigham Young University.

The Board believes Mr. Ferry brings significant commercial and operational experience to the Company and has shown demonstrable leadership skills as both a Military officer with a distinguished service record and in leading companies to profitable growth.

Adrian G. Goldfarb, Chief Financial Officer

Mr. Goldfarb served as a Director from April 2010 to November 2020. Effective July 1, 2012, he was appointed as President and Chief Financial Officer of Information Systems Associates, Inc., which merged with Duos Technologies, Inc in April 2015 upon which he agreed to continue serving the merged company, Duos Technologies Group, Inc., as Chief Financial Officer and Director. Mr. Goldfarb managed the Company’s listing on the Nasdaq Capital Market in 2020. Prior to joining Duos, Mr. Goldfarb served as CFO for Ecosphere Technologies, overseeing growth from $0 to $24 million and profitability. Mr. Goldfarb was also Managing Director of WSI Europe, a division of the Weather Channel from 1998 until 2002. From 2002 to 2007, Mr. Goldfarb served as interim-CFO for MOWIS GmbH, a weather technology media start-up company which was successfully sold to a large European media group. Mr. Goldfarb’s extensive business and financial experience includes 10 years at a subsidiary of Fujitsu where he served as Director of Operations for a new software venture. Mr. Goldfarb started his formal career at IBM and was given responsibility for an account team focused on Latin America and Southeast Asia.

Mr. Goldfarb also currently serves as non-Executive Chairman of GelStat Corporation, a public company engaged in the development and marketing of homeopathic and natural supplements. Mr. Goldfarb is a 35-year technology industry veteran including more than 25 years in information technology.

The Board believes Mr. Goldfarb’s significant experience in financial stewardship of small public companies will be of great value to the Company as it grows. Mr. Goldfarb has over 40 years of business experience in technology companies including more than 12 years as CFO of public companies.  Mr. Goldfarb did his initial accounting training in London and graduated “cum laude” with a business degree specializing in Finance from Rutgers University, Newark, NJ. Mr. Goldfarb also has more than 20 years’ experience in financial derivatives including model development for valuation of complex financial instruments and has served as a consultant for small companies dealing with restructuring issues.

Connie L. Weeks, Chief Accounting Officer

Ms. Weeks has been a key member of the Company for 35 years and now serves as Chief Accounting Officer with responsibility for all aspects of financial reporting, internal controls, and cash management.

Ms. Weeks has over 40 years of operational accounting experience and is responsible for overseeing and managing the day-to-day accounting and financial reporting, internal controls, and cash management. She has been a key member of the Duos team progressing from an assistant to the staff accountant and subsequently being promoted to roles with increasingly more responsibility including serving as Vice President of Finance and Corporate Controller. In 2015, when the Company became public, Ms. Weeks continued to serve as VP of Finance, overseeing the audit process and interfacing with PCAOB auditors, managing the audit process. As the Company’s most senior female executive, Ms. Weeks is actively engaged with management and provides guidance on diversity matters and has also taken courses in Human Resources. Ms. Weeks attended Florida State College of Jacksonville where she majored in Accounting.

The Board believes that Ms. Weeks’s long service with the Company and her expertise in the areas of project accounting is of considerable value to the Company.

Kenneth Ehrman, Director

Mr. Ehrman joined the Board on January 31, 2019.  He was elected as Chairman of the Board in November 2020 and is a member of the Compensation and Corporate Governance and Nominating Committees. He currently serves as an independent consultant to several high-technology companies in supply chain/logistics and transportation. Mr. Ehrman advises technology companies focused on solutions for these industries and joins the Company with a strong background in technology. As an innovator in intelligent machine-to-machine (“M2M”) wireless technology and industrial applications of the Internet of Things (“IoT”), Mr. Ehrman has been awarded more than 20 patents in wireless communications, mobile data, asset tracking, power management, cargo and impact sensing, and connected car technology. Mr. Ehrman previously served as Chief Executive Officer of I.D. Systems, Inc. (“IDS”), a company he founded in 1993 as a Stanford University engineering student, pioneering the commercial use of radio frequency identification (“RFID”) technology for industrial asset management. Under Mr. Ehrman’s leadership, IDS began trading on the NASDAQ in 1999 and was named one of North America’s fastest growing technology companies by Deloitte in 2005, 2006, and 2012. During his tenure at IDS, Mr. Ehrman received multiple awards, including Deloitte Entrepreneur of the Year and Ground Support Worldwide Engineer/Innovator Leader. He also served on the Board of Financial Services, Inc. from 2012 to 2016 before it was successfully sold to a large financial software company.

The Board believes that Mr. Ehrman’s management experience, engineering expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Blair M. Fonda, Director

Mr. Fonda was appointed as a Director on May 3, 2017 and serves as Chairman of the Audit Committee and a member of the Compensation Committee. Since 2013, Mr. Fonda has served as the Chief Financial Officer of Emergent Financial Partners (“EFP”). EFP is an accounting and consulting services firm which offers financial consulting services to businesses and organizations throughout the United States and the Caribbean Islands. From 2013 to 2016, Mr. Fonda was contracted through EFP to serve as the outside Chief Financial Officer of Mountainstar Capital Engagement, a private equity and commercial real estate company. From 2007 to 2013, Mr. Fonda served as the Vice President and Controller of the Hospitality Division of Gate Petroleum, an owner and operator of convenience stores, resorts, construction and real estate operations throughout the United States. Mr. Fonda has previously served as Controller for Enterprise Rent-a-Car. Mr. Fonda is a Certified Public Accountant (CPA).

The Board believes that Mr. Fonda’s education and background qualify him as a financial expert. He has extensive and directly applicable accounting experience qualifying him to serve as Chairman of the Audit Committee.

Edmond L. Harris, Director

Mr. Harris was appointed as a Director on November 19, 2020 and serves as Chairman of the Corporate Governance and Nominating Committee and serves as a member of the Audit Committee. From April 2010 until his retirement in April 2011, Mr. Harris served as Executive VP of Operations at Canadian Pacific Railway. In December of 2011 he was appointed to CP’s Board, where he served until May of 2012.  He also served as Omnitrax’s Chairman of the Board (a privately held regional railroad company in Denver, CO).  He served as Executive Vice President of Operations at Canadian National Railway Company (“CN”) from March 2005 to January 2007, as its Senior Vice President of Operations from July 2003 to March 2005, and as Chief Transportation Officer from January 2001 to June 2003. Mr. Harris also held various key operating positions at Illinois Central Railroad prior to its acquisition by CN. At Illinois Central Railroad and CN, Mr. Harris worked closely with E. Hunter Harrison, the company’s former President and Chief Executive Officer, to implement the Precision Scheduled Railroad model. Mr. Harris has also served as an independent rail operations consultant providing advice to various rail shippers and railroads, including CSX, from June 2007 to March 2010, and again following his retirement for Canadian Pacific Limited and Canadian Pacific Railway Company in April 2011.  Mr. Harris has a B.S. in Business Management from the University of Illinois and served in the US Marine Corps from 1969 to 1973.

The Board believes that Mr. Harris’ extensive background in the railroad industry and as a large company executive serving in many roles makes him a significant addition to the Company’s Board and will provide leadership and direction to the Company’s management team.

Ned Mavrommatis, Director

Mr.  Mavrommatis joined the Board on August 13, 2018 and serves as Chairman of the Compensation Committee and a member of the Audit and Corporate Governance and Nominating Committees. Mr. Mavrommatis has served as Chief Financial Officer of PowerFleet, Inc. (“PowerFleet”) since October 2019. PowerFleet is a global leader and provider of subscription-based wireless IoT and M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets such as industrial trucks, tractor trailers, containers, cargo, and vehicles and truck fleets. From August 1999 until October 2019, he served as Chief Financial Officer of IDS. Mr. Mavrommatis serves on the Board of PowerFleets’ wholly owned subsidiary PowerFleet Israel and is also the Managing Director of PowerFleets’ wholly owned subsidiaries, PowerFleet GmbH and PowerFleet Systems Ltd.

Mr. Mavrommatis received a Master of Business Administration in finance from New York University’s Leonard Stern School of Business and a Bachelor of Business Administration in accounting from Bernard M. Baruch College, The City University of New York. Mr. Mavrommatis is also a Certified Public Accountant.

The Board believes that Mr. Mavrommatis’ management experience, accounting expertise and long history and familiarity with industries the Company currently operates in, makes him ideally qualified to help lead the Company towards continued growth.

Key Employees

Wm. Scott Carns, Chief Commercial Officer, Operating Subsidiary Duos Technologies, Inc.

Mr. Carns is Chief Commercial Officer for the operating subsidiary, Duos Technologies Inc., and is responsible for overseeing and managing day to day commercial operations.  He is also directly responsible for account management of Duos’ major accounts.  Mr. Carns is an original founding employee of Duos Technologies and has spent over 20 years with the organization in a variety of roles. In this current position, he is responsible for the development and execution of Duos’ growth strategy and expansion. His management and capabilities provide leadership and direction to the entire organization. Mr. Carns has extensive experience in the information technology industry. He works with Duostech’s major clients to develop and create solutions to meet their operational challenges. He is a co-inventor of the Company’s Train Rider Detection System developed for U.S. Customs and Border Protection which is the predecessor of the Railcar Inspection Portal (RIP) and in use at many Class 1 freight railroads today. Prior to joining Duostech, Mr. Carns worked as the Information Technologies Coordinator for Environmental Capital Holdings, Inc. and was the owner and President of Software Solutions Group, Inc. He served in the United States Army as a Military Police Officer and attended Kansas State University.

Ben Eiser, Chief Operating Officer, Operating Subsidiary Duos Technologies, Inc.

Mr. Eiser was newly appointed to the operating subsidiary in late 2020.  He has over 27 years of active-duty military service and private-sector leadership, Project and IT Management experience. Prior to joining Duos Technologies, he was the Vice President for Global Projects for APR Energy from 2016 to 2020 leading a Project Management Team for global fast-track power, responsible for the installation and demobilization of temporary power plants, synchronization and coordination for the deployment of personnel and materials, ensuring that all projects were completed on-time and under budget. The APR PMO Team was able to deliver 17 power plants faster than ever completed in the company’s history while becoming profitable and implementing process and procedures to ensure mission success. Mr. Eiser was the Director of Projects for ARMA Global where he was the operations officer for a large, complex IT program in US Special Operations Command. He supervised hiring over 300 people across six different locations in just 60 days. He then provided the leadership and management to deliver more than 50 complex projects with a very demanding customer. He served 21 years on active duty in the U.S. Army leading Infantry (Light, Airborne and Mechanized), and Ranger Units for over 48 months that includes four combat tours in Afghanistan, and three combat tours in Iraq. Mr. Eiser has an undergraduate degree from Illinois State University in Industrial Technology Construction and earned his MBA while still serving his Country.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

Based solely on the Company’s review of the copies of such Forms and written representations from certain reporting persons, the Company believes that all filings required to be made by the Company’s Section 16(a) reporting persons during the Company’s fiscal year ended December 31, 2020 were made on a timely basis.

Code of Ethics

The Company has adopted a Code of Ethics for adherence by its Chief Executive Officer and Chief Financial Officer, to ensure honest and ethical conduct, full, fair and proper disclosure of financial information in the Company’s periodic reports filed pursuant to the Securities Exchange Act of 1934, and compliance with applicable laws, rules, and regulations. Any person may obtain a copy of our Code of Ethics by mailing a request to the Company at 6622 Southpoint Drive South, Suite 310, Jacksonville, Florida 32216; Attention:  Secretary.

Board Composition and Director Independence

Our board of directors currently consists of five members: Mr. Charles P. Ferry, Mr. Edmond Harris, Mr. Ned Mavrommatis, Mr. Blair M. Fonda and Mr. Kenneth Ehrman. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. Based on such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Ehrman, Mr. Fonda, Mr. Harris and Mr. Mavrommatis are all qualified as independent and none of them have any material relationship with us that might interfere with his exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee has its own charter, which is available on our website at www.duostech.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The Chairman of each committee are Blair M. Fonda, Ned Mavrommatis and Edmond L. Harris, respectively, all of whom are independent directors within the meaning of the Nasdaq Stock Market rules. Each of the independent Board members also serves on one or more committees as previously disclosed.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Our board has determined that both Mr. Fonda and Mr. Mavrommatis are currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Fonda serves as the Chairman of the Audit Committee.

Compensation Committee

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•

determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other Company officers, employees, consultants and advisors;
•

reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Mr. Mavrommatis serves as the Chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

The responsibilities of the Corporate Governance and Nominating Committee include:

•	recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•

having the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

Mr. Harris serves as the Chairman of the Corporate Governance and Nominating Committee.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Executive Compensation.

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock ($)	Options ($)		Other Comp. ($)		Total ($)

Gianni B. Arcaini,	2020	913,961	(1)	114,423	(2)	—	157,070	(3)	16,921	(4)	1,202,375
Former Chairman of the Board, Chief Executive Officer, President, Director (PEO)	2019	249,260		143,411	(2)	—	—		25,382	(4)	418,053

Charles P. Ferry, Chief Executive Officer (PEO)	2020	83,333		50,217	(5)	—	36,293	(6)	—		169,843

Adrian G. Goldfarb,	2020	197,750		849		—	45,632	(7)	7,500	(8)	251,731
Chief Financial Officer, Former Director (PFO)	2019	180,250		—		—	—		7,500	(8)	187,750

Connie L. Weeks,	2020	150,000		6,667	(9)	—	45,632	(10)	—		202,299
Chief Accounting Officer	2019	150,000		—		—	—		—		150,000

———————

(1) (2)

Represents $166,173 base salary from January 1, 2020 to August 31, 2020 plus $747,788 in severance compensation to be deferred and paid over a 36-month period (see “Executive Severance Agreement” below).

Represents 1% of annual revenues equal to $143,411 in 2019 and $39,423 in 2020 to which Mr. Arcaini is entitled under the terms of his employment plus $75,000 in bonus severance compensation to be deferred and paid over a 36-month period (see “Executive Severance Agreement” below) in 2020.

(3)

Represents the full expense for option grants to Mr. Arcaini during 2020. During the second quarter of 2020, 160,152 incentive stock options previously issued to staff and Directors under the 2016 Equity Incentive plan were cancelled. 310,290 new 5-year options were issued replacing those cancelled and the balance as new grants. The reissued options have a $6.00 strike price and the new options have a strike price of $4.74. Mr. Arcaini was awarded both 50,358 re-issued options and 50,358 additional new options. Option compensation is the fair market value of 50,358 options re-issued to Mr. Arcaini which were fully vested and the fair market value of the additional 50,358 options that were granted. As part of the severance package negotiated with Mr. Arcaini, all unvested options were immediately vested in September 2020 with all unamortized option expense realized at that time.  The fair value of the incentive stock option grants for the year ended December 31, 2020 was estimated using the following weighted- average assumptions:

For the Years Ended December 31,
	2020	2019
Risk free interest rate	0.18% - 0.26%	1.40% - 2.44%
Expected term in years	2.50 – 3.50	2.76 – 3.25
Dividend yield	—	—
Volatility of common stock	68.00% - 86.24%	117.18% - 151.43%
Estimated annual forfeitures	—	—

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula with expected volatility derived from a binomial lattice model. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities defined by the Federal Reserve Statistical Release, 3-year treasury bond.

(4)	Comprised of $12,000 and $18,000 car allowance, and $4,921 and $7,382 in Company paid membership dues and subscriptions, respectively.
(5)	Represents $50,000 objectives bonus and $217 additional cash bonus.
(6)

Option compensation is the fair market value of 100,000 stock, 5-year options with a strike price of $4.18 and two-year vesting granted to Mr. Ferry as an incentive to join the Company. See note 3 above for valuation methodology.

(7)

Represents the full expense for option grants to Mr. Goldfarb during 2020. During the second quarter of 2020, 160,152 incentive stock options previously issued to staff and Directors under the 2016 Equity Incentive plan were cancelled. 310,290 new 5-year options were issued replacing those cancelled and the balance as new grants. The reissued options have a $6.00 strike price and the new options have a strike price of $4.74. Mr. Goldfarb was awarded both 18,929 re-issued options and 18,929 additional new options. Option compensation is the fair market value of 18,929 options re-issued to Mr. Goldfarb which were fully vested and the fair market value of the additional 18,929 options that were granted. See note 3 above for valuation methodology

(8)	Comprised of $7,500 annual car allowance in 2020 and $7,500 annual car allowance in 2019.
(9)	Represents bonus award for long service to the Company.
(10)

Represents the full expense for option grants to Ms. Weeks during 2020. During the second quarter of 2020, 160,152 incentive stock options previously issued to staff and Directors under the 2016 Equity Incentive plan were cancelled. 310,290 new 5-year options were issued replacing those cancelled and the balance as new grants. The reissued options have a $6.00 strike price and the new options have a strike price of $4.74. Ms. Weeks was awarded both 18,929 re-issued options and 18,929 additional new options. Option compensation is the fair market value of 18,929 options re-issued to Ms. Weeks which were fully vested and the fair market value of the additional 18,929 options that were granted. See note 3 above for valuation methodology.

Outstanding Equity Awards at December 31, 2020

Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Equity Incentive Plan Awards; Number of shares underlying unexercised unearned options	Option exercise price	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $
Charles P. Ferry	—	—	100,000	$4.18	08/31/2025	—	—	—	—
Adrian G. Goldfarb	18,929	—	—	$6.00	03/31/2025	—	—	—	—
Adrian G. Goldfarb	9,465	—	9,465	$4.74	03/31/2025	—	—	—	—
Connie L. Weeks	18,929	—	—	$6.00	03/31/2025	—	—	—	—
Connie L. Weeks	9,465	—	9,465	$4.74	03/31/2025	—	—	—	—
Gianni B. Arcaini	50,358	—	—	$6.00	03/31/2025	—	—	—	—
Gianni B. Arcaini	50,358	—	—	$4.74	03/31/2025	—	—	—	—

Executive Severance Agreement

Gianni B. Arcaini

On April 1, 2018, the Company entered into an employment agreement (the “Arcaini Employment Agreement”) with Gianni B. Arcaini, pursuant to which Mr. Arcaini served as Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the Arcaini Employment Agreement, Mr. Arcaini was paid an annual salary of $249,260 and an annual car allowance of $18,000. In addition, as incentive-based compensation, Mr. Arcaini was entitled to 1% of annual gross revenues of the Company and its subsidiaries. The Arcaini Employment Agreement had an initial term through March 31, 2020, subject to renewal for successive one-year terms unless either party gave notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term. The Arcaini Employment Agreement was approved by the Compensation Committee.

As previously disclosed, on July 10, 2020, the Company announced that Mr. Arcaini would retire from these positions, effective as of September 1, 2020 (the “CEO Transition”). In order to facilitate a transition of his duties, the Company and Mr. Arcaini entered into a separation agreement which became effective as of July 10, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr.Arcaini’s employment with the Company ended on September 1, 2020 and he will receive separation payments over a 36-month period equal to his base salary plus $75,000 as well as certain limited health and life insurance benefits. The Separation Agreement also contains confidentiality, non-disparagement and non-solicitation covenants and a release of claims by Mr. Arcaini who continued to serve as Chairman of the Board of Directors of the Company.  The Corporate Governance and Nominating Committee did not submit Mr. Arcaini for re-election as a director and on November 19, 2020 at the Annual Shareholders meeting a new non-Executive Chairman was appointed.

In accordance with the Separation Agreement the Company will pay to Mr. Arcaini the total sum of $747,788. Notwithstanding the foregoing, the status of Mr. Arcaini as a “Specified Employee” as defined in Internal Revenue Code Section 409A has the effect of delaying any payments to Mr. Arcaini under the Separation Agreement for six months after the Separation Date. On March 1, 2021, the Company paid to Mr. Arcaini a lump-sum amount equal to the first six months of payments, or $124,631, owed to Mr. Arcaini and the Company will continue to pay him in bi-weekly installments for 30 months thereafter, as contemplated in the Arcaini Employment Agreement.  In addition, the Company will pay one-half of Mr. Arcaini’s current life insurance premiums for 36 months of approximately $1,200 and provide and pay for his health insurance for 18 months following the Separation Date of approximately $1,700. Unvested options in the amount of 50,358 became exercisable and vested in their entirety on the Separation Date valued at $95,127. The Company made payment of his attorneys’ fees for legal work associated with the negotiation and drafting of the Separation Agreement of approximately $17,000.

Employment Agreements

Charles P. Ferry

On September 1, 2020, the Company entered into an employment agreement (the “Ferry Employment Agreement”) with Charles P. Ferry pursuant to which Mr. Ferry serves as Chief Executive Officer of the Company.  The Ferry Employment Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Ferry gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or an Additional Term.  Mr. Ferry is to receive a base salary at an annual rate of $250,000. Mr. Ferry received a one-time cash incentive bonus in the amount of $50,000 in accordance with criteria determined by the Board and based on the review and recommendation of the Compensation Committee.  Mr. Ferry is also eligible for an annual bonus in an amount up to $150,000 in accordance with criteria, including but not limited to, revenue targets, profitability and other key performance indicators.  Additionally, Mr. Ferry received 100,000 options that are exercisable into 100,000 shares of common stock at an exercise price of $4.18, of which 50% will vest on September 1, 2021 and the balance which will vest on September 1, 2022. The Ferry Employment Agreement can be terminated with or without case at any time during the Initial Term or during an Additional Term.  As a full-time employee of the Company, Mr. Ferry is eligible to participate in all of the Company’s benefit programs.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Ferry Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to up to six months of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon a change in control.

Adrian G. Goldfarb

On April 1, 2018, the Company entered into an employment agreement (the “Goldfarb Employment Agreement”) with Adrian G. Goldfarb, pursuant to which Mr. Goldfarb serves as Chief Financial Officer of the Company. During 2020, Mr. Goldfarb was paid an annual salary of $197,750 and an annual car allowance of $7,500. The Goldfarb Employment Agreement had an initial term through March 31, 2019, subject to renewal for successive one-year terms unless either party gives the other notice of that party’s election to not renew at least 60 days prior to the expiration of the then-current term. The Goldfarb Employment Agreement remains in effect through March 31, 2022. The Goldfarb Employment Agreement was approved by the Compensation Committee and it is anticipated that Mr. Goldfarb’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Goldfarb Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon change in control.

Connie L. Weeks

On April 1, 2018, the Company entered into an employment agreement (the “Weeks Employment Agreement”) with Connie L. Weeks, pursuant to which Ms. Weeks serves as Chief Accounting Officer of the Company. During 2020, Ms. Weeks was paid an annual salary of $150,000. The Weeks Employment Agreement had an initial term that extended through March 31, 2019, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other party at least 60 days prior to the expiration of the then-current term. The Weeks Employment Agreement remains in effect through March 31, 2022. The Weeks Employment Agreement was approved by the Compensation Committee and it is anticipated that Ms. Weeks’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control and Severance

The Weeks Employment Agreement contains certain provisions for early termination, which may result in a severance payment equal to two years of base salary then in effect. Generally, we do not provide any severance specifically upon a change in control, nor do we provide for accelerated vesting upon a change in control.

Director Compensation

Each independent director was entitled to receive $15,000 annually for service on our Board in 2020. In addition, Chairmen of committees were awarded an additional $5,000 annually in compensation in connection with their service in such capacity.  The Company could elect to pay up to 50% of awarded compensation in restricted common stock.

Starting in 2021, the Compensation Committee has determined that directors will receive $40,000 for serving as a member of a committee and $10,000 for serving as Chairman of a committee.  The board compensation will be paid 40% in cash and 60% in shares of common stock or options to purchase shares of common stock, as elected by the board member.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2020.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Blair M. Fonda (1)	12,500	7,500	20,662	—	—	10,000	50,662
Edmond L. Harris (2)	2,500	—	—	—	—	—	2,500
Kenneth Ehrman (3)	12,500	7,500	20,662	—	—	10,000	50,662
Ned Mavrommatis (4)	12,500	7,500	20,662	—	—	10,000	50,662

———————

(1)	Blair Fonda was appointed to the board on May 3, 2017. Through November 19, 2020, he served as Co-Chairman of the Audit Committee and since then he has been the Chairman of the Audit Committee.
(2)	Edmond Harris was appointed to the board on November 19, 2020 and since then has served as Chairman of the Corporate Governance and Nominating Committee.
(3)	Kenneth Ehrman was appointed to the board in January 2019. Through November 19, 2020, he served as Chairman of the Compensation Committee and as of that date he was named Chairman of the Board.
(4)

Ned Mavrommatis was appointed to the board on August 13, 2019.  Through November 19, 2020, he served as Co-Chairman of the Audit Committee and since then he has been the Chairman of the Compensation Committee.

(5)

Reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.  In determining the grant date fair value of stock awards, the Company used the closing price of the Company’s common stock on the grant date.

(6)

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables. The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

(7)

Messrs. Ehrman, Fonda and Mavrommatis each were awarded $10,000 in restricted common stock as an additional payment compensating for significant time spent on the CEO and Chairman transition which took place between July 2020 and November 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 26, 2021, our authorized capitalization was 500,000,000 shares of common stock $0.001 par value per share, 500,000 shares of Series A Redeemable Preferred Stock, 15,000 shares of Series B Convertible Preferred Stock and 5,000 shares of Series C Convertible Preferred Stock. As of the same date, there are issued and outstanding 3,535,339 shares of our common stock, 1,705 shares of Series B Preferred Stock and 4,500 shares of Series C Preferred Stock, respectively. Our common stock entitles its holder to one vote on each matter submitted to the stockholders. Our Series B Preferred Stock allows its holder one vote for each common stock equivalent, subject to a maximum represented by 9.99% of total Common Stock.  Our Series C Preferred Stock allows its holder 172 votes per share, subject to a maximum represented by 19.99% of total Common Stock.

The following table sets forth, as of March 26, 2021, the number of shares of our common stock beneficially owned by (i) each person who is known by us to own of record or beneficially five percent or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The address of our directors and executive officers is c/o Duos Technologies Group, Inc., at 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216.

Name and Address of Beneficial Owner(1)	Common Stock	Percentage of Ownership of Common Stock(3)
5% Beneficial Shareholders(2)
Bleichroeder LP 1345 Avenue of the Americas, 47th Floor New York, NY 10105 (4)	765,293	19.99%
Justin W. Keener 3960 Howard Hughes Parkway Las Vegas, NV 89169 (5)	353,048	9.99%
Bard Associates, Inc. 135 S. Lasalle Street, Suite 3700 Chicago IL 60603 (6)	242,570	6.90%
Laurence W. Lytton 467 Central Park West New York, NY 10025	215,700	6.10%
Pessin Family Holdings 500 Fifth Avenue, Suite 2240 New York, NY 10110 (7)	249,404	7.06%
5% Beneficial Shareholders as a Group	1,826,015	43.49%
Executive Officers and Directors
Charles P. Ferry(8)	—	* %
Adrian G. Goldfarb(9)	48,650	1.36%
Kenneth Ehrman(10)	19,955	* %
Blair M. Fonda(11)	20,375	* %
Edmond L. Harris	—	* %
Ned Mavrommatis(12)	12,838	* %
Connie L. Weeks(13)	28,394	* %
Executive Officers and Directors as a Group (7 persons)	130,212	3.60%

———————

*Denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13D-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(2)	The information set forth in the table regarding the 5% Beneficial Shareholders is based on Schedule 13D and Schedule 13G filings made by the individual investors.

(3)

The percentages in the table have been calculated based on treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.

(4)

Bleichroeder LP (“Bleichroeder”) is an investment advisor registered under the Investment Advisers Act of 1940.  The 765,293 shares of Common Stock beneficially owned by Bleichroeder include 453,616 shares of Common Stock and 311,677 shares of Common Stock issuable upon conversion of 2,500 shares of Series C Convertible Preferred Stock. Pursuant to its terms, the conversion of the Series C Convertible Preferred Stock is subject to a beneficial ownership limitation of 19.9%.  If there were no 19.9% limit on conversion, Bleichroeder would be deemed to be the beneficial owner of 908,162 shares of Common Stock, representing 22.8% of the outstanding Common Stock. 21 April Fund, Ltd., a Cayman Island company for which Bleichroeder acts as investment adviser, holds 344,970 shares of Common Stock and 1,790 shares of Series C Convertible Preferred Stock, which equates to 17.4% of the Common Stock (upon conversion of such shares of Series C Convertible Preferred Stock). 21 April Fund, LP, a Delaware limited partnership for which Bleichroeder acts as investment adviser, holds 108,646 shares of Common Stock and 710 shares of Series C Convertible Preferred Stock, which equates to 6.5% of the Common Stock (upon conversion of such shares of Series C Convertible Preferred Stock).  Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. Notwithstanding the foregoing, until the Company receives Stockholder Approval (as described above), Bleichroeder’s 2,500 shares of Series C Convertible Preferred Stock are convertible into a maximum of an aggregate of 392,566 shares of Common Stock. 21 April Fund, Ltd. and 21 April Fund, LP also own warrants to purchase 32,724 shares of Common Stock and 11,920 shares of Common Stock, respectively, which are not currently exercisable due to a 9.99% beneficial ownership limitation.

(5)

Mr. Justin Keener owns warrants to purchase 444,037 shares of Common Stock. However, the aggregate number of shares of Common Stock into which the warrants are exercisable and of which Mr. Keener has the right to acquire beneficial ownership, is limited to the number of shares of Common Stock that, together with all other shares of Common Stock beneficially owned by Mr. Keener, does not exceed 9.99% of the total outstanding shares of Common Stock, currently 353,048.

(6)	Bard Associates, Inc. has sole dispositive power with regard to the 242,570 shares of Common Stock it beneficially owns and has no voting power as to such shares.
(7)

Represents shares of Common Stock beneficially owned by Norman H. Pessin (102,972 shares of Common Stock), Sandra F. Pessin (71,430 shares of Common Stock) and Brian  L. Pessin (75,002 shares of Common Stock). The ownership number for Sandra Pessin excludes (i) 243,572 shares of Common Stock underlying the 1,705 shares of Series B Convertible Preferred Stock owned by her that are not currently convertible due to a 4.99% (which may be increased to 9.99%) beneficial ownership limitation with respect to Common Stock owned by Ms. Pessin, her affiliates, or members of a group with Ms. Pessin, and (ii) 272,727 shares of Common Stock underlying the 1,500 shares of Series C Convertible Preferred Stock owned by her that are not currently convertible due to a 4.99% (which may be increased to 19.99%) beneficial ownership limitation with respect to Common Stock owned by Ms. Pessin, her affiliates, or members of a group with Ms. Pessin.  Notwithstanding the foregoing, until the Company receives Stockholder Approval, Ms. Pessin’s 1,500 shares of Series C Convertible Preferred Stock are convertible into a maximum of 235,540 shares of Common Stock.  The ownership member for Brian Pessin excludes 90,909 shares of Common Stock underlying the 500 shares of Series C Convertible Preferred Stock owned by him that are not currently convertible due to a 4.99% (which may be increased to 19.99%) beneficial ownership limitation with respect to Common Stock owned by Mr. Pessin, his affiliates, or members of a group with Mr. Pessin.  Notwithstanding the foregoing, until the Company receives Stockholder Approval, Mr. Pessin’s 500 shares of Series C Convertible Preferred Stock are convertible into a maximum of 75,513 shares of Common Stock.

(8)

Mr. Ferry holds 100,000 options that are exercisable into 100,000 shares of common stock at an exercise price of $4.18, of which 50% will vest on September 1, 2021 and the balance which will vest on September 1, 2022.

(9)

Mr. Goldfarb owns 5,027 shares of Common Stock, 12,799 warrants to purchase shares of Common Stock with an exercise price of $9.10, and 2,430 warrants to purchase shares of Common Stock with an exercise price of $14.00 per share all of which are currently exercisable, 18,929 options to purchase Common Stock which are currently exercisable at $6.00 per share, and 18,929 options to purchase Common Stock with an exercise price of $4.74 per share of  which 9,465 will fully vest on January 1, 2022 and 9,465 which are currently exercisable.

(10)

Kenneth Ehrman is Chairman of the Board.  He owns 11,383 shares of Common Stock and was granted 8,572 options to purchase Common Stock at $4.74 per share which will fully vest on January 1, 2022 and 8,572 options to purchase Common Stock at $6.00 per share which are fully vested.

(11)

Blair Fonda is a Director and serves as Audit Committee Chairman. Includes 11,803 shares of Common Stock and he was granted 8,572 options to purchase Common Stock at $4.74 per share which will fully vest on January 1, 2022 and 8,572 options to purchase Common Stock at $6.00 per share which are fully vested.

(12)

Ned Mavrommatis is a Director and serves as Compensation Committee Chairman. He owns 4,266 shares of Common Stock and was granted 8,572 options to purchase Common Stock at $4.74 per share which will fully vest on January 1, 2022 and 8,572 options to purchase Common Stock at $6.00 per share which are fully vested.

(13)

Includes 18,929 options to purchase shares of Common Stock with an exercise price of $6.00 granted to Ms. Weeks which are currently exercisable and a further 18,929 options to purchase Common Stock with an exercise price of $4.74 per share of which 9,465 will fully vest on January 1, 2022 and 9,465 which are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012, the Company entered into an independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida limited liability company, owned by our former Chief Technology Officer, David Ponevac. The Services Agreement provided that Luceon would provide support services including management, coordination or software development services and related services to Duos.  In January 2019, additional services were contracted with Luceon for TrueVue360 primarily for software development through the provision of seven additional full-time contractors located in Slovakia at a cost of $16,250 for January initially, rising to $25,583 after fully staffed, per month starting February 2019.  This was in addition to the existing contract of $7,480 per month for Duos Technologies, Inc for four full-time contractors which increased to $8,231 per month in June of 2019.  During 2020 efforts in reducing cost, Luceon reduced its staff for the TrueVue360 software development team from a staff of seven to three full-time employees at a cost of $11,666 per month starting June 1, 2020.  The total amount expensed to Luceon for 2020 is $335,334. All agreements with Luceon were terminated effective May 31, 2021.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors and also be approved by the Company’s Corporate Governance and Nominating Committee.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Market Information

Our common stock is quoted on the Nasdaq Capital Markets (“Nasdaq”) under the trading symbol “DUOT”.

Authorized Capital

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share, and 500,000,000 shares are common stock, $0.001 par value per share.

Series A Convertible Preferred Stock

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. As of March 31, 2021, we have no shares of Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series B Convertible Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote, subject to beneficial ownership limitations. As of March 31, 2021, there are 1,705 shares of Series B Convertible Preferred Stock issued and outstanding.

Series C Convertible Preferred Stock

Our board of directors has designated 5,000 of the 10,000,000 authorized shares of preferred stock as Series C Convertible Preferred Stock.

Each share of Series C Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $5.50 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series C Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series C Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 19.99%) of the shares of our common stock then outstanding after giving effect to such exercise. Holders of Series C Convertible Preferred will vote on all matters on which the holders of common stock are entitled to vote and will have 172 votes per share, subject to beneficial ownership limitations. As of March 31, 2021, there are 4,500 shares of Series C Convertible Preferred Stock issued and outstanding.

Dividends

To date, we have not paid any dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, NY 10004-1561.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our Company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation, under certain circumstances, may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder).

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares  acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The validity of the Common Stock offered by this prospectus will be passed upon for us by Shutts & Bowen LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021;
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2021, filed with the SEC on May 14, 2021;
•	Current Report on Form 8-K, filed with the SEC on May 18, 2021; and
•	Description of the common stock

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Secretary, Duos Technologies Group, Inc., 6622 Southpoint Drive South, Suite 310, Jacksonville, Florida 32216, telephone number (904) 652-1616. We maintain a website at http://www.duostechnologies.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Duos Technologies Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

Going Concern

Analysis of Liquidity and Going Concern

As summarized in Footnote 2 “Liquidity” to the consolidated financial statements, the Company has a history of net losses and net cash used in operating activities and believes such conditions will continue for a period of time into the future. These are considered adverse conditions or events that lead management to consider whether there is substantial doubt about the ability of the entity to continue as a going concern for a reasonable period of time.

However, management believes that cash raises through an underwritten offering for $8.1 million in 2020 and the issuance of Series C Convertible Preferred Stock for $4.5 million in the 1st quarter of 2021, created a cash balance and positive working capital alleviates the substantial doubt related to going concern and the need for a going concern risk disclosure.

We identified the going concern risk analysis as a critical audit matter. Auditing management’s going concern analysis including their process to develop the analysis and the projections of future cash flows, operating trends, and assessments of internal and external matters that may affect the Company’s future operations and cash flows involved a high degree of subjectivity. Additionally, auditing management’s plans to address the going concern risk involved highly subjective auditor judgment.

The primary procedures we performed to address this critical audit matter included (a) Assessed the reasonableness of management’s process for developing their assessment of whether a going concern risk exists, (b) Assessed the reasonableness of assumptions management used in their future cash flow projections including comparison to prior year results, consideration of positive and negative evidence impacting management’s forecasts, and consideration of the Company’s financing arrangements in place as of the report date, (c) Developed our own independent calculation of expected source and use of funds and needs of the Company over the one year period from the date of issuance of the consolidated financial statements, (d) Confirmed cash balances as of December 31, 2020 with the banks and tested management’s bank reconciliations, (e) Identified management’s plans for dealing with the adverse conditions and events discussed above and assessed the reasonableness of the assumptions of such plans, (f) Assessed whether it is probable that management’s plans, when implemented, will mitigate the adverse effects of the conditions and events discussed above, (g) Concluded whether substantial doubt exists as to whether the Company can continue as a going concern for a period of one year after the consolidated financial statements are issued and (h) Considered the effect of such conclusion on the consolidated financial statement disclosures and our report of an independent registered public accounting firm. We agreed with management’s assessment that the going concern risk is alleviated and a liquidity footnote would be sufficient.

Percentage of Completion Revenue Recognition & Related Contract Assets and Contract Liabilities

As described in footnote 1, “Revenue Recognition – Technology Systems” and footnote 9, “Contract Accounting” to the consolidated financial statements, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimated costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and  the corresponding amount of revenue to recognize. In addition, contract assets on uncompleted contracts represent costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method. Contract liabilities on uncompleted contracts represent billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

We identified this percentage of completion revenue recognition as a critical audit matter.  Auditing management’s judgments regarding forecasts of total estimated costs to complete projects involves a high degree of subjectivity.

The primary procedures we performed to address this critical audit matter included (a) evaluated the reasonableness of management’s cost estimates to complete projects by comparing them to historical information, year to date current information and other supporting contracts or information, (b) agreed cost details to supporting documents, (c) confirmed billings with customers and/or tracing cash receipts to bank statements, (d) computed the revenue earned and recognized, (e) computed the contract asset or liability and (f) performed ratio analysis and gross margin comparisons on a sample of technology systems revenues.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2013

Boca Raton, Florida

March 30, 2021

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$3,969,100	$56,249
Accounts receivable, net	1,244,876	2,611,608
Contract assets	102,458	1,375,920
Prepaid expenses and other current assets	486,626	716,598

Total Current Assets	5,803,060	4,760,375

Property and equipment, net	342,180	260,181
Operating lease right of use asset	196,144	430,146

OTHER ASSETS:
Software Development Costs, net	—	20,000
Patents and trademarks, net	64,415	61,598
Total Other Assets	64,415	81,598

TOTAL ASSETS	$6,405,799	$5,532,300

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,	December 31,
	2020	2019
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$599,317	$2,641,437
Accounts payable - related parties	7,700	12,791
Notes payable - financing agreements	42,942	42,299
Notes payable - related parties, net of discounts	—	905,373
Line of credit	—	27,615
Payroll taxes payable	3,146	115,111
Accrued expenses	1,038,092	393,272
Current portion-equipment financing agreements	89,620	45,072
Current portion-operating lease obligations	202,797	239,688
Current portion-SBA loan	627,465	—
Contract liabilities	709,553	8,661
Deferred revenue	315,370	936,428

Total Current Liabilities	3,636,002	5,367,747

Equipment financing payable, less current portion	103,184	89,026
Operating lease obligations, less current portion	—	202,797
SBA loan, less current portion	782,805	—

Total Liabilities	4,521,991	5,659,570

Commitments and Contingencies (Note 11)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,485,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at December 31, 2020 and December 31, 2019, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at December 31, 2020 and December 31, 2019, convertible into common stock at $7 per share	1,705,000	1,705,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,535,339 and 1,982,039 shares issued, 3,534,015 and 1,980,715 shares outstanding at December 31, 2020 and December 31, 2019, respectively	3,536	1,982
Additional paid-in capital	39,820,874	31,063,915
Total stock & paid-in-capital	41,529,410	32,770,897
Accumulated deficit	(39,488,150)	(32,740,715)
Sub-total	2,041,260	30,182
Less: Treasury stock (1,324 shares of common stock at December 31, 2020 and December 31, 2019)	(157,452)	(157,452)

Total Stockholders’ Equity (Deficit)	1,883,808	(127,270)

Total Liabilities and Stockholders’ Equity (Deficit)	$6,405,799	$5,532,300

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020	2019

REVENUES:
Technology systems	$4,956,130	$11,963,438
Technical support	1,801,043	1,377,459
Consulting services	273,604	300,418
AI technologies	1,008,671	—

Total Revenues	8,039,448	13,641,315

COST OF REVENUES:
Technology systems	3,665,493	6,510,658
Technical support	1,109,741	528,966
Consulting services	117,004	120,253
AI technologies	360,817	—

Total Cost of Revenues	5,253,055	7,159,877

GROSS PROFIT	2,786,393	6,481,438

OPERATING EXPENSES:
Sales & marketing	717,809	950,962
Engineering	1,358,925	1,254,235
Research and development	1,022,188	1,479,334
Administration	5,011,913	3,987,941
AI technologies	1,309,986	1,215,488

Total Operating Expenses	9,420,821	8,887,960

LOSS FROM OPERATIONS	(6,634,428)	(2,406,522)

OTHER INCOME (EXPENSES):
Interest Expense	(150,137)	(69,322)
Other income, net	37,130	4,962

Total Other Income (Expenses)	(113,007)	(64,360)

NET LOSS	$(6,747,435)	$(2,470,882)

Basic & Diluted Net Loss Per Share	$(2.03)	$(1.39)

Weighted Average Shares-Basic & Diluted	3,320,193	1,781,704

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2020 and 2019

	Preferred Stock		Common Stock		Additional	Accumulated	Treasury
	# of Shares	Amount	# of Shares	Amount	Paid-in-Capital	Deficit	Stock	Total

Balance December 31, 2019	1,705	$1,705,000	1,982,039	$1,982	$31,063,915	$(32,740,715)	$(157,452)	$(127,270)
Common stock issued for cash and warrants	—	—	1,542,188	1,542	9,251,586	—	—	9,253,128
Modification of employee stock options	—	—	—	—	102,800	—	—	102,800
Stock options granted to employees	—	—	—	—	351,970	—	—	351,970
Stock issuance cost	—	—	—	—	(1,001,885)	—	—	(1,001,885)
Common stock issued for services	—	—	11,112	12	52,488	—	—	52,500
Net loss for the year ended December 31, 2020	—	—	—	—	—	(6,747,435)	—	(6,747,435)
Balance December 31, 2020	1,705	$1,705,000	3,535,339	$3,536	$39,820,874	$(39,488,150)	$(157,452)	$1,883,808

Balance December 31, 2018	2,830	$2,830,000	1,505,883	$1,505	$27,416,802	$(30,269,833)	$(149,459)	$(170,985)
Common stock issued for warrants exercised	—	—	301,042	302	2,317,718	—	—	2,318,020
Common stock issued for cash less warrants exercised	—	—	9,878	10	(10)	—	—	—
Stock options granted to employees	—	—	—	—	44,874	—	—	44,874
Stock repurchase	—	—	—	—	—	—	(7,993)	(7,993)
Stock issuance cost	—	—	—	—	(20,000)	—	—	(20,000)
Series B convertible preferred converted to common stock	(1,125)	(1,125,000)	160,713	161	1,124,839	—	—	—
Common stock issued for services	—	—	4,523	4	32,913	—	—	32,917
Debt discount from warrants issued with promissory note	—	—	—	—	146,779	—	—	146,779
Net loss for the year ended December 31, 2019	—	—	—	—	—	(2,470,882)	—	(2,470,882)
Balance December 31, 2019	1,705	$1,705,000	1,982,039	$1,982	$31,063,915	$(32,740,715)	$(157,452)	$(127,270)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2020	2019

Cash from operating activities:
Net loss	$(6,747,435)	$(2,470,882)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense (recovery)	(3,217)	220,405
Depreciation and amortization	222,514	184,620
Stock based compensation	351,970	44,874
Modification of employee stock options	102,800	—
Interest expense related to debt discounts	94,627	64,652
Amortization of operating lease right of use asset	234,001	214,100
Changes in assets and liabilities:
Accounts receivable	1,369,949	(1,293,219)
Contract assets	1,273,462	(167,316)
Prepaid expenses and other current assets	491,598	(174,202)
Accounts payable	(2,042,118)	1,224,720
Related payable-related party	(5,091)	(682)
Payroll taxes payable	(111,965)	(202,462)
Accrued expenses	697,320	203,861
Operating lease obligation	(239,688)	(201,761)
Contract liabilities	700,892	(2,240,168)
Deferred revenue	(621,058)	573,900

Net cash used in operating activities	(4,231,439)	(4,019,560)

Cash flows from investing activities:
Purchase of patents/trademarks	(8,185)	(13,095)
Purchase of fixed assets	(279,146)	(206,480)

Net cash used in investing activities	(287,331)	(219,575)

Cash flows from financing activities:
Repurchase of common stock	—	(7,993)
Repayments of line of credit	(27,615)	(3,586)
Repayments of related party notes	—	(80,000)
Stock issuance costs	(1,001,885)	(20,000)
Repayments of notes payable	(1,000,000)	(262,500)
Repayments of insurance and equipment financing	(260,983)	(266,134)
Repayment of finance lease	(62,931)	(24,652)
Proceeds from SBA loan	1,410,270	—
Proceeds from notes payable-related parties	—	1,080,000
Proceeds from notes payable	—	250,000
Proceeds from equipment leasing	121,637	102,928
Proceeds from common stock issued	9,253,128	—
Proceeds from warrants exercised	—	2,318,020

Net cash provided by financing activities	8,431,621	3,086,083

Net increase (decrease) in cash	3,912,851	(1,153,052)
Cash, beginning of period	56,249	1,209,301
Cash, end of period	$3,969,100	$56,249

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended
	December 31,
	2020	2019

Supplemental Disclosure of Cash Flow Information:
Interest paid	$33,698	$6,320

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$52,500	$32,917
Lease right of use asset and liability	$—	$644,245
Note issued for financing of insurance premiums	$261,626	$260,103
Debt discount on Notes issued	$—	$12,500
Note issued for equipment financing lease	$—	$55,822
Relative fair value of warrant recorded as debt discount	$—	$146,779

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “duostech Group”), through its operating subsidiaries, Duos Technologies, Inc. (“duostech”) and TrueVue360, Inc. (“TrueVue360”), collectively the (“Company”) develops and deploys cutting-edge technologies that will help to transform precision railroading, logistics and inter-modal transportation operations.  Additionally, these unique patented solutions can be employed into many other industries.

The Company has developed the Railcar Inspection Portal (RIP) that provides both freight and transit railroad customers and select government agencies the ability to conduct fully remote railcar inspections of trains while they are in transit.  The system, which incorporates a variety of sophisticated optical technologies, illumination and other sensors, scans each passing railcar to create an extremely high-resolution image set from a variety of angles including the undercarriage.  These images are then processed through various methods of artificial intelligence algorithms to identify specific defects and/or areas of interest on each railcar.  This is all accomplished within seconds of a railcar passing through our portal.  This solution has the potential to transform the railroad industry immediately increasing safety, improving efficiency and reducing costs.  The Company has successfully deployed this system with several Class 1 railroad customers and anticipates an increased demand in the future.   Government agencies can conduct digital inspections combined with the incorporated AI to improve rail traffic flow across borders which also directly benefits the Class 1 railroads through increasing their velocity.

The Company has also developed the Automated Logistics Information System (ALIS) which automates and reduces/removes personnel from gatehouses where trucks enter and exit large logistics and intermodal facilities.  This solution also incorporates sensors and data points as necessary for each operation and directly interconnects with backend logistics databases and processes to streamline operations, significantly improve operations, and security and importantly dramatically improves the vehicle throughput on each lane the technology is deployed.

The Company has built a portfolio of IP and patented solutions that creates “actionable intelligence” using two core native platforms called centraco® and praesidium®.   All solutions provided include a variant of both applications.  Centraco is designed primarily as the user interface to all our systems as well as the backend connection to third-party applications and databases through both Application Programming Interfaces (APIs) and Software Development Kits (SDKs).  This interface is browser based and hosted within each one of our systems and solutions.  It is typically also customized for each unique customer and application.  Praesidium typically resides as middleware in our systems and manages the various image capture devices and some sensors for input into the Centraco software.

The Company also developed a proprietary Artificial Intelligence (AI) software platform, truevue360™ with the objective of focusing the Company’s advanced intelligent technologies in the areas of AI, deep machine learning and advanced multi-layered algorithms to further support our solutions.

The Company also provides professional and consulting services for large data centers and has been developing a system for the automation of asset information marketed as dcVue™.  The Company is now deploying its dcVue software. This software is used by Duos’ consulting auditing teams. dcVue is based upon the Company’s OSPI patent which was awarded in 2010. The Company offers dcVue available for license to our customers as a licensed software product.

The Company’s strategy is to deliver operational and technical excellence to our customers, expand our RIP and ALIS solutions into current and new customers focused in the Rail, Logistics and U.S. Government Sectors, offer both CAPEX and OPEX pricing models to customers that increases recurring revenue, backlog and improves profitability, responsibly grow the business both organically and through selective acquisitions, and finally promote a performance-based work force where employees enjoy their work and are incentivized to excel and remain with the Company.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Reverse Stock Split

All share and per share amounts have been presented to give retroactive effect to a 1-for-14 reverse-stock split that occurred in January 2020.

Reclassifications

The Company reclassified certain operating expenses for the year ended December 31, 2019 to conform to 2020 classification.  There was no net effect on the total operating expenses of such reclassification.

The following table reflects the reclassification adjustment effect for the year ended December 31, 2019:

	Before Reclassification		After Reclassification
	For the Year Ended		For the Year Ended
	December 31,		December 31,
	2019		2019
OPERATING EXPENSES:
Selling and marketing expenses	$421,535	Sales and marketing	$950,962
Salaries, wages and contract labor	5,570,140	Engineering	1,254,235
Research and development	431,425	Research and development	1,479,334
Professional fees	252,825	AI technologies	1,215,488
General and administrative expenses	2,212,035	Administration	3,987,941

Total Operating Expenses	$8,887,960		$8,887,960

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue360, Inc. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, estimates of the valuation of right of use assets and corresponding lease liabilities and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of December 31, 2020, balance in one financial institution exceeded federally insured limits by approximately $3,490,000.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2020 two customers accounted for 45% and 23% of revenues. For the year ended December 31, 2019, three customers accounted for 48%, 13% and 10% of revenues.  In all cases, there are no minimum contract values stated. Each contract covers an agreement to deliver a rail inspection portal which, once accepted, must be paid in full, with 30% or more being due and payable prior to delivery. The balances of the contracts are for service and maintenance which is paid annually in advance with revenues recorded ratably over the contract period.  Each of the customers referenced has the following termination provisions:

•

For Customer 1, termination can be made, prior to delivery of products or services, in the case where either party breach any of its obligations under the agreement with the Company. The other party may terminate the agreement effective fifteen (15) Business Days following notice from the non-defaulting party, if the non-performance has not been cured within such period, and without prejudice to damages that could be claimed by the non-defaulting party. Either party may terminate the agreement if the other party becomes unable to pay its debts in the ordinary course of business; goes into liquidation (other than for the purpose of a genuine amalgamation or restructuring); has a receiver appointed over all or part of its assets; enters into a composition or voluntary arrangement with its creditors; or any similar event occurs in any jurisdiction, all to the extent permitted by law.

•

For Customer 2, prior to delivery of products or services, either party may terminate the agreement with the Company upon the other party’s material breach of a representation, warranty, term, covenant or undertaking in the agreement if, within thirty (30) days following the delivery of a written notice to the defaulting party setting forth in reasonable detail the basis of such default, the defaulting party has not rectified such default to the reasonable satisfaction of the non-defaulting party. Failure to perform due to a force majeure condition shall not be considered a material default under the agreement.

At December 31, 2020, two customers accounted for 56% and 30% of accounts receivable. At December 31, 2019, two customers accounted for 68% and 10% of accounts receivable.  Much of the credit risk is mitigated since all of the customers listed here are Class 1 railroads with a history of timely payments to us.

Geographic Concentration

Approximately 51% and 59% of revenue in 2020 and 2019, respectively, is generated from customers outside of the United States.

Significant Vendors and Concentration of Credit Risk

At December 31, 2020, one vendor accounted for 36% of accounts payable. At December 31, 2019, three vendors accounted for 15%, 13% and 12% of accounts payable.

One supplier accounted for approximately 11% of total purchases for the year ended December 31, 2020. One supplier accounted for approximately 28% of total purchases for the year ended December 31, 2019.

Fair Value of Financial Instruments and Fair Value Measurements

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:

Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions that the market participants would use in the asset or liability based on the best available information.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts receivable, prepaid expense, accounts payable, accrued expenses and notes payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on accounts, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Product Warranties

The Company has a 90 day warranty period for materials and labor after final acceptance of all projects. If any parts are defective they are replaced under our vendor warranty which is usually 12 to36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2020 and 2019, the warranty costs have been de-minimis, therefore no accrual of warranty liability has been made.

Loan Costs

Loan costs paid to lenders or third parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Technology Systems

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-89, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations, satisfaction of a performance obligation creates revenue, and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.

Identify the contract with the customer;

2.

Identify the performance obligations in the contract;

3.

Determine the transaction price;

4.

Allocate the transaction price to separate performance obligations; and

5.

Recognize revenue when (or as) each performance obligation is satisfied.

For revenues related to technology systems, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimated costs to complete projects. These estimated costs are then used to determine the  progress towards contract completion and  the corresponding amount of revenue to recognize.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.  (see Note 9)

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

Consulting Services

The Company recognizes revenue from its IT asset management business in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses revenue recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing), (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

AI Technologies

The Company has begun to derive revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms to provide important operating information to the users of our systems.  The revenue generated from these applications of AI consists of an annual application maintenance fee which will be recognized ratably over the year, plus fees for the design, development, testing and incorporation of new algorithms into the system which will be recognized upon completion of each deliverable.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method. At December 31, 2020 and 2019, the balance of deferred revenue was $315,370 and $936,428, respectively. The amounts will be recorded to revenue over the next 12 months.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.

We have four distinct revenue sources:

a.

Turnkey, engineered projects;

b.

Associated maintenance and support services;

c.

Licensing and professional services related to auditing of data center assets;

d.

Predetermined algorithms to provide important operating information to the users of our systems.

2.

We currently operate in North America including the United States, Mexico and Canada.

3.

Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.

Our contracts are fixed price and fall into two duration types:

a.

Turnkey engineered projects and professional service contracts that are less than one year in duration and are typically two to three months in length; and

b.

Maintenance and support contracts ranging from one to five years in length.

5.

Our goods and services are transferred over time.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Quantitative:

For the Year Ended December 31, 2020

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets
North America	$5,558,405	$298,705	$23,951	$687,293	$188,819	$273,604	$1,008,671	$8,039,448

Major Goods and Service Lines
Turnkey Projects	$4,131,155	$59,616	$33,363	$599,481	$132,515	$—	$—	$4,956,130
Technical Support	1,427,250	239,089	(9,412)	87,812	56,304	—	—	1,801,043
Data Center Auditing Services	—	—	—	—	—	266,449	—	266,449
Software License	—	—	—	—	—	7,155	—	7,155
Algorithms	—	—	—	—	—	—	1,008,671	1.008,671
	$5,558,405	$298,705	$23,951	$687,293	$188,819	$273,604	$1,008,671	$8,039,448

Timing of Revenue Recognition
Goods transferred over time	$4,131,155	$59,616	$33,363	$599,481	$132,515	$273,604	$1,008,671	$6,238,405
Services transferred over time	1,427,250	239,089	(9,412)	87,812	56,304	—	—	1,801,043
	$5,558,405	$298,705	$23,951	$687,293	$188,819	$273,604	$1,008,671	$8,039,448

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

For the Year Ended December 31, 2019

Segments	Rail	Commercial	Petrochemical	Government	Banking	IT Suppliers	Total
Primary Geographical Markets
North America	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

Major Goods and Service Lines
Turnkey Projects	$10,020,318	$422,230	$70,545	$88,723	$1,361,622	$—	$11,963,438
Maintenance & Support	1,181,476	43,552	29,296	112,936	10,199	—	1,377,459
Data Center Auditing Services	—	—	—	—	—	246,658	246,658
Software License	—	—	—	—	—	53,760	53,760
	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

Timing of Revenue Recognition
Goods transferred over time	$10,020,318	$422,230	$70,545	$88,723	$1,361,622	$300,418	$12,263,856
Services transferred over time	1,181,476	43,552	29,296	112,936	10,199	—	1,377,459
	$11,201,794	$465,782	$99,841	$201,659	$1,371,821	$300,418	$13,641,315

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2020 and 2019, there were no advertising costs.

Stock Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2020, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2017, 2018 and 2019 remain open for potential audit.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2020, there was an aggregate of 1,587,553 outstanding warrants to purchase shares of common stock. At December 31, 2020, there was an aggregate of 451,898 employee stock options to purchase shares of common stock. Also, at December 31, 2020, 243,571 common shares were issuable upon conversion of Series B Convertible Preferred Stock, all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance effective January 1, 2019.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases, and (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease right of use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

In August 2020, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement (ASU 2020-06) related to the measurement and disclosure requirements for convertible instruments and contracts in an entity’s own equity. The pronouncement simplifies and adds disclosure requirements for the accounting and measurement of convertible instruments and the settlement assessment for contracts in an entity’s own equity. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. We plan to adopt this pronouncement for our fiscal year beginning January 1, 2022, and we do not expect it to have a material effect on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – LIQUIDITY

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $6,747,435 for the year ended December 31, 2020. During the same period, cash used in operating activities was $4,231,439. The working capital surplus and accumulated deficit as of December 31, 2020 were $2,167,058 and $39,488,150, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering which was completed during the first quarter of 2020 (the “2020 Offering”).

Upon completion of the 2020 Offering, management raised sufficient working capital to meet its needs for the next 12-months without the need to raise further capital. Since the advent of the Covid-19 pandemic, the Company has experienced a significant slowdown in closing new projects due to cautious actions by current and potential clients.  We continue to be successful in identifying new business opportunities and are focused on re-establishing a backlog of projects. Most importantly, the Company’s success in increasing its working capital surplus after receiving proceeds from the 2020 Offering of more than $8.1 million has given us the runway required to maintain our business strategy overall.  In addition, the Company was successful in securing a loan of $1.4 million during the second quarter from the Small Business Administration via the PPP/CARES Act program which further bolstered the Company’s cash reserves. Management has been and continues to take actions including, but not limited to, elimination of certain costs that did not contribute to short term revenue, re-aligning management with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. During February 2021, management has taken further significant actions including reorganizing senior management and selectively improving organizational efficiency to effectively grow the business as the expected order flow resumes in 2021. (see Note 15)

Management believes that, at this time, we have alleviated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations. However, if we experience a significant increase in business in 2021 beyond current forecasts, we may require an increase in working capital in that year. In the first quarter of 2021, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock (see Note 15). Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on this increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate enough revenue and to attain consistently profitable operations. Although the current global pandemic related to the coronavirus (Covid-19) has affected our operations, and we do believe this is expected to be a long-term issue, the Company cannot currently quantify the uncertainty related to the recent pandemic and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least 12 months from the date of this report.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2020 and  2019:

	December 31,	December 31,
	2020	2019
Accounts receivable	$1,244,876	$2,757,013
Allowance for doubtful accounts	—	(145,405)
	$1,244,876	$2,611,608

There was bad debt (recovery) expense related to accounts receivable of (3,217) and $220,405 in 2020 and 2019, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Furniture, fixtures and equipment	$1,569,328	$1,290,183
Less: Accumulated depreciation	(1,227,148)	(1,030,002)
	$342,180	$260,181

Depreciation expense in 2020 and 2019 was $197,146 and $159,252, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	2020	2019
Patents and trademarks	$301,770	$293,585
Less: Accumulated amortization	(237,355)	(231,987)
	$64,415	$61,598

Amortization expense in 2020 and 2019 was $5,368 and $5,368, respectively.

NOTE 6 – SOFTWARE DEVELOPMENT COSTS

In 2018, the Company capitalized $60,000, relating to the development of new software products. These software products were developed by a third party and had passed the preliminary project stage prior to capitalization.

	December 31,	December 31,
	2020	2019
Software development costs	$60,000	$60,000
Less: Accumulated amortization	(60,000)	(40,000)
	$—	$20,000

Amortization of software development costs in 2020 and 2019 was $20,000 and $20,000, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 – DEBT

Notes Payable – Insurance Premium Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	December 31, 2020		December 31, 2019
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$23,327	7.75%	$28,500	7.31%
Third Party - Insurance Note 2	10,457	5.26%	—	6.36%
Third Party - Insurance Note 3	9,158	—	13,799	—
Third Party - Insurance Note 4	—	—	—	—
Total	$42,942		$42,299

The Company entered into an agreement on December 23, 2019 with its insurance provider by issuing a $28,500 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 7.31% payable in monthly installments of principal and interest totaling $2,218 through October 23, 2020. The policy renewed on December 23, 2020 in the amount of $30,994 with an annual interest rate of 7.75% payable in monthly installments of principal and interest totaling $2,416 through October 23, 2021.  The balance of Insurance Note 1 as of December 31, 2020 and December 31, 2019 was $23,327 and $28,500, respectively.

The Company entered into an agreement on April 15, 2019 in the amount of $51,940 with an annual interest rate of 6.36% payable (Insurance Note 2) with monthly installments of principal and interest totaling $5,326 through December 15, 2019 and the Company renewed the policy on April 15, 2020 in the amount of $51,379 with an annual interest rate of 5.26% payable in monthly installments of principal and interest totaling $5,263 through February 15, 2021. At December 31, 2020 and December 31, 2019, the balance of Insurance Note 2 was $10,457 and zero, respectively.

The Company entered into an agreement on September 15, 2019 in the amount of $13,799 with its insurance provider by issuing a note payable (Insurance Note 3) for the purchase of an insurance policy, secured by 5 installment payments.  The Company renewed the policy on September 15, 2020, secured by 12 monthly installments. At December 31, 2020 and December 31, 2019, the balance of Insurance Note 3 was $9,158 and $13,799, respectively.

The Company entered into an agreement on February 3, 2019 in the amount of $141,058 with an annual interest rate of 6.36% payable in monthly installments of principal and interest totaling $14,520 (Insurance Note 4) through December 3, 2019. The policy renewed on February 3, 2020 in the amount of $109,812 with eight monthly installments of $13,726. At December 31, 2020 and December 31, 2019, the balance of Insurance Note 4 was zero and zero, respectively.

Equipment Financing

The Company entered into an agreement on August 26, 2019 with an equipment financing company by issuing a $147,810 secured  note, with an annual interest rate of 12.72% and payable in monthly installments of principal and interest totaling $4,963 through August 1, 2022.  The Company entered into an additional agreement on May 22, 2020 with the same equipment financing company by issuing a $121,637 secured note, with an annual interest rate of 9.90% and payable in monthly installments of principal and interest totaling $3,919 through June 1, 2023. At December 31, 2020 and 2019, the balance of these notes was $192,804 and $134,098 respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

At December 31, 2020, future minimum note payments due under the equipment financing agreements are as follows:

As of December 31,	Amount
2021	$106,588
2022	86,735
2023	23,515
Total minimum equipment financing payments	$216,838
Less: interest	(24,034)
Total equipment financing at December 31, 2020	$192,804
Less: current portion of equipment financing	(89,620)
Long-term portion of equipment financing	$103,184

Notes Payable – Related Parties

	December 31, 2020		December 31, 2019
Payable To	Principal	Interest	Principal	Interest

Related party	$—		$267,000	3%
Related party	—		733,000	3%
Total	—		1,000,000
Less unamortized discounts	—		(94,627)
Total, net	$—		$905,373

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the aggregate principal amount of $267,000, pursuant to a note, repayable on June 25, 2020. The note carried an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 11,920 shares of the Company’s common stock at a price of $7.70 per share. On June 22, 2020, the Company repaid this short-term note in the amount of $267,000. The balance of this note as of December 31, 2020 and 2019 was zero and $267,000, respectively.

The Company entered into an agreement with a related party on September 25, 2019 whereby the related party loaned the Company the aggregate principal amount of $733,000, pursuant to a note, repayable on June 25, 2020. The note carried an annual interest rate of 3%. In addition, the Company issued warrants permitting the related party to purchase for cash 32,724 shares of the Company’s common stock at a price of $7.70 per share. On June 22, 2020, the Company repaid this short-term note in the amount of $733,000.  The balance of this note as of December 31, 2020 and 2019 was zero and $733,000, respectively.

The Company determined the relative fair value between the notes and the warrants on the issue date utilizing the Bi-nominal Lattice Pricing Model for the warrants. As a result, the Company allocated $146,779 to the warrants, which was recorded as a debt discount with an offset to additional paid in capital in the accompanying consolidated financial statements. The fair value pricing model used the following assumptions: stock price $7.00, warrant exercise price $7.70, expected term of 5 years, expected volatility of 86% and discount rate of 1.609%.

For the year ended December 31, 2020, the Company recorded $94,627 for amortization of the debt discount discussed above to interest expense in the accompanying consolidated financial statements.

Notes Payable

The Company entered into an agreement on August 12, 2019 with a shareholder by executing a short-term $262,500 note repayable on November 11, 2019. The note was issued with a 5% original issue discount and the Company received a net amount of $250,000. No other consideration was given.  On November 12, 2019, the Company repaid the short-term note in the amount of $262,500.  The original issue discount of $12,500 was fully amortized in 2019.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Notes Payable – SBA Loan

	December 31, 2020		December 31, 2019
Payable To	Principal	Interest	Principal	Interest

SBA loan	$1,410,270	1%	$—
Total	1,410,270		—
Less current portion	(627,465)		—
Long-term portion	$782,805		$—

On April 23, 2020, the Company entered into a promissory note (the “Note”) with BBVA USA, which provides for a loan in the amount of $1,410,270 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Company applied for the PPP loan forgiveness and was granted forgiveness on February 1, 2021.  (see Note 15)

NOTE 8 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed. This line of credit has been paid in full as of May 5, 2020.The balance as of December 31, 2020 and December 31, 2019, was zero and $27,615, respectively, including accrued interest.

NOTE 9 – CONTRACT ACCOUNTING

Contract Assets

Contract assets on uncompleted contracts represent costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2020 and 2019, contract assets on uncompleted contracts consisted of the following:

	2020	2019
Costs and estimated earnings recognized	$4,152,850	$3,700,124
Less: Billings or cash received	(4,050,392)	(2,324,204)
Contract Assets	$102,458	$1,375,920

Contract Liabilities

Contract liabilities on uncompleted contracts represent billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2020 and 2019, contract liabilities on uncompleted contracts consisted of the following:

	2020	2019
Billings and/or cash receipts on uncompleted contracts	$2,978,007	$35,665
Less: Costs and estimated earnings recognized	(2,268,454)	(27,004)
Contract Liabilities	$709,553	$8,661

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 10 – DEFERRED COMPENSATION

As of December 31, 2020, and 2019, the Company has accrued $797,042 and $277,850, respectively, of deferred compensation relating to individual agreements with former CEO and sales staff, which are included in the accompanying consolidated balance sheet in accrued expenses.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Delinquent Payroll Taxes Payable

The Company has subsequently paid its delinquent IRS payroll taxes and late fees. At December 31, 2020 and December 31, 2019, the payroll taxes payable balance of $3,146 and $115,111 included accrued late fees in the amount of zero and $37,210, respectively.  The remaining balance of $3,146 with the state of California will be remitted in 2021.

Licensing Agreement

In 2018, the Company had entered into a software license and configuration services agreement with a third-party vendor. The support and maintenance fees of approximately $300,000 included support and updates to the vendor’s Gateway software and customer access to their services (including web application, mobile application, and associated APIs) for gateway configuration, gateway monitoring and management, application configuration, application management, and automatic model updates.

Simultaneously, the Company had also entered into a SaaS agreement with the same vendor that was an Amazon AWS-hosted software service supporting the creation and deployment of Artificial Intelligence.  It consisted of a public API, web application, iPhone application, and associated back-end services.

Consistent with the provisions of the agreements, the Company sent formal notice of termination and non-renewal of both agreements to the vendor.  The vendor confirmed the end-of-service date effective December 31, 2019 (the “Termination Date”).  No further obligations from either party are in effect beyond the Termination Date.

Effective December 1, 2019, all Artificial Intelligence development and deployment were seamlessly transitioned to the Company’s truevue360 platform.

Operating Lease Obligations

The Company has an operating lease agreement for office space of approximately 8,308 square feet that was amended on May 1, 2016 and again on April 1, 2019, increasing the office space to approximately 10,203 square feet, with the lease ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.

The Company entered a new lease agreement of office and warehouse combination space of approximately 4,400 square feet on June 1, 2018 and ending May 31, 2021.  On December 21, 2020, this lease was extended to October 31, 2021.  This additional space allows for resource growth and engineering efforts for operations before deploying to the field.  The rent is subject to an annual escalation of 3%.

The Company now has a total of office and warehouse space of approximately 14,603 square feet.

At December 31, 2020, future minimum lease payments due under Operating Leases are as follows:

As of December 31,	Amount
2021	$213,568
Total minimum operating lease payments	213,568
Less: interest	(10,771)
Total lease liability at December 31, 2020	$202,797

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”), which requires all leases with a term greater than 12 months to be recognized on the balance sheet, while lease expenses would continue to be recognized in the statement of operations in a manner similar to current accounting guidance. We adopted ASU 2016-02 effective January 1, 2019, on a modified retrospective basis, without adjusting comparative periods presented. Effective January 1, 2019, the Company established a right-of-use model (ROU) asset and operating lease liability in the amount of $644,245. The right of use asset balance at December 31, 2020 was $202,797. These are the Company’s only operating leases whose term is greater than 12 months. The adoption of ASU 2016-02 did not materially affect our consolidated statement of operations or our consolidated statements of cash flows. We made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and to recognize all lease payments for leases with a term greater than 12 months on a straight-line basis over the lease term in our unaudited consolidated statements of operations.

The current monthly lease payment is $25,098.  Rental expense for the office lease during 2020 and 2019 was $279,975 and $262,710, respectively.

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next year. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2020 and 2019 was $21,341 and $12,104, respectively.

	Year Ended December 31,
	2020	2019
FP Mailing	$375	$372
Brewsmart Beverage/A. Antique Coffee Services	320	235
New Lane	1,800	500
Canon	10,144	10,997
Apple Financial Services	5,018	—
Ring Power	1,688	—
Ascentium Leasing	1,060	—
NFS Leasing	936	—
Total rent expense	$21,341	$12,104

Executive Severance Agreement

On April 1, 2018, the Company entered into an employment agreement (the “Arcaini Employment Agreement”) with Gianni B. Arcaini, pursuant to which Mr. Arcaini served as Chief Executive Officer and Chairman of the Board of Directors of the Company. Under the Arcaini Employment Agreement, Mr. Arcaini was paid an annual salary of $249,260 and an annual car allowance of $18,000. In addition, as incentive-based compensation, Mr. Arcaini was entitled to 1% of annual gross revenues of the Company and its subsidiaries. The Arcaini Employment Agreement had an initial term through March 31, 2020, subject to renewal for successive one-year terms unless either party gave notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term. The Arcaini Employment Agreement was approved by the Compensation Committee.

As previously disclosed, on July 10, 2020, the Company announced that Mr. Arcaini would retire from these positions, effective as of September 1, 2020 (the “CEO Transition”). In order to facilitate a transition of his duties, the Company and Mr. Arcaini entered into a separation agreement which became effective as of July 10, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Arcaini’s employment with the Company ended on September 1, 2020 and he will receive separation payments over a 36-month period equal to his base salary plus $75,000 as well as certain limited health and life insurance benefits. The Separation Agreement also contains confidentiality, non-disparagement and non-solicitation covenants and a release of claims by Mr. Arcaini who continued to serve as Chairman of the Board of Directors of the Company.  The Corporate Governance and Nominating Committee did not submit Mr. Arcaini for re-election as a director and on November 19, 2020 at the Annual Shareholders meeting a new non-Executive Chairman was appointed.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

In accordance with the Separation Agreement the Company will pay to Mr. Arcaini the total sum of $747,788. Notwithstanding the foregoing, the status of Mr. Arcaini as a “Specified Employee” as defined in Internal Revenue Code Section 409A has the effect of delaying any payments to Mr. Arcaini under the Separation Agreement for six months after the Separation Date. On March 1, 2021, the Company paid to Mr. Arcaini a lump-sum amount equal to the first six months of payments, or $124,631, owed to Mr. Arcaini and the Company will continue to pay him in bi-weekly installments for 30 months thereafter, as contemplated in the Arcaini Employment Agreement.  In addition, the Company will pay one-half of Mr. Arcaini’s current life insurance premiums for 36 months of approximately $1,200 and provide and pay for his health insurance for 18 months following the Separation Date of approximately $1,700. Unvested options in the amount of 50,358 became exercisable and vested in their entirety on the Separation Date valued at $95,127. The Company made payment of his attorneys’ fees for legal work associated with the negotiation and drafting of the Separation Agreement of approximately $17,000.

NOTE 12 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2020 and 2019 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,
	2020	2019
Income tax benefit at U.S. statutory rate of 21%	$(1,416,961)	$(518,885)
State income taxes	(242,908)	(88,952)
Non-deductible expenses	135,152	26,943
Change in valuation allowance	1,524,717	580,894
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Deferred Tax Assets:
Net operating loss carryforward	$6,807,482	$5,224,941
Intangible assets	31,841	53,995
Allowance for bad debt	—	35,670
	6,839,323	5,314,606
Valuation allowance	(6,839,323)	(5,314,606)
Net deferred tax assets	$—	$—

The gross operating loss carryforward was approximately $27,672,692 and $21,403,666 at December 31, 2020 and 2019, respectively. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2020 and 2019 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $1,524,717 in 2020.

The potential tax benefit arising from the net operating loss carryforward of $4,357,876 from the period prior to January 1, 2018 will expire in 2037. The potential tax benefit arising from the net operating loss carryforward of $2,409,245 from the period following the Act’s effective date can be carried forward indefinitely within the annual usage limitations.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitation as a result of ownership or business changes that may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards. If necessary, the deferred tax assets will be reduced by any carryforward that may not be utilized or expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2019, 2018 and 2017 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 13 – STOCKHOLDERS’ EQUITY (DEFICIT)

2016 Equity Plan

On March 11, 2016, the Board adopted the 2016 Equity Incentive Plan (the “2016 Plan”) and the shareholders approved the 2016 Plan during the annual shareholders meeting on April 21, 2016. On May 27, 2016, the Company filed a registration statement for the securities planned to be issued under the plan which became effective at that date.

The “2016 Plan” provided for the issuance of up to 16,327 shares of our common stock. The purpose of the Plan was to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders. In March 2018, the Board of Directors approved an increase in the total amount of shares or share equivalents that could be issued under the 2016 Plan to 178,572. On July 31, 2019, the shareholders approved an increase in the total maximum amount issuable under the 2016 Plan to 321,429.

On April 23, 2018, the Company issued a total of 160,152 incentive stock options to certain employees and directors under the 2016 Plan. In 2019, the Company issued an additional 17,144 options for two directors who joined the board and a former officer forfeited 14,286 options. On April 1, 2020, the Company cancelled and re-issued 160,866 existing non-qualified options to key staff members, officers and directors which had an exercise price of $14.00 per share with a reduced exercise price of $6.00 per share. In addition, a further 149,424 options were issued to key staff members, officers and directors with an exercise price of $4.74 per share and 536 options were forfeited. From September to December 2020, 140,000 options  with strike prices ranging from $4.18 to $4.35 were issued the Company’s new CEO and two key staff members as an incentive to join the Company. At the end of 2020 there were 311,898 options issued under the 2016 Plan and 140,000 non-plan options. (see Note 14)

Administration

The 2016 Plan was administered by the Compensation Committee of the Board, which currently consists of two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the Compensation Committee had complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the Compensation Committee does not have any authority to modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Grant of Awards, Shares Available for Awards

The 2016 Plan provided for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We reserved a total of 321,429 shares of common stock for issuance as or under awards made under the 2016 Plan.  If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are twenty-five identified employees (including four executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

Stock Options

The 2016 Plan provided for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”).  The stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options could be granted on such terms and conditions as the Compensation Committee may determine, provided, however, that the per share exercise price under a stock option could not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owned (or was deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our Company or a parent or subsidiary of our Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs could be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option, (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR), (iii) is transferable only with the related stock option, and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the Compensation Committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the Compensation Committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m). The 2016 Plan terminated pursuant to its terms on December 31, 2020, although all outstanding awards on such date continue in full force and effect.

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Certificate of Designation”) as previously filed. Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock are validly issued, fully paid and non-assessable.

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $7.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.  Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) which included the issuance of 2,830 shares of Series B Convertible Preferred Stock worth $2,830,000 (including the conversion of liabilities at a price of $1,000 per Class B Unit. As of the date hereof, there are 1,705 shares of Series B Convertible Preferred Stock issued and outstanding (see below for 2019 and 2020 conversions to common stock).

Common stock issued for warrants

During the first quarter of 2019, the Company entered into an agreement with two shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 214,286 shares, to reduce the exercise price of these warrants to $7.70 from the original exercise price of $9.10 based on immediate exercise. Both shareholders exercised these warrants in March 2019 for proceeds to the Company of $1,650,000.

The Company also accepted warrant exercises in the second quarter of 2019 from three additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 66,756 shares. The exercise price of these warrants was also lowered to $7.70 from the original exercise price of $9.10 based on immediate exercise for further proceeds to the Company of $514,020. Further, during the second quarter of 2019, the Company issued 9,878 shares of common stock upon the cashless exercise of 46,571 common stock warrants.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Additionally, the Company also accepted warrant exercises in the third quarter of 2019 from two additional shareholders who were also holders of warrants to purchase shares of common stock in the aggregate amount of 19,643 shares of common stock for proceeds to the Company in the amount of $151,250.

The Company also accepted a warrant exercise in the fourth quarter of 2019 from one shareholder who was also a holder of warrants to purchase shares of common stock in the aggregate amount of 357 shares of common stock for proceeds to the Company in the amount of $2,750.

During the third quarter of 2020, 67,500 warrants previously issued as compensation for banking fees related to the 2020 offering, were released from a contractual “lock-up” pursuant to the terms of the raise lock-up. In addition, 1,197 warrants expired, and 9,450 warrants were cancelled and re-issued on the direction of the holder.

Common stock issued for services and settlements

The Company issued 2,484 shares of common stock on August 28, 2019 for payment of accrued board fees to two directors in the amount of $19,167 for services to the Board.

The Company issued 2,039 shares of common stock on December 31, 2019 for payment of accrued board fees to three directors in the amount of $13,750 for services to the Board.

The Company issued 1,611 shares of common stock on March 31, 2020 for payment of accrued board fees to three directors in the amount of $7,500 for services to the Board.

The Company issued 1,632 shares of common stock on June 30, 2020 for payment of accrued board fees to three directors in the amount of $7,500 for services to the Board.

The Company issued 7,869 shares of common stock on September 30, 2020 for payment of accrued board fees to three directors in the amount of $37,500 for services to the Board.

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the year ended December 31, 2020 and 2019, was $454,770 and $44,874, respectively, for stock options granted to employees and directors. This expense is included in selling, general and administrative expenses in the consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At December 31, 2020, the total compensation cost for stock options not yet recognized was $264,256. This cost will be recognized over the remaining vesting term of the options of approximately one year.

Series B Convertible Preferred Stock

A holder of Series B Convertible Preferred Stock converted 750 shares into 107,142 shares of common stock, valued at $750,000 during the third quarter of 2019.

A holder of Series B Convertible Preferred Stock converted 375 shares into 53,571 shares of common stock, valued at $375,000 during the fourth quarter of 2019.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A”. For shareholders who invested in previous private placements, the Company was offering on a case-by-case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A. In December of 2017, the Company redeemed all of the Series A and continues to hold 235 shares purchased for $148,000 as a part of the original transaction.  In December 2018, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value.  The Company purchased 84 shares at $7.00 per shares and 140 shares at $6.30 per share.  In 2019, the Company entered into an agreement with two shareholders to purchase shares from them at fair market value.  The Company purchased 115 shares at $10.08 per shares and 753 shares at $9.09 per share.  Accordingly, as of December 31, 2020, and 2019, the Company held 1,324 shares of Company Series A stock at an aggregate value of $157,452.

NOTE 14 – COMMON STOCK OPTIONS AND WARRANTS

Options

2020

During the second quarter of 2020, 160,866 options were cancelled and re-issued to key staff-members, officers, and directors.  Of those options granted, 100% vested immediately. The value of the re-issued options granted was $102,800.  In addition, 149,424 new options were granted to key staff-members, officers and directors.  Of those options granted, 50% vested on January 1, 2021 and the other 50% will vest on January 1, 2022. The value of the new options is $370,312.

During the third quarter of 2020, 100,000 options were issued to the Company’s new CEO as a hiring incentive.  Of these options 50% will vest on September 1, 2021 and the other 50% will vest on September 1, 2022.  The value of these options is $193,388.  In addition, as a part of the severance agreement agreed with the former CEO, 50,358 unvested options were vested and the unamortized portion of those options were charged in the amount of $95,127.

During the fourth quarter of 2020, 40,000 options were granted to two new key employees.  For 20,000 of those options, 50% of the options will vest on October 12, 2021 and the other 50% will vest on October 12, 2022.  For the other 20,000 options, one-third will vest on November 23, 2021, the next third will vest on November 23, 2022 and the final third will vest on November 23, 2023.  The value of these options is $91,574.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Outstanding at December 31, 2018	160,152	$14.00	4.3	—
Granted	17,144	$14.00	5.0	—
Forfeited	(14,286)	14.00	—	—
Outstanding at December 31, 2019	163,010	$14.00	3.4	—
Exercisable at December 31, 2019	154,438	$14.00	3.4	—

Outstanding at December 31, 2019	163,010	$14.00	3.4	—
Granted	450,290	$5.06	4.4	—
Cancelled/Forfeited	(161,402)	$14.00	—	—
Outstanding at December 31, 2020	451,898	$5.06	4.4	$7,200
Exercisable at December 31, 2020	212,832	$5.76	4.2	—

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The fair value of the incentive stock option grants for the years ended December 31, 2020 and 2019 were estimated using the following weighted- average assumptions:

For the Years Ended December 31,
	2020	2019
Risk free interest rate	0.18% - 0.26%	1.44 - 2.44%
Expected term in years	2.50 - 3.50	2.76 - 3.25
Dividend yield	—	—
Volatility of common stock	68.00% - 86.24%	117.18% - 151.43%
Estimated annual forfeitures	—	—

Warrants

2020

During the first quarter of 2020, 67,500 warrants were issued as compensation in the form of bankers warrants in connection with the 2020 Offering for which no other warrants were issued.  The warrants had a strike price of $9.00 and were locked up until the third quarter of 2020.

During the second quarter of 2020, 9,450 warrants previously issued as bankers warrants in the first quarter were cancelled and re-issued with no change in terms. In addition, 1,197 warrants previously issued, expired.

During the third quarter of 2020, 67,500 warrants issued in the first quarter became exercisable.

During the fourth quarter of 2020, 12,469 previously issued warrants were cancelled and re-issued with no change in terms as part of a settlement between certain shareholders.

2019

During the first quarter of 2019, 214,286 warrants were exercised for cash in the amount of $1,650,000 and 38 warrants expired.

During the second quarter of 2019, a total of 113,328 warrants were exercised of which 66,756 were for cash in the amount of $137,500 and 46,572 were cashless in exchange for 9,878 shares of common stock. Total common stock issued was 76,634 shares.

During the third quarter of 2019, 44,644 warrants were issued in connection with a $1,000,000 working capital loan (see Note 7).  Additionally, 19,643 warrants were exercised for cash in the amount of $151,250.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

During the fourth quarter of 2019, 357 warrants were exercised for cash in the amount of $2,750.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (Years)	Value
Outstanding at December 31, 2018	1,815,181	$9.52	3.9	—
Warrants expired, forfeited, cancelled or exercised	(338,575)
Warrants issued	44,644	$7.70	4.9	—
Outstanding at December 31, 2019	1,521,250	$8.78	3.9	—
Exercisable at December 31, 2019	1,521,250	$8.78	3.9	—

Outstanding at December 31, 2019	1,521,250	$8.78	3.9	—
Warrants expired, forfeited, cancelled or exercised	(23,116)
Warrants issued	89,419	$9.02	2.2	—
Outstanding at December 31, 2020	1,587,333	$8.62	2.0	—
Exercisable at December 31, 2020	1,587,333	$8.69	2.0	—

NOTE 15 – SUBSEQUENT EVENTS

On February 1, 2021, the Company received notice that the PPP Cares Act loan that was issued in 2020 in the amount of $1,421,395 including accrued interest, was forgiven by the Small Business Administration.

On February 26, 2021, as previously disclosed, the Company accepted an offer from two existing shareholders to invest $4,500,000 in the form of a newly designated Series C Convertible Preferred Stock.  The offer includes a registration rights agreement and contains certain voting limitations subject to shareholder approval.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$7,071,913	$3,969,100
Accounts receivable, net	1,390,152	1,244,876
Contract assets	37,566	102,458
Prepaid expenses and other current assets	694,702	486,626
Total Current Assets	9,194,333	5,803,060

Property and equipment, net	321,143	342,180
Operating lease right of use asset	154,023	196,144

OTHER ASSETS:
Patents and trademarks, net	70,508	64,415
Total Other Assets	70,508	64,415

TOTAL ASSETS	$9,740,007	$6,405,799

(Continued)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	March 31,	December 31,
	2021	2020
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$689,649	$599,317
Accounts payable - related parties	7,700	7,700
Notes payable - financing agreements	237,390	42,942
Payroll taxes payable	3,146	3,146
Accrued expenses	984,174	1,038,092
Current portion - equipment financing agreements	92,224	89,620
Current portion-operating lease obligations	158,556	202,797
Current portion-SBA loan	—	627,465
Contract liabilities	166,033	709,553
Deferred revenue	1,267,921	315,370
Total Current Liabilities	3,606,793	3,636,002

Equipment financing payable, less current portion	79,128	103,184
SBA loan, less current portion	—	782,805
Total Liabilities	3,685,921	4,521,991

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 1,705 and 1,705 issued and outstanding at March 31, 2021 and December 31, 2020, convertible into common stock at $7 per share	1,705,000	1,705,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 4,500 issued and outstanding at March 31, 2021 and 0 issued and outstanding at December 31, 2020, convertible into common stock at $5.50 per share	4,500,000	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 3,535,339 shares issued, 3,534,015 shares outstanding at March 31, 2021 and December 31, 2020, respectively	3,536	3,536
Additional paid-in capital	39,897,175	39,820,874
Total stock & paid-in-capital	46,105,711	41,529,410
Accumulated deficit	(39,894,173)	(39,488,150)
Sub-total	6,211,538	2,041,260
Less: Treasury stock (1,324 shares of common stock at March 31, 2021 and December 31, 2020)	(157,452)	(157,452)
Total Stockholders' Equity	6,054,086	1,883,808

Total Liabilities and Stockholders' Equity	$9,740,007	$6,405,799

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	March 31,
	2021	2020

REVENUES:
Technology systems	$1,490,298	$513,674
Services and consulting	664,456	477,271

Total Revenues	2,154,754	990,945

COST OF REVENUES:
Technology systems	1,895,485	1,092,058
Services and consulting	331,384	293,954
Overhead	503,593	260,421

Total Cost of Revenues	2,730,462	1,646,433

GROSS MARGIN	(575,708)	(655,488)

OPERATING EXPENSES:
Sales & marketing	311,801	139,852
Research & development	61,033	40,639
Administration	873,758	1,251,936

Total Operating Expenses	1,246,592	1,432,427

LOSS FROM OPERATIONS	(1,822,300)	(2,087,915)

OTHER INCOME (EXPENSES):
Interest expense	(6,220)	(68,932)
Other income, net	1,422,497	9,798

Total Other Income (Expense)	1,416,277	(59,134)

NET LOSS	$(406,023)	$(2,147,049)

Basic & Diluted Net Loss Per Share	$(0.11)	$(0.80)

Weighted Average Shares-Basic & Diluted	3,535,339	2,687,482

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

	Preferred Stock B		Preferred Stock C		Common Stock
	# of Shares	Amount	# of Shares	Amount	# of Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Treasury Stock	Total

Balance December 31, 2020	1,705	$1,705,000	—	$—	3,535,339	$3,536	$39,820,874	$(39,488,150)	$(157,452)	$1,883,808

Stock options granted to employees	—	—	—	—	—	—	76,301	—	—	76,301

Series C preferred stock issued	—	—	4,500	4,500,000	—	—	—	—	—	4,500,000

Net loss for the three months ended March 31, 2021	—	—	—	—	—	—	—	(406,023)	—	(406,023)

Balance March 31, 2021	1,705	$1,705,000	4,500	$4,500,000	3,535,339	$3,536	$39,897,175	$(39,894,173)	$(157,452)	$6,054,086

Balance December 31, 2019	1,705	1,705,000	—	—	1,982,039	1,982	31,063,915	(32,740,715)	(157,452)	(127,270)

Common stock issued	—	—	—	—	1,542,188	1,542	9,251,586	—	—	9,253,128

Stock options granted to employees	—	—	—	—	—	—	8,100	—	—	8,100

Stock issuance cost	—	—	—	—	—	—	(1,001,885)	—	—	(1,001,885)

Common stock issued for services	—	—	—	—	1,611	2	7,498	—	—	7,500

Net Loss for the three months ended March 31, 2020	—	—	—	—	—	—	—	(2,147,049)	—	(2,147,049)

Balance March 31, 2020	1,705	$1,705,000	—	—	3,525,838	$3,526	$39,329,214	$(34,887,764)	$(157,452)	$5,992,524

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
Cash from operating activities:
Net loss	$(406,023)	$(2,147,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	73,049	48,647
Stock based compensation	76,301	8,100
PPP loan forgiveness including accrued interest	(1,421,577)	—
Interest expense related to debt discounts	—	48,926
Amortization of operating lease right of use asset	42,121	55,858
Changes in assets and liabilities:
Accounts receivable	(197,827)	1,966,072
Contract assets	64,892	992,220
Prepaid expenses and other current assets	7,579	(5,062)
Accounts payable	90,332	(1,970,190)
Accounts payable-related party	—	(300)
Payroll taxes payable	—	(102,721)
Accrued expenses	(42,611)	(242,303)
Lease obligation	(44,241)	(55,965)
Contract liabilities	(490,970)	1,509
Deferred revenue	952,551	(254,755)

Net cash used in operating activities	(1,296,424)	(1,657,013)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,435)	(7,310)
Purchase of fixed assets	(50,670)	(28,935)

Net cash used in investing activities	(58,105)	(36,245)

Cash flows from financing activities:
Repayments of line of credit	—	(27,550)
Repayments of insurance and equipment financing	(21,206)	(23,094)
Repayment of finance lease	(21,452)	(10,702)
Proceeds from common stock issued	—	9,253,128
Issuance cost	—	(1,001,885)
Proceeds from preferred stock issued	4,500,000	—

Net cash provided by financing activities	4,457,342	8,189,897

Net increase in cash	3,102,813	6,496,639
Cash, beginning of period	3,969,100	56,249
Cash, end of period	$7,071,913	$6,552,888

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,671	$6,643

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for accrued BOD fees	$—	$7,500
Note issued for financing of insurance premiums	$215,654	$165,375

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (the “duostech Group”), through its operating subsidiaries, Duos Technologies, Inc. (“duostech”) and TrueVue360, Inc. (“TrueVue360”) (collectively the “Company”), develops and deploys cutting-edge technologies that will help to transform precision railroading, logistics and inter-modal transportation operations. Additionally, these unique patented solutions can be employed into many other industries.

The Company has developed the Railcar Inspection Portal (RIP) that provides both freight and transit railroad customers and select government agencies the ability to conduct fully remote railcar inspections of trains while they are in transit. The system, which incorporates a variety of sophisticated optical technologies, illumination and other sensors, scans each passing railcar to create an extremely high-resolution image set from a variety of angles including the undercarriage. These images are then processed through various methods of artificial intelligence algorithms to identify specific defects and/or areas of interest on each railcar. This is all accomplished within seconds of a railcar passing through our portal. This solution has the potential to transform the railroad industry immediately increasing safety, improving efficiency and reducing costs. The Company has successfully deployed this system with several Class 1 railroad customers and anticipates an increased demand in the future. Government agencies can conduct digital inspections combined with the incorporated AI to improve rail traffic flow across borders which also directly benefits the Class 1 railroads through increasing their velocity.

The Company has also developed the Automated Logistics Information System (ALIS) which automates and reduces/removes personnel from gatehouses where trucks enter and exit large logistics and intermodal facilities. This solution also incorporates sensors and data points as necessary for each operation and directly interconnects with backend logistics databases and processes to streamline operations and significantly improve operations and security and importantly dramatically improves the vehicle throughput on each lane on which the technology is deployed.

The Company has built a portfolio of IP and patented solutions that creates “actionable intelligence” using two core native platforms called centraco® and praesidium®. All solutions provided include a variant of both applications. Centraco is designed primarily as the user interface to all our systems as well as the backend connection to third-party applications and databases through both Application Programming Interfaces (APIs) and Software Development Kits (SDKs). This interface is browser based and hosted within each one of our systems and solutions. It is typically also customized for each unique customer and application. Praesidium typically resides as middleware in our systems and manages the various image capture devices and some sensors for input into the centraco software.

The Company also developed a proprietary Artificial Intelligence (AI) software platform, truevue360™ with the objective of focusing the Company’s advanced intelligent technologies in the areas of AI, deep machine learning and advanced multi-layered algorithms to further support our solutions.

The Company also provides professional and consulting services for large data centers and has been developing a system for the automation of asset information marketed as dcVue™. The Company is now deploying its dcVue software. This software is used by Duos’ consulting auditing teams. dcVue is based upon the Company’s OSPI patent which was awarded in 2010. The Company offers dcVue available for license to our customers as a licensed software product.

The Company’s strategy is to deliver operational and technical excellence to our customers, expand our RIP and ALIS solutions into current and new customers focused in the Rail, Logistics and U.S. Government Sectors, offer both CAPEX and OPEX pricing models to customers that increases recurring revenue, backlog and improves profitability, responsibly grow the business both organically and through selective acquisitions, and promote a performance-based work force where employees enjoy their work and are incentivized to excel and remain with the Company.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not indicative of the results that may be expected for the year ending December 31, 2021 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2021.

Reclassifications

The Company reclassified certain expenses for the three months ended March 31, 2020 to conform to 2021 classification. There was no net effect on the total expenses of such reclassification.

The following table reflects the reclassification adjustment effect in the three months ended March 31, 2020:

	Before Reclassification		After Reclassification
	For the Three Months Ended		For the Three Months Ended
	March 31,		March 31,
	2020		2020

REVENUES:		REVENUES:
Technology systems	$513,674	Technology systems	$513,674
Technical support	345,187	Services and Consulting	477,271
Consulting	132,084	—	—

Total Revenue	990,945	Total Revenue	990,945

COST OF REVENUES:		COST OF REVENUES:
Technology systems	581,544	Technology systems	1,092,058
Technical support	234,276	Services and consulting	293,954
Consulting services	72,260	Overhead	260,421

Total Cost of Revenues	888,080	Total Cost of Revenues	1,646,433

GROSS MARGIN	102,865	GROSS MARGIN	(655,488)

OPERATING EXPENSES:		OPERATING EXPENSES:
Sales and marketing	139,852	Sales and marketing	139,852
Engineering	312,428	Research and development	40,639
Research and development	406,392	Administration	1,251,936
Administration	1,015,559	—	—
AI technologies	316,549	—	—

Total Operating Expenses	2,190,780	Total Operating Expenses	1,432,427

LOSS FROM OPERATIONS	$(2,087,915)	LOSS FROM OPERATIONS	$(2,087,915)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Principles of Consolidation

The unaudited consolidated financial statements include duostech Group and its wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue360, Inc. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of intangible and other long-lived assets, estimates of net contract revenues and the total estimated costs to determine progress towards contract completion, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, estimates of the valuation of right of use assets and corresponding lease liabilities and valuation of stock-based awards. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. As of March 31, 2021, the balance in one financial institution exceeded federally insured limits by approximately $6,646,955.

Significant Customers and Concentration of Credit Risk

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the three months ended March 31, 2021, one customer accounted for 79% (“Customer 2”) of revenues. For the three months ended March 31, 2020, three customers accounted for 44% (“Customer 1”), 13% (“Customer 2”) and 13% (“Customer 3”) of revenues. In all cases, there is no minimum contract value stated. Each contract covers an agreement to deliver a rail inspection portal which, once accepted, must be paid in full with 30% or more being due and payable prior to delivery. The balances of the contracts are for service and maintenance which is paid annually in advance with revenues recorded ratably over the contract period. Each of the customers referenced has the following termination provisions:

●

Customer 1, termination can be made, prior to delivery of products or services, in the case where either party breaches any of its obligations under the agreement with the Company. The other party may terminate the agreement effective 15 Business Days following notice from the non-defaulting party, if the non-performance has not been cured within such period, and without prejudice to damages that could be claimed by the non-defaulting party. Either party may terminate the agreement if the other party becomes unable to pay its debts in the ordinary course of business; goes into liquidation (other than for the purpose of a genuine amalgamation or restructuring); has a receiver appointed over all or part of its assets; enters into a composition or voluntary arrangement with its creditors; or any similar event occurs in any jurisdiction, all to the extent permitted by law.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

●

For Customer 2, prior to delivery of products or services, either party may terminate the agreement with the Company upon the other party’s material breach of a representation, warranty, term, covenant or undertaking in the agreement if, within 30 days following the delivery of a written notice to the defaulting party setting forth in reasonable detail the basis of such default, the defaulting party has not rectified such default to the reasonable satisfaction of the non-defaulting party. Failure to perform due to a force majeure condition shall not be considered a material default under the agreement. Either party may terminate the agreement upon the other party’s material breach of a representation, warranty, term, covenant or undertaking in the agreement if, within 30 days following the delivery of a written notice to the defaulting party setting forth in reasonable detail the basis of such default, the defaulting party has not rectified such default to the reasonable satisfaction of the non-defaulting party. Failure to perform due to a force majeure condition shall not be considered a material default under the agreement.

●

For Customer 3, prior to delivery of products or services if the customer terminates the statement of work for convenience, no refund of any advance payments will be due to Customer 3. ln the event of a material breach by the Company, which breach is not cured, or cure has not begun within 30 days of written notice to the Company by Customer 3, Customer 3 may terminate this statement of work for cause. In the event of termination by Customer 3 for cause, the Company shall reimburse Customer 3 any unused prepaid fees on a pro rata basis.

At March 31, 2021, one customer accounted for 79% of accounts receivable. At December 31, 2020, two customers accounted for 56% and 30% of accounts receivable. Much of the credit risk is mitigated since all of the customers listed here are Class 1 railroads with a history of timely payments to us.

Geographic Concentration

For the three months ended March 31, 2021, approximately 86% of revenue is generated from three customers outside of the United States. For the three months ended March 31, 2020, approximately 54% of revenue is generated from two customers outside of the United States. These customers are Canadian and Mexican, and two of the three are Class 1 railroads operating in the United States.

Fair Value of Financial Instruments and Fair Value Measurements

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:

Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions that the market participants would use in the asset or liability based on the best available information.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts receivable, prepaid expense, accounts payable, accrued expenses and notes payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Software Development Costs

Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. The technological feasibility of a software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product meets its design specifications, including functionality, features, and technical performance requirements. Software development costs incurred after establishing technological feasibility for software sold as a perpetual license, as defined within ASC 985-20 (Software – Costs of Software to be Sold, Leased, or Marketed) are capitalized and amortized on a product-by-product basis when the product is available for general release to customers.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At March 31, 2021, there was an aggregate of 1,587,553 outstanding warrants to purchase shares of common stock. At March 31, 2021, there was an aggregate of 471,898 shares of employee stock options to purchase shares of common stock. Also, at March 31, 2021, 243,571 common shares were issuable upon conversion of Series B convertible preferred stock and 818,182 common shares were issuable upon conversion of Series C convertible preferred stock all of which were excluded from the computation of dilutive earnings per share because their inclusion would have been anti-dilutive.

Revenue Recognition

As of January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-89, Revenue from Contracts with Customers (“ASC 606”), that affects the timing of when certain types of revenues will be recognized. The basic principles in ASC 606 include the following: a contract with a customer creates distinct unrecognized contract assets and performance obligations, satisfaction of a performance obligation creates revenue, and a performance obligation is satisfied upon transfer of control to a good or service to a customer.

Revenue is recognized by evaluating our revenue contracts with customers based on the five-step model under ASC 606:

1.	Identify the contract with the customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to separate performance obligations; and
5.	Recognize revenue when (or as) each performance obligation is satisfied.

For revenues related to technology systems, the Company recognizes revenue over time using a cost-based input methodology in which significant judgment is required to estimated costs to complete projects. These estimated costs are then used to determine the progress towards contract completion and the corresponding amount of revenue to recognize.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Accordingly, the Company now bases its revenue recognition on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC-606-10-55-187 through 192.

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Segment Information

The Company operates in one reportable segment.

Stock Based Compensation

The Company accounts for employee stock-based compensation in accordance with ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method for employees and directors and the contractual term for non-employees. The risk-free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2020, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement (ASU 2020-06) related to the measurement and disclosure requirements for convertible instruments and contracts in an entity's own equity. The pronouncement simplifies and adds disclosure requirements for the accounting and measurement of convertible instruments and the settlement assessment for contracts in an entity's own equity. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. We plan to adopt this pronouncement for our fiscal year beginning January 1, 2022, and we do not expect it to have a material effect on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

NOTE 2 – LIQUIDITY

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss of $406,023 for the three months ended March 31, 2021. During the same period, net cash used in operating activities was $1,296,424. The working capital surplus and accumulated deficit as of March 31, 2021 were $5,587,540 and $39,894,173, respectively. In previous financial reports, the Company had raised substantial doubt about continuing as a going concern. This was principally due to a lack of working capital prior to an underwritten offering which was completed during the first quarter of 2020 (the “2020 Offering”).

Upon completion of the 2020 Offering, management raised sufficient working capital to meet its needs for the next 12 months without the need to raise further capital. Since the advent of the Covid-19 pandemic, the Company has experienced a significant slowdown in closing new projects due to cautious actions by current and potential clients.  We continue to be successful in identifying new business opportunities and are focused on re-establishing a backlog of projects. Most importantly, the Company’s success in increasing its working capital surplus after receiving proceeds from the 2020 Offering of more than $8,200,000 and more recently, in the first quarter of 2021, receiving net proceeds of $4,500,000 from the issuance of Series C Preferred Stock to two large shareholders, continues to give us the capital required to fund the fundamental business changes that we undertook in the last quarter of 2020 and maintain our business strategy overall.  In addition, the Company was successful in securing a loan of $1,410,270 during the second quarter of 2020 from the Small Business Administration via the PPP/CARES Act program which further bolstered the Company’s cash reserves. This loan was forgiven in the current quarter and leaves the Company essentially debt free. Management has been and continues to take actions including, but not limited to, elimination of certain costs that did not contribute to short term revenue, and re-aligning both management and staffing with a focus on improving certain skill sets necessary to build growth and profitability and focusing product strategy on opportunities that are likely to bear results in the relatively short term. During the first quarter, management has taken further significant actions including reorganizing our engineering and technical teams and selectively improving organizational efficiency to effectively grow the business as the expected order flow resumes in 2021.

Management believes that, at this time, we have alleviated the substantial doubt for the Company to continue as a going concern. We are executing the plan to grow our business and achieve profitability without the requirement to raise additional capital for existing operations. As previously noted, the Company raised $4,500,000 from existing shareholders through the issuance of Series C Convertible Preferred Stock. Although additional investment is not assured, the Company is comfortable that it would be able to raise sufficient capital to support expanded operations based on this increase in business activity. In the long run, the continuation of the Company as a going concern is dependent upon the ability of the Company to continue executing the plan described above, generate enough revenue and attain consistently profitable operations. Although the current global pandemic related to the coronavirus (Covid-19) has affected our operations, and we do believe this is expected to be a long-term issue, the Company cannot currently quantify the uncertainty related to the recent pandemic and its effects on our customers in the coming quarters. We have analyzed our cash flow under “stress test” conditions and have determined that we have sufficient liquid assets on hand to maintain operations for at least 12 months from the date of this report.

NOTE 3 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	March 31, 2021		December 31, 2020
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$16,486	7.75%	$23,327	7.75%
Third Party - Insurance Note 2	—	5.26%	10,457	5.26%
Third Party - Insurance Note 3	5,250	—	9,158	—
Third Party - Insurance Note 4	215,654	—	—	—
Total	$237,390		$42,942

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

The Company entered into an agreement on December 23, 2020 with its insurance provider by issuing a $23,327 note payable (Insurance Note 1) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 7.75% payable in monthly installments of principal and interest totaling $2,416 through October 23, 2021. The balance of Insurance Note 1 as of March 31, 2021 and December 31, 2020 was $16,486 and $23,327, respectively.

The Company entered into an agreement on April 15, 2020 with its insurance provider by issuing a $51,379 note payable (Insurance Note 2) for the purchase of an insurance policy, secured by that policy with an annual interest rate of 5.26% payable in monthly installments of principal and interest totaling $5,263 through February 15, 2021. At March 31, 2021 and December 31, 2020, the balance of Insurance Note 2 was zero and $10,457, respectively.

The Company entered into an agreement on September 15, 2020 with its insurance provider by issuing a $13,796 note payable (Insurance Note 3) for the purchase of an insurance policy, secured by 12 monthly installments. At March 31, 2021 and December 31, 2020, the balance of Insurance Note 3 was $5,250 and $9,158, respectively.

The Company entered into an agreement on February 3, 2020 with its insurance provider by issuing a $165,375 note payable (Insurance Note 4) with a down payment of $55,563 for the purchase of an insurance policy secured by eight monthly installments of $13,726 through December 3, 2020. The policy renewed on February 3, 2021 in the amount of $215,654 with a down payment paid in the amount of $37,000 on April 6, 2021 and ten monthly installments of $17,899. At March 31, 2021 and December 31, 2020, the balance of Insurance Note 4 was $215,654 and zero, respectively.

Equipment Financing

The Company entered into an agreement on August 26, 2019 with an equipment financing company by issuing a $147,810 secured note, with an annual interest rate of 12.72% and payable in monthly installments of principal and interest totaling $4,963 through August 1, 2022. The Company entered into an additional agreement on May 22, 2020 with the same equipment financing company by issuing a $121,637 secured note, with an annual interest rate of 9.90% and payable in monthly installments of principal and interest totaling $3,919 through June 1, 2023. At March 31, 2021 and December 31, 2020, the balance of these notes was $171,352 and $192,804, respectively.

At March 31, 2021, future minimum lease payments due under the equipment financing is as follows:

As of December 31,	Amount
2021	$79,941
2022	86,735
2023	23,515
Total minimum equipment financing payments	$190,191
Less: interest	(18,839)
Total equipment financing at March 31, 2021	$171,352
Less: current portion of equipment financing	(92,224)
Long term portion of equipment financing	$79,128

Notes Payable – SBA Loan

	March 31, 2021		December 31, 2020
Payable To	Principal	Interest	Principal	Interest

SBA loan	$—		$1,410,270	1%
Total	—		1,410,270
Less current portion	—		(863,845)
Long term portion	$—		$546,425

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

On April 23, 2020, the Company entered into a promissory note (the “Note”) with BBVA USA, which provided for a loan in the amount of $1,410,270 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan had a two-year term and accrued interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments were deferred for nine months after the date of disbursement. The Loan could be prepaid at any time prior to maturity with no prepayment penalties. The Company applied for the PPP loan forgiveness and was granted forgiveness on February 1, 2021. At March 31, 2021 and December 31, 2020, the loan balance was zero and $1,410,270, respectively.

NOTE 4 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000 but is now closed. The balance as of March 31, 2021 and December 31, 2020, was zero and zero, respectively, including accrued interest. This line of credit has been paid in full as of May 5, 2020.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Delinquent Payroll Taxes Payable

The Company has paid its delinquent IRS payroll taxes and late fees in full. At March 31, 2021 and December 31, 2020, the state payroll taxes payable balance was $3,146 and $3,146, respectively. The remaining balance of $3,146 with the state of California will be remitted in 2021.

Operating Lease Obligations

The Company has an operating lease agreement for office space of 8,308 square feet that was amended on May 1, 2016 and again on April 1, 2019, increasing the office space to 10,203 square feet, with the lease ending on October 31, 2021. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.

The Company entered a new lease agreement of office and warehouse combination space of 4,400 square feet on June 1, 2018 and ending May 31, 2021. The Company has extended this lease to coincide with the main office space lease that will be ending on October 31, 2021. This additional space allows for resource growth and engineering efforts for operations before deploying to the field. The rent is subject to an annual escalation of 3%.

The Company now has a total of office and warehouse space of approximately 14,603 square feet.

At March 31, 2021, future minimum lease payments due under operating leases are as follows:

As of March 31, 2021	Amount
Total minimum financial lease payments	$164,961
Less: interest	(6,405)
Total lease liability at March 31, 2021	$158,556

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842) (“ASU 2016-02”), which requires all leases with a term greater than 12 months to be recognized on the balance sheet, while lease expenses would continue to be recognized in the statement of operations in a manner similar to current accounting guidance. We adopted ASU 2016-02 effective January 1, 2019, on a modified retrospective basis, without adjusting comparative periods presented. Effective January 1, 2019, the Company established a right-of-use model (ROU) asset and operating lease liability in the amount of $644,245. The Company extended the lease agreement of office and warehouse combination space to coincide with the main office space and recorded a right-of-use model (ROU) to the asset and operating lease liability in the amount of $21,022. The right of use asset balance at March 31, 2021 was $158,556. These are the Company’s only lease whose term is greater than 12 months. The adoption of ASU 2016-02 did not materially affect our unaudited consolidated statement of operations or our unaudited consolidated statements of cash flows. We made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and to recognize all lease payments for leases with a term greater than 12 months on a straight-line basis over the lease term in our unaudited consolidated statements of operations.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Executive Severance Agreement

On July 10, 2020, the Company announced that Gianni Arcaini would retire from the positions of Chief Executive Officer and Chairman of the Board effective as of September 1, 2020 (the “CEO Transition”). In order to facilitate a transition of his duties, the Company and Mr. Arcaini entered into a separation agreement which became effective as of July 10, 2020 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Arcaini’s employment with the Company ended on September 1, 2020 and he will receive separation payments over a 36-month period equal to his base salary plus $75,000 as well as certain limited health and life insurance benefits. The Separation Agreement also contains confidentiality, non-disparagement and non-solicitation covenants and a release of claims by Mr. Arcaini who continued to serve as Chairman of the Board of Directors of the Company. The Corporate Governance and Nominating Committee did not submit Mr. Arcaini for re-election as a director and on November 19, 2020 at the Annual Shareholders meeting a new non-Executive Chairman was appointed.

In accordance with the Separation Agreement, the Company will pay to Mr. Arcaini the total sum of $747,788. Notwithstanding the foregoing, the status of Mr. Arcaini as a “Specified Employee” as defined in Internal Revenue Code Section 409A has the effect of delaying any payments to Mr. Arcaini under the Separation Agreement for six months after the Separation Date. On March 1, 2021, the Company paid to Mr. Arcaini a lump-sum amount equal to the first six months of payments, or $124,631, owed to Mr. Arcaini and the Company will continue to pay him in semi-monthly installments for 30 months thereafter, as contemplated in Mr. Arcaini’s Separation Agreement. In addition, the Company will pay one-half of Mr. Arcaini’s current life insurance premiums for 36 months of approximately $1,200 per month and provide and pay for his health insurance for 36 months following the Separation Date of approximately $450 per month. Unvested options in the amount of 50,358 became exercisable and vested in their entirety on the Separation Date valued at $95,127. The Company made payment of his attorneys’ fees for legal work associated with the negotiation and drafting of the Separation Agreement of approximately $17,000.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common stock issued

On February 12, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 1,350,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $6.00 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 202,500 shares of Common Stock. The Offering closed on February 18, 2020. The Common Stock began trading on the Nasdaq Capital Market under the symbol DUOT on February 13, 2020.

On February 20, 2020, pursuant to and in compliance with the terms and conditions of the aforementioned Underwriting Agreement and the Offering, the Underwriters partially exercised the Over-allotment Option to purchase 192,188 shares of Common Stock at $6.00 per share (the “Over-Allotment Exercise”). The sale of the Over-Allotment Exercise to purchase 192,188 shares of Common Stock closed on February 21, 2020.

In total, the Company issued 1,542,188 shares of Common Stock in connection with the underwritten public offering and up listing to the Nasdaq Capital Market national exchange. The securities were issued pursuant to a Registration Statement on Form S-1 (File No. 333- 235455), as amended, which was declared effective by the Securities and Exchange Commission on February 12, 2020. The Company received gross proceeds of approximately $9.25 million for the Offering, including the exercise of the Over-Allotment Exercise, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Series C Convertible Preferred Stock

On February 26, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors in the Company (the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers purchased 4,500 shares of a newly authorized Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”), and the Company received proceeds of $4,500,000. The Purchase Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Under the Purchase Agreement, the Company is required to hold a meeting of shareholders at the earliest practical date, but in no event later than June 25, 2021 (or July 26, 2021 in the event of a review of the proxy statement by the Securities and Exchange Commission (the “SEC”)). Nasdaq Marketplace Rule 5635(d) limits the number of shares of common stock (or securities that are convertible into common stock) without shareholder approval. The Company is required to obtain shareholder approval (the “Stockholder Approval”) in order to issue shares of common stock underlying the Series C Convertible Preferred Stock at a price less than the greater of book or market value which equal 20% or more of the number of shares of common stock outstanding before the issuance. As described below, the terms of the Series C Convertible Preferred Stock limit its convertibility to a number of shares less than the 20% limit, until the Stockholder Approval is obtained. If the Company does not obtain the Stockholder Approval at the first meeting, it is required to hold shareholder meetings every four months until the Stockholder Approval is obtained.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, the Company shall file with the SEC a registration statement covering the resale by the Purchasers of the shares of common stock into which the shares of Series C Convertible Preferred Stock are convertible. The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

The Company’s Board of Directors has designated 5,000 shares as the Series C Convertible Preferred Stock. Each share of the Series C Convertible Preferred Stock has a stated value of $1,000. The holders of the Series C Convertible Preferred Stock, the holders of the common stock and the holders of any other class or series of shares entitled to vote with the common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company. Each share of Series C Convertible Preferred Stock has 172 votes (subject to adjustment); provided that in no event may a holder of Series C Convertible Preferred Stock be entitled to vote a number of shares in excess of such holder’s Beneficial Ownership Limitation (as defined in the Certificate of Designation and as described below). Each share of Series C Convertible Preferred Stock is convertible, at any time and from time to time, at the option of the holder, into that number of shares of common stock (subject to the Beneficial Ownership Limitation) determined by dividing the stated value of such share ($1,000) by the conversion price, which is $5.50 (subject to adjustment).

The Company shall not effect any conversion of the Series C Convertible Preferred Stock, and a holder shall not have the right to convert any portion of the Series C Convertible Preferred Stock, to the extent that after giving effect to the conversion sought by the holder such holder (together with such holder’s Attribution Parties (as defined in the Certificate of Designation)) would beneficially own more than 4.99% (or upon election by a holder, 19.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon such conversion (the “Beneficial Ownership Limitation”). Notwithstanding anything to the contrary in the Certificate of Designation, until the Company has obtained Stockholder Approval, the Company may not issue upon the conversion of any share of Series C Convertible Preferred Stock a number of shares of common stock which, when aggregated with any shares of common stock issued upon conversion of any other shares of Series C Convertible Preferred Stock, would exceed 706,620 (subject to adjustment).

Stock-Based Compensation

Stock-based compensation expense recognized under ASC 718-10 for the three months ended March 31, 2021 and 2020, was $76,301 and $8,100, respectively, for stock options granted to employees and directors. This expense is included in selling, general and administrative expenses in the unaudited consolidated statements of operations. Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At March 31, 2021, the total compensation cost for stock options not yet recognized was $284,784. This cost will be recognized over the remaining vesting term of the options ranging from one to three years.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Employee Stock Options

A maximum of 178,572 shares were made available for grant under the 2016 Equity Incentive Plan, as amended (the “2016 Plan”), and all outstanding options under the Plan provide a cashless exercise feature. The maximum number of shares was increased by shareholder approval to 321,429.  The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, at their sole discretion. The aggregate number of shares with respect to which options or stock awards may be granted under the 2016 Plan and the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, or similar event. As of March 31, 2021, and December 31, 2020, options to purchase 311,898 shares of common stock and 311,898 shares of common stock were outstanding under the 2016 Plan, respectively. On April 1, 2020, the Board of Directors cancelled 161,402 options previously granted to existing employees and granted 310,290 options, of which 160,866 were replaced with new options carrying a $6.00 exercise price and a further 149,424 options were issued to existing employees, officers and directors carrying a $4.74 strike price with a vesting period ranging from 9 months to 21 months. On April 1, 2020 the new stock options issued had a fair value of $370,312. The options that were cancelled and replaced were accounted for by valuing the original options on the day before they were cancelled and valuing the new options on the day of issuance. The inputs used were a stock price of $4.74 on the day of cancellation and $4.70 on the day of issuance, expected term of 2.5 years, expected volatility of 81%, no anticipated dividend and an interest rate of 0.255%. The difference between the valuations were recorded as one-time option expense given that options cancelled were already vested and the replacement options were immediately vested. The one-time expense for this cancellation and issuance was $102,800. The strike price of the cancelled options was $14.00.

In addition to the 140,000 non-plan stock options issued during 2020 as an incentive hiring bonus, during the first quarter of 2021, the Company’s Board of Directors granted 20,000 non-plan stock options with a strike price of $4.32 per share to its new VP of Product Innovation.  These options were awarded as a one-time award as a hiring incentive and have a fair value of $52,758 as of January 4, 2021. The issuance of these options generated stock option compensation expense this quarter in the amount of $7,685 and a balance of unamortized stock option compensation expense of $45,073, that will be expensed over the next 2.75 years.

Warrants

No warrants have been issued during the first quarter of 2021.

NOTE 7 - REVENUE

Revenue Recognition and Contract Accounting

The Company generates revenue from four sources: (1) Technology Systems; (2) AI Technology; (3) Technical Support; and (4) Consulting Services.

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on technology systems revenue are recognized based on ASC 606-10-25-27, where control of a good or service transfers over time if the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date including a profit margin or reasonable return on capital. Control is deemed to pass to the customer instantaneously as the goods are manufactured and revenue is recognized accordingly.

In addition, the Company has adopted ASC 606-10-55-21 such that if the cost incurred is not proportionate to the progress in satisfying the performance obligation, we adjust the input method to recognize revenue only to the extent of the cost incurred. Therefore, the Company will recognize revenue at an equal amount to the cost of the goods to satisfy the performance obligation. To accurately reflect revenue recognition based on the input method, the Company has adopted the implementation guidance as set out in ASC 606-10-55-187 through 192.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “contract assets”. Any billings of customers more than recognized revenues are recorded as a liability in “contract liabilities”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

Contract Assets

Contract assets on uncompleted contracts represent costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At March 31, 2021 and December 31, 2020, contract assets on uncompleted contracts consisted of the following:

	March 31, 2021	December 31. 2020
Costs and estimated earnings recognized	$1,679,930	$4,152,850
Less: Billings or cash received	(1,642,364)	(4,050,392)
Contract assets	$37,566	$102,458

Contract Liabilities

Contract liabilities on uncompleted contracts represent billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the input method, which recognizes revenue only to the extent of the cost incurred.

At March 31, 2021 and December 31, 2020, contract liabilities on uncompleted contracts consisted of the following:

	March 31, 2021	December 31. 2020
Billings and/or cash receipts on uncompleted contracts	$2,530,216	$2,978,007
Less: Costs and estimated earnings recognized	(2,364,183)	(2,268,454)
Contract liabilities	$166,033	$709,553

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

Artificial Intelligence

The Company has begun to derive revenue from applications that incorporate artificial intelligence (AI) in the form of predetermined algorithms to provide important operating information to the users of our systems. The revenue generated from these applications of AI consists of an annual application maintenance fee which will be recognized ratably over the year, plus fees for the design, development, testing and incorporation of new algorithms into the system which will be recognized upon completion of each deliverable.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

Consulting Services

The Company’s consulting services business generates revenues under contract with customers from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales; and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve performance obligations:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third-party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short-term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one-year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our consulting services business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Disaggregation of Revenue

The Company is following the guidance of ASC 606-10-55-296 and 297 for disaggregation of revenue. Accordingly, revenue has been disaggregated according to the nature, amount, timing and uncertainty of revenue and cash flows. We are providing qualitative and quantitative disclosures.

Qualitative:

1.	We have four distinct revenue sources:

a.	Turnkey, engineered projects;

b.	Associated maintenance and support services;

c.	Licensing and professional services related to auditing of data center assets;

d.	Predetermined algorithms to provide important operating information to the users of our systems.

2.	We currently operate in North America including the USA, Mexico and Canada.

3.	Our customers include rail transportation, commercial, petrochemical, government, banking and IT suppliers.

4.	Our contracts are fixed price and fall into two duration types:

a.	Turnkey engineered projects and professional service contracts that are less than one year in duration and are typically two to three months in length; and

b.	Maintenance and support contracts ranging from one to five years in length.

5.	Transfer of goods and services are over time.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

Quantitative:

For the Three Months Ended March 31, 2021

Segments	Rail	Commercial	Government	Banking	IT Suppliers	Artificial Intelligence	Total
Primary Geographical Markets

North America	$1,757,446	$55,842	$28,560	$22,829	$132,977	$157,100	$2,154,754

Major Goods and Service Lines

Turnkey Projects	$1,323,322	$—	$8,339	$1,537	$—	$—	$1,333,198
Maintenance & Support	434,124	55,842	20,221	21,292	—	—	531,479
Data Center Auditing Services	—	—	—	—	130,592	—	130,592
Software License	—	—	—	—	2,385	—	2,385
Algorithms	—	—	—	—	—	157,100	157,100
	$1,757,446	$55,842	$28,560	$22,829	$132,977	$157,100	$2,154,754

Timing of Revenue Recognition

Goods transferred over time	$1,323,322	$—	$8,339	$1,537	$132,977	$157,100	$1,623,275
Services transferred over time	434,124	55,842	20,221	21,292	—	—	531,479
	$1,757,446	$55,842	$28,560	$22,829	$132,977	$157,100	$2,154,754

For the Three Months Ended March 31, 2020

Segments	Rail	Commercial	Government	Banking	IT Suppliers	Total
Primary Geographical Markets

North America	$713,258	$74,335	$27,149	$44,119	$132,084	$990,945

Major Goods and Service Lines

Turnkey Projects	$481,110	$8,622	$—	$23,942	$—	$513,674
Maintenance & Support	232,148	65,713	27,149	20,177	—	345,187
Data Center Auditing Services	—	—	—	—	129,699	129,699
Software License	—	—	—	—	2,385	2,385
	$713,258	$74,335	$27,149	$44,119	$132,084	$990,945

Timing of Revenue Recognition

Goods transferred over time	$481,110	$8,622	$—	$23,942	$132,084	$645,758
Services transferred over time	232,148	65,713	27,149	20,177	—	345,187
	$713,258	$74,335	$27,149	$44,119	$132,084	$990,945

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

NOTE 8 – RELATED PARTY TRANSACTIONS

On August 1, 2012, the Company entered into an independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida limited liability company, owned by our Chief Technology Officer, David Ponevac. The Services Agreement provides that Luceon will provide support services including management, coordination or software development services and related services to duostech. In January 2019, additional services were contracted with Luceon for TrueVue360 primarily for software development through the provision of 7 additional full-time contractors located in Slovakia at a cost of $16,250 for January initially, rising to $25,583 after fully staffed, per month starting February 2019. This is in addition to the existing contract of $7,480 per month for duostech for 4 full-time contractors which increased to $8,231 per month in June of 2019. During 2020 efforts in reducing cost, Luceon reduced its staff for the TrueVue360 software development team from a staff of 7 to 3 full-time employees at a cost of $11,666 per month starting June 1, 2020. As of January 1, 2021, the Company no longer records activities in TrueVue360 and has combined billings for a total of $20,986 per month. For the three months ended March 31, 2021 and 2020, the total amount expensed is $62,958 and $104,709, respectively. The Company has a payable balance at March 31, 2021 in the amount of $20,986 which is included in accounts payable in the accompanying unaudited consolidated financial statements.

NOTE 9 – SUBSEQUENT EVENTS

On April 7, 2021, one shareholder elected to exercise 3,429 warrants using the cashless exercise feature. A total of 1,054 shares of common stock were issued and the warrant was cancelled.

On April 9, 2021, one shareholder elected to exercise 1,429 warrants using the cashless exercise feature. A total of 442 shares of common stock were issued and the warrant was cancelled.

On April 28, 2021, one shareholder elected to exercise 14,286 warrants using the cashless exercise feature. A total of 2,711 shares of common stock were issued and the warrant was cancelled.

On May 3, 2021, one shareholder elected to exercise 3,572 warrants using the cashless exercise feature. A total of 599 shares of common stock were issued and the warrant was cancelled.

818,182 Shares of Common Stock issuable upon Conversion of Series C Convertible Preferred Stock

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PROSPECTUS

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June 3, 2021